Exhibit 10.20

EXECUTION VERSION

$850,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

SPIRIT FINANCE CORPORATION,

REDFORD HOLDCO, LLC,

as Holdings and a Guarantor,

THE OTHER GUARANTORS PARTY HERETO,

SPV PURCHASER,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

WILMINGTON TRUST COMPANY, as successor to

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent and as Collateral Agent

Dated as of July 8, 2011

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2

SECTION 1.1. DEFINED TERMS	2
SECTION 1.2. OTHER INTERPRETIVE PROVISIONS	2

ARTICLE II AMOUNT AND TERMS OF COMMITMENTS	2

SECTION 2.1. THE LOANS	2
SECTION 2.2. [INTENTIONALLY OMITTED]	2
SECTION 2.3. REPAYMENT OF PRINCIPAL	2
SECTION 2.4. OPTIONAL PREPAYMENTS	2
SECTION 2.5. MANDATORY PREPAYMENTS	2
SECTION 2.6. CONVERSION AND CONTINUATION OPTIONS	2
SECTION 2.7. LIMITATIONS ON EURODOLLAR TRANCHE	2
SECTION 2.8. INTEREST RATES AND PAYMENT DATES	2
SECTION 2.9. COMPUTATION OF INTEREST AND FEES	2
SECTION 2.10. INABILITY TO DETERMINE INTEREST RATE	2
SECTION 2.11. PRO RATA TREATMENT AND PAYMENTS	2
SECTION 2.12. REQUIREMENTS OF LAW	2
SECTION 2.13. TAXES	2
SECTION 2.14. INDEMNITY	2
SECTION 2.15. CHANGE OF LENDING OFFICE	2
SECTION 2.16. REPLACEMENT OF LENDERS	2
SECTION 2.17. NOTES	2
SECTION 2.18. BY THE SPV PURCHASER	2
SECTION 2.19. SUBORDINATION OF SUBORDINATED OBLIGATIONS	2

ARTICLE III REPRESENTATIONS AND WARRANTIES	2

SECTION 3.1. FINANCIAL STATEMENTS; PROJECTIONS	2
SECTION 3.2. NO CHANGE	2
SECTION 3.3. EXISTENCE; REIT STATUS; COMPLIANCE WITH LAW	2
SECTION 3.4. POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS	2
SECTION 3.5. NO LEGAL BAR	2
SECTION 3.6. LITIGATION	2
SECTION 3.7. NO DEFAULT	2
SECTION 3.8. PROPERTIES	2
SECTION 3.9. INTELLECTUAL PROPERTY	2
SECTION 3.10. TAXES	2
SECTION 3.11. FEDERAL REGULATIONS	2
SECTION 3.12. LABOR MATTERS	2
SECTION 3.13. ERISA	2
SECTION 3.14. INVESTMENT COMPANY ACT; OTHER REGULATIONS	2
SECTION 3.15. USE OF PROCEEDS	2
SECTION 3.16. ENVIRONMENTAL MATTERS	2

i

SECTION 3.17. ACCURACY OF INFORMATION, ETC.	2
SECTION 3.18. SECURITY DOCUMENTS	2
SECTION 3.19. SOLVENCY	2
SECTION 3.20. ANTI-TERRORISM LAWS	2

ARTICLE IV CONDITIONS PRECEDENT	2

SECTION 4.1. CONDITIONS TO CLOSING DATE	2

ARTICLE V AFFIRMATIVE COVENANTS	2

SECTION 5.1. FINANCIAL STATEMENTS	2
SECTION 5.2. EXISTENCE; BUSINESSES AND PROPERTIES	2
SECTION 5.3. INSURANCE	2
SECTION 5.4. TAXES	2
SECTION 5.5. NOTICES	2
SECTION 5.6. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS; ANNUAL MEETINGS	2
SECTION 5.7. ERISA	2
SECTION 5.8. COMPLIANCE WITH ENVIRONMENTAL LAWS	2
SECTION 5.9. [INTENTIONALLY OMITTED]	2
SECTION 5.10. ADDITIONAL COLLATERAL; ADDITIONAL GUARANTEES	2
SECTION 5.11. SECURITY INTERESTS; FURTHER ASSURANCES	2
SECTION 5.12. INFORMATION REGARDING COLLATERAL	2
SECTION 5.13. ACCOUNTS; CASH MANAGEMENT	2
SECTION 5.14. MAINTENANCE OF CORPORATE RATING	2
SECTION 5.15. ASSIGNMENT AND ASSUMPTION AGREEMENT	2
SECTION 5.16. PERFORMANCE OF MATERIAL CONTRACTS; ETC.	2
SECTION 5.17. SECTION 5.17 REPORT	2
SECTION 5.18. AVAILABLE CASH SWEEP	2
SECTION 5.18. AVAILABLE CASH SWEEP	2
SECTION 5.19. NET CASH PROCEEDS ACCOUNT	2
SECTION 5.20. TERMINATION OF SECTIONS 5	2

ARTICLE VI NEGATIVE COVENANTS	2

SECTION 6.1. CONDUCT OF BUSINESS	2
SECTION 6.2. INDEBTEDNESS	2
SECTION 6.3. LIENS	2
SECTION 6.4. FUNDAMENTAL CHANGES	2
SECTION 6.5. DISPOSITION OF PROPERTY	2
SECTION 6.6. RESTRICTED PAYMENTS	2
SECTION 6.7. INVESTMENTS	2
SECTION 6.8. FINANCIAL COVENANTS	2
SECTION 6.9. TRANSACTIONS WITH AFFILIATES	2
SECTION 6.10. SALE LEASEBACK TRANSACTIONS	2
SECTION 6.11. HEDGE AGREEMENTS	2
SECTION 6.12. CHANGES IN FISCAL PERIODS	2
SECTION 6.13. NEGATIVE PLEDGE CLAUSES	2

SECTION 6.14. CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS	2
SECTION 6.15. AMENDMENTS TO MATERIAL CONTRACTS	2
SECTION 6.16. AMENDMENTS TO ORGANIZATIONAL DOCUMENTS	2
SECTION 6.17. ACTIVITIES OF HOLDINGS	2
SECTION 6.18. ACTIVITIES OF SUBSIDIARY GUARANTORS	2
SECTION 6.19. ANTI-TERRORISM LAWS; ANTI-MONEY LAUNDERING	2
SECTION 6.20. EMBARGOED PERSONS	2
SECTION 6.21. INTEGRATION OF MANAGEMENT COMPANY	2

ARTICLE VII GUARANTEE	2

SECTION 7.1. THE GUARANTEE	2
SECTION 7.2. OBLIGATIONS UNCONDITIONAL	2
SECTION 7.3. REINSTATEMENT	2
SECTION 7.4. SUBROGATION; SUBORDINATION	2
SECTION 7.5. REMEDIES	2
SECTION 7.6. INSTRUMENT FOR THE PAYMENT OF MONEY	2
SECTION 7.7. CONTINUING GUARANTEE	2
SECTION 7.8. GENERAL LIMITATION ON CONTINGENT OBLIGATIONS	2
SECTION 7.9. RELEASE OF GUARANTORS	2

ARTICLE VIII EVENTS OF DEFAULT	2

SECTION 8.1. EVENT OF DEFAULT	2
SECTION 8.2. APPLICATION OF PROCEED	2
SECTION 8.3. SPONSOR REVIEW EVENTS	2

ARTICLE IX THE AGENTS	2

SECTION 9.1. APPOINTMENT AND AUTHORITY	2
SECTION 9.2. DELEGATION OF DUTIES	2
SECTION 9.3. EXCULPATORY PROVISIONS	2
SECTION 9.4. RELIANCE BY AGENTS	2
SECTION 9.5. NOTICE OF DEFAULT	2
SECTION 9.6. NON-RELIANCE ON AGENTS AND OTHER LENDERS	2
SECTION 9.7. INDEMNIFICATION	2
SECTION 9.8. AGENTS IN THEIR INDIVIDUAL CAPACITIES	2
SECTION 9.9. SUCCESSOR AGENT	2
SECTION 9.10. NO OTHER DUTIES, ETC.	2
SECTION 9.11. CONCERNING THE LOAN DOCUMENTS	2

ARTICLE X MISCELLANEOUS	2

SECTION 10.1. AMENDMENT AND WAIVERS	2
SECTION 10.2. NOTICES	2
SECTION 10.3. NO WAIVER; CUMULATIVE REMEDIES	2
SECTION 10.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES	2
SECTION 10.5. EXPENSES; INDEMNITY; DAMAGE WAIVER	2
SECTION 10.6. SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS	2
SECTION 10.7. ADJUSTMENTS; SET OFF	2
SECTION 10.8. COUNTERPARTS; ELECTRONIC EXECUTION	2

SECTION 10.9. SEVERABILITY	2
SECTION 10.10. INTEGRATION	2
SECTION10.11. GOVERNING LAW	2
SECTION 10.12. SUBMISSION TO JURISDICTION; WAIVERS	2
SECTION 10.13. WAIVER OF JURY TRIAL	2
SECTION 10.14. HEADINGS	2
SECTION 10.15. ACKNOWLEDGEMENTS	2
SECTION 10.16. RELEASES OF GUARANTEES AND LIENS	2
SECTION 10.17. CONFIDENTIALITY	2
SECTION 10.18. USA PATRIOT ACT NOTIFICATION	2
SECTION 10.19. MAXIMUM AMOUNT	2
SECTION 10.20. ADDENDUM	2
SECTION 10.21. INTERCREDITOR AGREEMENTS	2

SCHEDULES:
1.1A	Term Commitments
2.1(b)	TLB and TLC Allocations by Lender at Effective Date
3.3	Subsidiaries
3.4	Consents, Authorizations, Filings and Notices
3.6	Litigation
3.7(a)	Surviving Debt
3.7(b)	Liens
3.16	Environmental Matters
5.10	Subsidiary Guarantors
5.16	Material Contracts
6.1	Business Description
6.5(p)	Purchase and Sale Agreements
6.13	Negative Pledges
6.14	Subsidiary Distribution Restrictions

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D	Form of Prepayment Option Notice
E	Form of Exemption Certificate
F	Form of Loan Note
G	Form of Perfection Certificate
H	Form of Security Agreement
I	Form of Assumption Agreement
J	Form of Guaranty Joinder
K	Form of Intercreditor Agreement
L	Form of Mortgage
M-l	Form of Section 5.17 Certificate
M-2	Form of Section 5.17 Report
N	Form of Discounted Purchase Notice
O	Form of Lender Proposal
P	Form of Monthly Portfolio Report
Q	Conversion Agreement
R	Registration Agreement
S	Joinder Agreement

v

IF THE TERM LOAN C SHOULD CONSTITUTE A “SECURITY” FOR PURPOSE OF U.S. SECURITIES LAWS, LENDERS AND POTENTIAL LENDERS ARE HEREBY NOTIFIED THAT THE TERM LOAN C EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE TERM LOAN C EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH SUBSEQUENT TLC LENDER IS REQUIRED TO, NOTIFY ANY ASSIGNEE OF TERM LOAN C EVIDENCED HEREBY OF SUCH RESALE RESTRICTIONS.

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 8, 2011, among SPIRIT FINANCE CORPORATION, a Maryland corporation and a real estate investment trust (as successor by merger to REDFORD MERGER CO., the “Company”), REDFORD HOLDCO, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1), the SPV Purchaser, the several banks and other financial institutions or entities from time to time parties to this Agreement, and WILMINGTON TRUST COMPANY “WTC”, as successor to Credit Suisse, Cayman Islands Branch, (“Credit Suisse”), as Administrative Agent and as Collateral Agent.

W I T N E S S E T H:

WHEREAS, in connection with the Acquisition, Redford Merger Co., a Maryland corporation (the “Initial Borrower “ or “Merger Sub “), was merged with and into the Company;

WHEREAS, the Sponsor has formed and controls Holdings, which acquired all of the common stock of the Company (the “Acquisition”) pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of March 12,2007, among Holdings, Merger Sub and the Company. In connection with the Acquisition, Merger Sub was merged (the “Merger”) with and into the Company, with the Company surviving as a subsidiary of Holdings and whereby 100% of its common stock, par value $0.01 per share, is owned by Holdings. In connection with the Acquisition and the Merger, (a) the Borrower obtained the Loans under and as defined in that certain Credit Agreement, dated as of August 1, 2007 (as amended by the First Amendment, and as further amended by the Second Amendment, the “Existing Credit Agreement”), among the Company, Holdings, the Subsidiary Guarantors and Credit Suisse, as Administrative Agent and Collateral Agent, (b) the Sponsor and the Co-Investors contributed, through Holdings, cash equity to the Borrower in an aggregate amount that was not less than (after taking into account the borrowing of Loans under the Existing Credit Agreement) the aggregate amount necessary to consummate the Acquisition and the other Transactions (as hereinafter defined) (provided that (A) such contribution was not fee less than the greater of (x) $876,600,000 and (y) twenty (20) percent of the total sources necessary to consummate the Transactions (of which approximately $80,000,000 was made on March 21, 2007); and (B) up to $50,000,000 of such contribution was permitted to be made in the form of management roll-over equity (the “Equity Contribution”), and (c) fees, costs and expenses in connection with the foregoing were incurred in an aggregate amount not to exceed $80,700,000 and were to be paid (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”;

WHEREAS, the Initial Borrower obtained the financing provided under the Existing Credit Agreement to (a) consummate the Acquisition and the Merger and (b) to pay the Transaction Costs;

WHEREAS, immediately following the closing of the Acquisition, the Company assumed (the “Assumption”) any and all Obligations of the Initial Borrower under the Existing Credit Agreement and each of the Subsidiary Guarantors became party to the Existing Credit Agreement pursuant to an assumption agreement substantially in the form of Exhibit I to the Existing Credit Agreement (the “Assumption Agreement”);

WHEREAS, the Borrower agreed to secure all of its Obligations and each of the Guarantors agreed to guarantee (or, in the case of the Subsidiary Guarantors, guaranteed upon becoming a party to the Existing Credit Agreement pursuant to the Assumption Agreement) the Obligations of the Borrower and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in the Collateral;

WHEREAS, pursuant to the Third Amendment, the parties thereto intend that the Loans be redesignated as two separate tranches of Loans as provided herein, one of which tranches shall be designated as TLB as provided herein, and shall have, subject to and except as modified by the provisions hereof, the same rights and privileges such Loans had prior to the redesignation, and the other such tranche shall be designated as TLC as provided herein, and shall have, subject to the provisions hereof, the same rights and privileges as such Loans had prior to such redesignation but shall be subject to the rights and obligations of the parties, including the Conversion Option, as set forth in the Conversion Agreement and the other Conversion Documents;

WHEREAS, in connection with the execution and delivery of the Third Amendment, the Borrower and certain Lenders (the “Electing Lenders”) are entering into, inter alia, (i) a Conversion Agreement in the form attached hereto as Annex Q (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, the “Conversion Agreement”), pursuant to which each Electing Lender will, among other things, grant to the Company the right to convert all or a portion of the TLC held by such Electing Lender into common stock of the Company in connection with a Qualifying IPO on the terms and conditions set forth in the Conversion Agreement (the “Conversion Option”), (ii) a Registration Agreement in the form attached hereto as Annex R (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, the “Registration Agreement”) and (iii) the Joinder Agreement in the form attached hereto as Annex S (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, the “Joinder Agreement”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance Date” shall have the meaning assigned to such term in Section 2.18(a).

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Documentation” shall mean collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Administrative Agent” shall mean WTC, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity appointed in accordance with the terms hereof.

“Affiliate” means:

    (a)     with respect to any Person that is an Investment Fund or holds Units for an Investment Fund, any other Person which is advised by, or the business, operations or assets of which are managed (whether solely or jointly with others) from time to time by or whose parent is managed by, the manager or adviser of the Investment Fund (or a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that manager or adviser); provided, however:

    (b)     the term “adviser” shall mean an entity which provides a Person with advice in relation to the management of investments of that Person, which, in the case of an Investment Fund (other than in relation to actually making decisions to implement such advice), is substantially the same as the services which would be provided by a manager of the Investment Fund and such adviser effectively forms part of the structure of the Investment Fund; and

    (c)     the term “manager” with respect to any Investment Fund shall mean any general partner, trustee, responsible entity, nominee, manager, adviser or other entity performing a similar function with respect to such Investment Fund;

    (d)     with respect to any Person that is not an Investment Fund and does not hold Units for an Investment Fund, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, or contract; provided, however, that for purposes of Section 6.6 and Section 6.9 and the definition of Eligible Assignee, “Affiliate” shall also include any Person that beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) more than 10% of any class of Equity Interests of the Person specified.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, the amount of such Lender’s Obligations then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Annualized Basis” shall mean, with respect to the determination of any amount for any period (for purposes of this definition, the “Subject Period”), the product obtained by multiplying (a) the amount accrued during the period commencing with (and including) the Closing Date and ending on the last day of the Subject Period and (b) the quotient obtained by dividing (i) 365 by (ii) the number of days from (and including) the Closing Date to (and including) the last day of the Subject Period.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20.

“Applicable Margin” shall mean, a rate per annum equal to (a) with respect to ABR Loans, 2.00% and (b) with respect to Eurodollar Loans, 3.00%.

“Applicable Purchase Rate” shall have the meaning assigned to such term in Section 2.18(a).

“Approved Fund” shall have the meaning assigned to such term in Section 10.6(b)(ii).

“Asset Sale Basket” shall have the meaning assigned to such term in Section 6.6(p).

“Asset Swap” shall mean the substantially concurrent purchase and sale of Real Property between the Borrower or any of its Subsidiaries, on one hand, and another Person that is not the Borrower or a Subsidiary of the Borrower, on the other hand; provided that (i) any cash received by the Borrower or any of its Subsidiaries shall be treated as the proceeds of a Disposition and shall be subject to the requirements of Section 2.5(a) and (ii) if any cash is paid by the Borrower or any of its Subsidiaries, such purchase and sale shall be subject to the requirements of Section 6.7(l).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit C.

“Assumption” shall have the meaning assigned to such term in the recitals hereto.

“Assumption Agreement” shall have the meaning assigned thereto in the recitals.

“Available Excess Cash Flow” shall mean, at any time,

(a)    the sum of Excess Cash Flow, if positive, for each Fiscal Quarter since the Closing Date (commencing with the Fiscal Quarter ending September 30,2007) for which the Administrative Agent shall have received financial statements required to be delivered to it pursuant to Section 5.1(a) or (b), as applicable, and the related Compliance Certificate pursuant to Section 5.1(c), minus

(b)    if negative, Excess Cash Flow for each such Fiscal Quarter,

minus

(c)    the aggregate amount of Restricted Payments theretofore made pursuant to clauses (b), (c) and (d) of Section 6.6,

minus

(d)    the aggregate amount of Investments made pursuant to Section 6.7(n) that are then outstanding (without giving effect to the proviso to Section 6.7).

“Benefitted Lender” shall have the meaning assigned to such term in Section 10.7(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall mean (a) at all times prior to the effectiveness of the Assumption, the Initial Borrower and (b) at all times thereafter, the Company.

“Borrowing” shall mean the Loans made on the Closing Date.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Call Premium” has the meaning given to that term in the Conversion Agreement.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Group Members) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries; provided that Capital Expenditures shall not include expenditures made in accordance with the terms of this Agreement (i) to restore or repair assets to the condition of such assets immediately prior to the occurrence of a Recovery Event with respect to such assets, to the extent such expenditures are made with insurance proceeds or condemnation awards relating to such Recovery Event, in accordance with Section 2.5(a), or (ii) that are made with Net Cash Proceeds which are reinvested in accordance with Section 2.5(a).

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property with a value in excess of $1,000,000, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-l by S&P or P-l by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Flow Available for Debt Service” shall mean, in respect of any period,

(a)    Net Operating Income for such period (less the amount added pursuant to clause (b)(iv) of the definition of “Net Operating Income”);

plus

(b)    without duplication, principal repayments during such period received by (or forwarded to) the Borrower or any Subsidiary Guarantor during such period in respect of loan receivables;

minus

(c)    Maintenance Capital Expenditures during such period, but excluding any such Capital Expenditures funded with Net Equity Proceeds received by the Borrower substantially concurrently with the making of such Capital Expenditures.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, all or any part of any property of Holdings or any of its Subsidiaries.

“Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change of Control” shall mean (a) Holdings at any time ceases to own, directly or indirectly, 100% of the Equity Interests (other than Spirit Preferred Stock) of the Borrower; (b) prior to an IPO, the Sponsor and Co-Investors, collectively, shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock of Holdings representing more than 51 % of the voting power of the total outstanding Equity Interests entitled to vote in an election of directors of Holdings; and (c) upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act), other than the Sponsor or one or more Co-Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Equity Interests of Holdings representing more than 25% of the voting power of the total outstanding Equity Interests of Holdings entitled to vote in an election of directors of Holdings.

For purposes of the definition of “Change of Control”, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement, the Conversion Agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any of the Sponsor or a Co-Investor shall be deemed to be the beneficial owner of any Units owned by an Investment Fund to the extent such Investment Fund is managed by the Sponsor or such Co-Investor (whether solely or together with one or more of any other Co-Investors) in which the Sponsor or such Co-Investor, acting in such role, has the practical capacity to determine the outcome of day-to-day decisions relating to the management and operations of such Investment Fund.

“Change In GAAP Cash” means the cash and cash equivalents of the Borrower as set forth in its consolidated balance sheet for the Fiscal Quarter then being reported upon, minus the cash and cash equivalents of the Borrower as set forth in its consolidated balance sheet for the Fiscal Quarter prior to such Fiscal Quarter being reported on.

“Closing Date” shall mean August 1, 2007.

“Closing Material Adverse Effect” shall mean a material adverse effect on (x) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and its subsidiaries, taken as a whole, (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, the Merger Agreement prior to the Outside Date (as defined in the Merger Agreement), or (z) the ability of (i) the Company to qualify as a REIT prior to the Effective Time (as defined in the Merger Agreement) or (ii) the Company to qualify as a REIT after the Effective Time, disregarding solely for this purpose the consummation of the Merger; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Closing Material Adverse Effect shall have occurred under clause (x) of this definition:

(a)    changes arising out of or resulting from the announcement of the Merger Agreement;

(b)    changes in the economy or financial markets, including, without limitation, prevailing interest rates and market conditions, generally in the United States or globally or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Company or any of its subsidiaries as compared to other companies in the industry in which the Company and its subsidiaries operate;

(c)    changes that are proximately caused by factors generally affecting the industry in which the Company and its subsidiaries operate, except to the extent any of the same disproportionately affects the Company or any of its subsidiaries;

(d)    changes in, or in the application of, GAAP;

(e)    changes in applicable laws, except to the extent any of the same disproportionately affects the Company or any of its subsidiaries as compared to other companies in the industry in which the Company and its subsidiaries operate;

(f)    any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of the Merger Agreement and prior to the Closing Date;

provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Closing Material Adverse Effect; and

(g)    a decline in the per share stock price of the Company Shares (as defined in the Merger Agreement) on the New York Stock Exchange, Inc.; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a Closing Material Adverse Effect.

For purposes of the definition of “Closing Material Adverse Effect”, the industry in which the Company and its subsidiaries operate shall be the industry of acquiring and investing in triple net lease real estate located in the United States.

“CMBS Mortgage Financing” means the issuance of commercial mortgage backed securities or other commercial mortgage financing and similar Real Property related financings entered into by any Real Estate Owning SPE of the Borrower that is directly collateralized by Real Property.

“Co-Investors” shall mean (i) Macquarie Investment Holdings No. 2 Pty Limited (formerly known as Macquarie European Investments Pty Limited), Kaupthing Bank, hf, TPG-Axon Overseas Funds, Gandhara Master Fund Limited, Access Capital Funds and Och-Ziff Overseas Funds (each of which beneficially owns Voting Stock of Holdings on the Closing Date through the Redford Australian Investment Trust) and their respective Affiliates, (ii) TPG-Axon Domestic Funds and Och-Ziff Domestic Funds (each of which directly owns Voting Stock of Holdings on the Closing Date) and their respective Affiliates and (iii) Christopher H. Volk and Morton H. Fleischer and their respective Affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the assets of the Loan Parties, now owned or hereafter acquired, upon which a security interest is granted to the Administrative Agent, for the benefit of the Secured Parties, by any Security Document.

“Collateral Agent” shall mean WTC, together with its affiliates, as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Concentration Account” shall have the meaning assigned to such term in Section 5.13(a).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall be entitled to receive any greater amount pursuant to Sections 2.12, 2.13, 2.14 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum, dated May 2007, and furnished to certain Lenders.

“Contested Collateral Lien Condition” shall mean, with respect to any Permitted Lien of the type described in clauses (d) and (e) of Section 6.3, the condition that, unless the Administrative Agent otherwise consents, to the extent such Lien is in an amount in excess of $500,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or standard contractual indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Conversion Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Conversion Documents” shall mean the collective reference to the Conversion Agreement, the Registration Agreement, the Joinder Agreement, the Stockholder Rights Agreement and all other documents, instruments and securities entered into or issued pursuant to any of the foregoing, together with any amendments, restatements, supplements or other modifications thereto, in accordance with the terms thereof.

“Conversion Option” shall have the meaning assigned to such term in the recitals hereto.

“Credit Suisse” shall have the meaning assigned to such term in the preamble.

“CS Swap” means that certain hedging transaction between Credit Suisse International (“CSIN”) and the Borrower with Risk ID. 447727099, having a Trade Date of August 1,2007, an effective date of August 1, 2007, and a termination date of August 1,2013, which was evidenced by a letter agreement (the “Confirmation”) dated as of August 15, 2007, between CSIN and the Borrower, which Confirmation incorporates by reference the terms of the 1992 ISDA Master Agreement and incorporates certain provisions deemed to be part of a Schedule to the incorporated printed form of ISDA Master Agreement.

“Deleveraging Event” means (i) any Discounted Purchase of Discounted Purchased Loans, (ii) the termination of the CS Swap, and/or (iii) any repurchase, cancellation, retirement, repayment or other equivalent thereof or similar event of any Indebtedness of the Borrower or any of its Subsidiaries at a discount.

“Default” shall mean any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deferred Acquisition Payment” shall mean any payment in respect of an obligation, whether fixed or contingent, arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests, assets or otherwise) and payable to the seller or sellers thereof following the closing of such acquisition, including obligations in respect of deferred purchase price or “earn-outs” or other contingent payments (whether based on revenue or otherwise).

“Discount Range” shall have the meaning assigned to such term in Section 2.18(a).

“Discounted Purchase” shall have the meaning assigned to such term in Section 2.18(a).

“Discounted Purchase Notice” shall have the meaning assigned to such term in Section 2.18(a).

“Discounted Purchase Option Date” shall mean the one year anniversary of the Second Amendment Effective Date or such later date as may be extended by agreement between the Company and the Required Lenders.

“Discounted Purchase Settlement Notice” shall have the meaning assigned to such term in Section 2.18(a).

“Discounted Purchased Loans” shall mean Loans purchased by the SPV Purchaser in accordance with Section 2.18(a).

“Disposition” shall mean with respect to any property (including, without limitation, Equity Interests of the Borrower or any of its Subsidiaries), any sale, lease that is not entered into in the ordinary course of the Borrower’s business as set forth in Section 6.1, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof and any issuance of Equity Interests of any Borrower or any of its Subsidiaries; provided that a Casualty Event does not constitute a Disposition. The term “Dispose” shall have a correlative meaning.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” has the meaning assigned to such term in the Third Amendment.

“Electing Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course, (c) for purposes of Discounted Purchases, the SPV Purchaser or (d) for purposes of the TLC Purchase, the SPV Purchaser; provided that except as provided in clauses (c) and (d), neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee; provided that, no TLC Lender shall be permitted to hold more than $150,000,000 in principal amount of TLC at any one time outstanding, and any assignment to an Eligible Assignee that would otherwise result in such Eligible Assignee holding more than $150,000,000 of TLC shall be void ab initio in respect of the portion of such assignment in excess of $150,000,000, with such excess deemed to remain held by the assigning TLC Lender.

“Embargoed Person” or “Embargoed Persons” shall have the meanings assigned to such terms in Section 6.20.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, written notice, demand, order, action, suit, proceeding or other communication from any third Person alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” shall mean any and all present and future foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, orders, judgments, consent orders, consent decrees, codes, decrees or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or human health and safety as it relates to environmental protection or requiring disclosure, approval or investigation of environmental conditions on the transfer of property, as now or may at any time hereafter be in effect.

“Environmental Matter” shall have the meaning assigned to such term in Section 5.8(b).

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Environmental Report” shall have the meaning assigned to such term in Section 5.8(b).

“Equity Contribution” shall have the meaning assigned to it in the recitals.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated, whether voting or nonvoting) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” has the meaning assigned to such term in the definition of Net Equity Proceeds.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Group Member or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could reasonably be expected to result in the imposition of a lien on the assets of the Borrower or the posting of a bond or other security by the Borrower; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Group Member.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates). In the event that the rate referenced in the preceding sentence is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to major banks in the London interbank market by Credit Suisse for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans” shall mean Loans for which the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning assigned to such term in Section 8.1.

“Excess Cash Account” shall have the meaning assigned to such term in Section 5.18.

“Excess Cash Flow” shall mean, without duplication, with respect to any Fiscal Quarter of the Borrower,

(a)     Net Income for such Fiscal Quarter

plus

(b)     the sum, without duplication, of

(i)     to the extent deducted in the calculation of such Net Income, (A) depreciation and amortization and (B) Interest Expense not payable in cash,

(ii)     principal repayments received by (or forwarded to) the Borrower or any Subsidiary Guarantor during such Fiscal Quarter in respect of loan receivables, and

(iii)     cash payments received by (or forwarded to) the Borrower or any Subsidiary Guarantor during such Fiscal Quarter in respect of unbilled rent receivables previously deducted pursuant to clause (c)(vi) below, minus

(c)     the sum, without duplication, of

(i)     Capital Expenditures made during such Fiscal Quarter, except to the extent funded with Net Equity Proceeds or the Net Cash Proceeds of Indebtedness, in each case received by the Borrower and its Subsidiaries substantially concurrently with the making of such Capital Expenditures,

(ii)     cash used in such Fiscal Quarter to finance Permitted Acquisitions and other acquisitions of Real Property (including any post-closing payments), except to the extent funded with Net Equity Proceeds or the Net Cash Proceeds of Indebtedness, in each case received by the Borrower and its Subsidiaries substantially concurrently with the making of such acquisition,

(iii)     repayments of Indebtedness made by the Borrower and its Subsidiaries during such Fiscal Quarter, but only to the extent that such repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness,

(iv)     cash payments in respect of long-term liabilities (other than Indebtedness) made during such Fiscal Quarter,

(v)     cash expenditures made during such Fiscal Quarter in respect of accruals and reserves in effect as of the Closing Date,

(vi)     the amount, if any, included in Net Income for such Fiscal Quarter in respect of unbilled rent receivables, and

(vii)     cash used in such Fiscal Quarter to make Investments of the type described in clauses (c), (m), (n)(ii), (o) and (t)(i) of Section 6.7,

plus or minus, as the case may be,

(d)     in the case such Fiscal Quarter is the last Fiscal Quarter of a Fiscal Year, without duplication, the net amount of all adjustments to the amounts determined pursuant to the preceding clauses (a) through (c) for the preceding three Fiscal Quarters resulting from the audit referred to in Section 5.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Executive Order” shall have the meaning assigned to such term in Section 3.20.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals to the Third Amendment.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Credit Suisse, from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated March 12, 2007, among Holdings, Credit Suisse and Credit Suisse Securities (USA) LLC.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment” shall mean the First Amendment to the Credit Agreement dated as of April 30, 2009.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens which by operation of law would have priority over the Liens created pursuant to the Security Documents).

“Fiscal Quarter” shall mean any fiscal quarter of a Fiscal Year.

“Fiscal Year” shall mean any of the annual accounting periods of Holdings or the Borrower ending on December 31 of each year (such that references to the 2007 Fiscal Year shall refer to the Fiscal Year ending December 31, 2007).

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower which (a) is organized under the laws of any jurisdiction outside the United States, (b) is treated as a corporation for United States Federal income tax purposes and (c) is not a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean the generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ and the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrower, the Administrative Agent and the Required Lenders, to the extent reasonably required by the Administrative Agent (i) all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) Holdings will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 5.1 (the “Current GAAP Financials”), (1) the financial statements described in such Section based upon GAAP as in effect at the time the relevant financial covenant, standard or term was agreed to (the “Prior GAAP Financials”) and (2) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board (the “FASB”), the Emerging Issues Task Force (“EITF”) of the FASB or, if applicable, the SEC.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” shall mean the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.1.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any crude oil, petroleum, petroleum products or fraction thereof, urea-formaldehyde insulation, molds or fungus, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedge Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Hedge Agreement”.

“Hedge Obligations” shall mean obligations under or with respect to Hedge Agreements.

“Holdco Entity” shall mean a Subsidiary created or existing solely to own Equity Interests of a Real Estate Owning SPE and which has no Indebtedness or other liabilities and which engages in no business other than the ownership of such Real Estate Owning SPE.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Incur” shall have the meaning assigned to such term in Section 6.2 and the terms “Incurred” and “Incurrence” shall have correlative meanings.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (other than trade payables and accrued expenses in the ordinary course of business), but including, for the avoidance of doubt, obligations under the Warehouse Facility; (b) all obligations of such Person for the deferred purchase price of property or services that, in accordance with GAAP, would be included on the balance sheet of such Person and to the extent deferred more than six months (other than current trade payables incurred in the ordinary course of such Person’s business); (c) the face amount of all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) the principal component of all Capital Lease Obligations and all Synthetic Lease Obligations of such Person; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (g) the liquidation value of all Redeemable Equity Interests of such Person; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (i) net Hedging Obligations due and payable in cash or property; (j) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) all obligations of the kind referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee” shall have the meaning assigned to such term in Section 10.5(b).

“Initial Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.3 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States multinational or foreign laws, by contract or otherwise, including copyrights, patents, trademarks, trade names, service marks, including the goodwill of the business symbolized by and connected with the use of trademarks, trade names and service marks, trade secrets, domain names, registrations and applications for any of the foregoing, data, know-how, and proprietary processes, licenses to use or otherwise exploit any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean an agreement substantially in the form of Exhibit K or any other form approved by the Collateral Agent.

“Interest Expense” shall mean, for any period, without duplication, total interest expense (including that attributable to Capital Lease Obligations) of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including, and together with, (i) all commissions, discounts, commitment fees and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and other credit facilities, (ii) net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (iii) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period, and (iv) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; provided that Interest Expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedge Agreements related to interest rates.

“Interest Payment Date” shall mean (a) as to any ABR Loan, the last Business Day of each March, June, September and December (commencing on September 30, 2007) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” shall mean as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending three or six months (and, if agreed to by all applicable Lenders, interest periods of nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending three or six months (and, if available to all Lenders, interest periods of nine or twelve months) thereafter, as selected by the Borrower by notice (any revocation of which shall be subject to Section 2.14) to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)     the Borrower may not select an Interest Period that would extend beyond the Stated Maturity Date;

(iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)     for the avoidance of doubt, in the event the Borrower shall select Interest Periods that result in a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan, the Borrower shall indemnify each Lender in accordance with Section 2.14.

“Interim Section 5.17 Report” shall have the meaning assigned to such term in Section 5.17.

“Investment Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any body corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purpose.

“Investments” shall have the meaning assigned to such term in Section 6.7.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York in which any Person now or hereafter has rights.

“IPO” shall mean the receipt by Holdings of Net Equity Proceeds pursuant to an underwritten public offering on a U.S. national exchange or other reputable major international stock exchange by Holdings (or an entity owning all or substantially all of the Equity Interests in Holdings or the business conducted by Holdings) of its Equity Interests after the Closing Date (i) (A) if such public offering is made on a U.S. national exchange, pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act or (B) if such public offering is made on a reputable major international stock exchange, pursuant to the relevant document in accordance with the securities laws of the jurisdiction of such stock exchange, and (ii) upon and for a period of ten (10) consecutive trading days immediately following such public offering, the aggregate market value of the Equity Interests of Holdings sold in such offering held by non-affiliates (as such term is defined in Rule 405 promulgated under the Securities Act or as such term or equivalent term is defined under the relevant securities laws of the jurisdiction of the applicable major international stock exchange) is equal to or greater than $50,000,000. For the avoidance of doubt, the defined term “IPO” shall not include a “Qualifying IPO”.

“Joinder Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Proposal” shall have the meaning assigned to such term in Section 2.18(a).

“Lenders” shall mean the TLB Lenders and the TLC Lenders, collectively.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (except as permitted under Section 6.5).

“Limited Recourse Carve-Outs” means customary carve-outs to non-recourse Indebtedness, such as, for example, personal recourse for fraud, misrepresentation, bankruptcy, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements with respect to non-recourse financings of real estate.

“Limited Recourse Guarantee Obligations” means Contingent Obligations for Limited Recourse Carve-Outs.

“Liquidity Amount” shall mean, at any time, the sum of unrestricted cash and Cash Equivalents on hand of the Borrower and the Subsidiary Guarantors to the extent that such cash and Cash Equivalents are free of all Liens (other than Liens securing the Obligations).

“Loan” shall mean the term loans made by the Lenders to the Borrower on the Closing Date pursuant to the terms of the Existing Credit Agreement, as deemed to be made and maintained hereunder, and as modified pursuant to the terms of Section 2.1, and shall refer to both TLB and TLC. “Loans” shall be the collective reference to the TLB and the TLC for all purposes of the Loan Documents.

“Loan Documents” shall mean this Agreement (as amended and amended and restated, including by the Third Amendment), the Security Documents, the Notes the Fee Letter, and each other agreement, certificate, instrument or document delivered in connection with any Loan Document and executed by a Loan Party, which is specifically mentioned herein or therein to be a “Loan Document.” For the avoidance of doubt, the Conversion Documents shall not constitute Loan Documents.

“Loan Obligations” shall mean, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans held by such Lender then outstanding.

“Loan Parties” shall mean Holdings, the Borrower and each Guarantor.

“Local Deposit Accounts” shall have the meaning assigned to such term in Section 5.13(b).

“Maintenance Capital Expenditures” shall mean, for any Person, with respect to any period, Capital Expenditures of such Person and its Subsidiaries relating to maintaining their property and assets in good repair and operating condition, including replacements of, and capitalized repairs in improvements with respect to, such property and assets during such period.

“Management Agreement” shall have the meaning assigned to such term in Section 6.4(e).

“Management Company” shall have the meaning assigned to such term in Section 6.4(e).

“Management Fee” shall mean the management fee under the Management Agreement.

“Mandatory Debt Service” shall mean, in respect of any period, the sum of (a) Interest Expense payable in cash plus (b) the principal amount of all scheduled amortization payments of all Indebtedness (including the principal component of all Capital Lease Obligations); provided that notwithstanding the foregoing or anything else in this Agreement, for the avoidance of doubt, Mandatory Debt Service shall not include any obligations, whether for principal, interest, fees, premiums, charges, related expenses or otherwise, owed to the SPV Purchaser in respect of Subordinated Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Funding Program” shall have the meaning assigned to such term in Section 6.2(r).

“Master Funding Issuers” shall mean Spirit Master Funding, LLC, a Delaware limited liability company, Spirit Master Funding II, LLC, a Delaware limited liability company, Spirit Master Funding III, LLC, a Delaware limited liability company, Spirit Master Funding IV, LLC, a Delaware limited liability company and any other Subsidiary of the Borrower formed after the Closing Date in accordance with the terms of the Master Funding Program.

“Master Repurchase Sellers” shall mean Spirit Finance Acquisitions, LLC, a Delaware limited liability company, Spirit SPE Warehouse Funding, LLC, a Delaware limited liability company, and any other Subsidiary of the Borrower formed for the purpose of selling and repurchasing mortgage loans, net lease loans and/or limited liability company interests under the Warehouse Facility.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) is material in accordance with GAAP or (b) (i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock or Equity Interests or common equity interests of a Person and (ii) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights, remedies and benefits (taken as a whole) available to, or conferred upon, the Administrative Agent, the Collateral Agent, any Lender or any Secured Party hereunder or thereunder or (d) the Collateral (taken as a whole) or the Liens thereon in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) or the priority of such Liens.

“Material Contract” shall mean each agreement or arrangement to which a Group Member is a party or otherwise subject to that (i) is identified on Schedule 5.16 hereto or (ii) accounted for five (5) percent of revenues of the Borrower and its. Subsidiaries taken as a whole for the most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 5.1(a).

“Material Disposition” means any Disposition of property or series of related Dispositions of property to the same transferee (or Affiliate of such transferee) that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

“Maximum Amount” shall have the meaning assigned to such term in Section 10.19(a).

“Merger” shall have the meaning assigned to such term in the recitals.

“Merger Agreement” shall have the meaning assigned to such term in the recitals.

“Merger Sub” shall have the meaning assigned to such term in the recitals.

“Moody’s” shall mean the Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the real properties as to which, pursuant to Section 5.10(d) or otherwise, the Collateral Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to a Mortgage.

“Mortgages” shall mean each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Collateral Agent, in each case, in form and substance reasonably acceptable to the Agents.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Group Member or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Group Member or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Group Member could reasonably be expected to incur a material liability.

“Net Cash Proceeds” shall mean (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the property subject to such Disposition (or required to be deposited and maintained in an account pursuant to the terms of such Indebtedness until subsequently reinvested or used to repay such Indebtedness pursuant to the terms of such Indebtedness) expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document), (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Subsidiary Guarantor in connection with such Disposition or Recovery Event, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, (iv) amounts provided as a cash reserve, in accordance with GAAP, or amounts placed in a funded escrow, against any liabilities under any indemnification obligations or purchase price adjustments associated with any Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (v) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold (provided that, to the extent such cash proceeds are not so used within 180 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); and (b) in connection with any issuance or any incurrence of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Equity Proceeds” shall mean, with respect to the sale or issuance after the Closing Date by Holdings or any of its Subsidiaries of any of its Equity Interests or warrants, options or rights to acquire Equity Interests, or the exercise of any such warrants, options or rights (each, an “Equity Issuance”), the excess of: (a) the gross cash proceeds received by Holdings or such other entity from such Equity Issuance over (b) the sum of all customary underwriting commissions and fees, and legal, investment banking, brokerage and accounting and other professional fees, sales commissions, disbursements and out-of-pocket expenses actually incurred in connection with such Equity Issuance which have not been paid to Affiliates of Holdings or such entity in connection therewith; provided, however, that Net Equity Proceeds shall not include (i) any gross cash proceeds received by any Group Member from the Sponsor, any Co-Investor or any officer or director of a Group Member (provided that, in each case, the Equity Interests issued to any such Person are for such Person’s own account and not with a view to, or intention of, distribution thereof), (ii) any such proceeds which are used by the Borrower or any of its Subsidiaries within 180 days of the receipt thereof to finance the acquisition of additional Real Property (including pursuant to a Permitted Acquisition), (iii) for the avoidance of doubt, any proceeds from a Disposition by Sponsor or any Co-Investor of its Equity Interests in Holdings, and (iv) any gross cash proceeds that are intended, in good faith, to be used by Holdings, the Borrower, any Subsidiary or SPV Purchaser to finance any Deleveraging Event, provided that to the extent such cash proceeds are not so used within 455 days of such receipt thereof (it being understood that to the extent such cash proceeds are to be used to finance a Discounted Purchase, such proceeds shall be used to finance a Discounted Purchase prior to the Discounted Purchase Option Date) such cash proceeds shall constitute Net Equity Proceeds.

“Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(a)     the net income (or loss) of any Person (other than a Subsidiary) in which any Person other than the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any Subsidiary Guarantor during such period;

(b)     except to the extent includible in the consolidated net income of the Borrower pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that (i) such Person becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) the assets of such Person are acquired by the Borrower or any of its Subsidiaries;

(c)     the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Borrower’s equity in a net loss of any such Subsidiary for such period shall be included in determining Net Income;

(d)     any restoration to income of any contingency reserve, except to the extent that the provision for such reserve was made out of income accrued during such period;

(e)     gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(f)    earnings resulting from any reappraisal, revaluation or write-up of assets;

(g)    losses and earnings resulting from non-cash purchase price adjustments under FAS No. 141;

(h)     non-cash impairment charges taken against real estate investments and related lease intangibles and loans receivable;

(i)     unrealized gains and losses with respect to Hedging Obligations; and

(j)     the cumulative effect of any change in accounting principles.

“Net Operating Income” shall mean, for any period, without duplication, the total of the following for the Borrower and its Subsidiaries on a consolidated basis, each calculated for such period (including any non cash income or gains resulting from any Deleveraging Event or the TLC Purchase):

(a)     Net Income;

plus

(b)     to the extent deducted in the calculation of such Net Income, the sum of the following, without duplication, (i) income taxes paid or accrued; (ii) Interest Expense; (iii)

depreciation and amortization; (iv) general and administrative expenses (including, and together with, any portion of the Management Fee on account of general and administrative expenses that are substantially similar to the general and administrative expenses incurred and paid by the Borrower and its Subsidiaries on a consistent basis prior to the entry into the Management Agreement, provided that the method of determining such general and administrative expenses is reasonably acceptable to the Administrative Agent); and (v) the aggregate amount of fees, costs and expenses incurred by the Borrower or any of its Subsidiaries in respect of the closing of the Transactions, including the execution, delivery and funding of this Agreement, the execution, delivery and the initial funding under the Warehouse Facility, the execution and delivery of the Specified Hedge Agreements entered into as of the Closing Date and the obtaining of third party approvals under the mortgage Indebtedness of the Borrower and its Subsidiaries of the Acquisition and the guaranties and security interests relating to the Obligations;

minus

(c)     any gain, together with any related provisions for taxes on any such gain, realized during such period by the Borrower or any of its Subsidiaries upon (A) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any such Subsidiary or (B) any Disposition or Recovery Event by the Borrower or any such Subsidiary; and (ii) any extraordinary gain, together with any related provision for taxes on any such extraordinary gain, realized by the Borrower or any of its Subsidiaries during such period;

plus or minus

(d)     to the extent included in the calculation of Net Income, other non-cash charges or gains (including any non cash income or gains resulting from any Deleveraging Event);

minus

(e)     the amount of all cash payments made in such period to the extent that such payments relate to non-cash loss, non-cash charge or non-cash cost incurred in a previous period that was added back in determining Net Operating Income hereunder pursuant to the preceding subclauses;

minus

(f)     amortization of negative good will;

plus

(g)     the aggregate amount of any (x) out of pocket fees, costs and expenses of the Borrower and any of its Subsidiaries incurred in connection with (i) the First Amendment the Second Amendment and/or the Third Amendment, (ii) the making or consummation of any Deleveraging Event (to the extent successful), including, without limitation, any fees, costs and expenses related to equity or equity rights issued to finance any Deleveraging Event (to the extent successful) and (iii) the making or consummation of the TLC Purchase, including, without limitation, any fees, costs and expenses related to equity or equity rights issued to finance the TLC Purchase and (y) fees, costs and expenses of any advisors (including attorneys) payable or reimbursable by the Borrower or any of its Subsidiaries in connection with or pursuant to the First Amendment, Second Amendment and/or the Third Amendment, and/or any Deleveraging Event (to the extent successful) or the TLC Purchase (in each case other than internally allocated expenses);

plus

(h)     the amount of all losses incurred in such period in connection with any Deleveraging Event (to the extent successful).

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Counted Assets” shall mean property of a Group Member Disposed by it pursuant to (i) an Asset Swap, (ii) the exercise of a tenant’s purchase option in accordance with Section 6.5(k) or (iii) a purchase and sale agreement or binding letter of intent in effect on the Closing Date and described in Schedule 6.5(p).

“Non-Excluded Taxes” shall have the meaning assigned to such term in Section 2.13(a).

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.13(d).

“Note” shall mean a promissory note substantially in the form of Exhibit F; provided that any Note evidencing TLC shall include the legend set forth on the first page of this Agreement.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to any Agent, any Lender or any party to a Specified Hedge Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise.

“OFAC” shall have the meaning assigned to such term in Section 3.20.

“Offered Loans” shall have the meaning assigned to such term in Section 2.18(a).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Responsible Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.6(c).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, 31 U.S.C. Section 5318.

“payment in full” shall mean, in relation to Senior Obligations, payment in full in cash of all Senior Obligations (other than indemnification and other contingent obligations in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time, but including all reimbursement and indemnification obligations to the extent then due and payable).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit G or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.7(1).

“Permitted Collateral Liens” means the Liens described in clauses (a) and (d) of Section 6.3.

“Permitted Liens” shall mean (i) with respect to assets comprised of Securities Collateral (as defined in the Security Agreement), Permitted Collateral Liens and (ii) with respect to all other assets, Liens Permitted pursuant to Section 6.3.

“Permitted Refinancing” shall mean, as to any Indebtedness, the Incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied:

(a)     the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced;

(b)     the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; provided that, in the case of any refinancing of Indebtedness permitted under Section 6.2(h), additional series of notes may be issued under the Master Funding Program to effect such refinancing (“Additional Master Funding Indebtedness”) such that the principal amount of Indebtedness outstanding under the Master Funding Program immediately following such issuance (the “Total Master Funding Indebtedness”) is greater than or equal to the aggregate principal amount of Indebtedness outstanding under the Master Funding Program immediately prior to such issuance (the “Existing Master Funding Indebtedness”), so long as (i) the proceeds of such Additional Master Funding Indebtedness are applied towards repayment of the then outstanding Indebtedness under the Warehouse Facility (it being understood that any remaining proceeds from such Additional Master Funding Indebtedness shall be for the account of the Borrower for use in accordance with permitted purposes under this Agreement), (ii) no assets will be required to secure the Total Master Funding Indebtedness other than (x) the assets securing the outstanding balance under the Warehouse Facility that is being repaid in accordance with the preceding clause (i) and (y) the existing collateral securing the Existing Master Funding Indebtedness and (iii) each of S&P and Moody’s (x) has non-financial-guaranty-enhanced ratings outstanding on each issuance of Existing Master Funding Indebtedness and (y) provides written confirmation to the Administrative Agent that the Additional Master Funding Indebtedness will not result in the downgrade, qualification or withdrawal of such rating agency’s then current underlying, nonfinancial-guaranty-enhanced ratings of the Existing Master Funding Indebtedness;

(c)     the respective obligor or obligors shall be the same (or, in the case of a refinancing of Indebtedness under the CMBS Mortgage Financings or the Warehouse Facility with Indebtedness under the Master Funding Program, a Master Funding Issuer to which the real estate assets subject to the CMBS Mortgage Financings or the Warehouse Facility financing being refinanced are transferred) on the refinancing Indebtedness as on the Indebtedness being refinanced;

(d)     the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent (i) permitted pursuant to the proviso to clause (b) of this definition of “Permitted Refinancing” or (ii) that less security is granted to holders of refinancing Indebtedness); and

(e)     the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower or its ERISA Affiliate or with respect to which the Borrower or any of its ERISA Affiliates could reasonably be expected to incur liability (including under Section 4069 of ERISA).

“Potential Restructuring” shall have the meaning assigned to such term in Section 6.4(e).

“Premises” shall have the meaning assigned to such term in the applicable Mortgage.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Credit Suisse in connection with extensions of credit to debtors).

“Pro Forma Basis” shall mean, in respect of a calculation to be made with respect to a certain period with respect to any Person, that each Specified Transaction consummated by such Person and its Subsidiaries during such period shall be deemed to have occurred as of the first day of such period, and for the purposes of calculating (a) Net Operating Income and/or Cash Flow Available for Debt Service for such period, (i) if at any time during such period the Borrower or any Subsidiary shall have consummated any Specified Transaction that is a Material Disposition, the Net Operating Income and/or Cash Flow Available for Debt Service for such Period shall be (A) reduced by an amount equal to the Net Operating Income and/or Cash Flow Available for Debt Service (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Net Operating Income and/or Cash Flow Available for Debt Service (if negative) attributable thereto for such period and (B) increased by an amount equal to the Net Operating Income and/or Cash Flow Available for Debt Service (if positive) attributable to any property identified by the Borrower that would be acquired with the Net Cash Proceeds of such Material Disposition (provided that such property is subject to a binding letter of intent or purchase and sale agreement and is reasonably expected to be acquired within 90 days of the relevant pro forma calculation) for such period or decreased by an amount equal to the Net Operating Income and/or Cash Flow Available for Debt Service (if negative) attributable to such property for such period and (ii) if during such period the Borrower or any Subsidiary shall have made a Specified Transaction that is a Material Acquisition, Net Operating Income and/or Cash Flow Available for Debt Service for such period shall be calculated after giving proforma effect thereto as if such Material Acquisition occurred on the first day of such period (including, in each such case, proforma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined (A) on a basis consistent with Article XI of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or (B) in another manner reasonably acceptable to the Administrative Agent, which proforma adjustments shall be certified by a Responsible Officer of the Borrower), (b) Net Operating Income, Cash Flow Available for

Debt Service and/or Interest Expense for any such period, if at any time during such period the Borrower or any Subsidiary shall have Incurred any Indebtedness in connection with a Specified Transaction (or reasonably expects to Incur Indebtedness in connection with such Specified Transaction within 12 months), Net Operating Income, Cash Flow Available for Debt Service and/or Interest Expense shall be calculated after giving proforma effect to such Incurrence (or expected Incurrence) of Indebtedness as if such Indebtedness was incurred on the first day of such period and (c) Net Operating Income, Cash Flow Available for Debt Service, Interest Expense, Mandatory Debt Service and Total Debt for any such period, if at any time during such period the Borrower or any Subsidiary thereof shall have consummated any Specified Transaction that is a Deleveraging Event, Net Operating Income, Cash Flow Available for Debt Service, Interest Expense, Mandatory Debt Service and Total Debt shall be calculated after giving pro forma effect to such Deleveraging Event, as if the full face amount of any such Indebtedness had been repaid or the full notional amount of such CS Swap had been terminated or unwound on the first day of such period; provided, that this clause (c) shall only apply to Deleveraging Events consummated prior to the Discounted Purchase Option Date.

“Pro Forma DSCR” shall mean, at any time, the ratio of

(a)     Cash Flow Available for Debt Service for the most recently completed 12-month period for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 5.1, to

(b)     Mandatory Debt Service for such 12-month period; provided that, in the event such 12-month period would include any period of time prior to the Closing Date, Mandatory Debt Service for the purposes of this clause (b) shall be determined on an Annualized Basis. All determinations of Pro Forma DSCR for any period shall be made on a Pro Forma Basis.

“Pro Forma Leverage Ratio” shall mean, as of any date, the ratio of

(a)     Total Debt outstanding at such date

to

(b)     the Total Enterprise Value as of such date.

All determinations of the Pro Forma Leverage Ratio shall be made on a Pro Forma Basis.

“Projections” shall have the meaning assigned to such term in Section 5.1(g).

“Proposed Purchase Amount” shall have the meaning assigned to such term in Section 2.18(a).

“Proposed Purchase Rate” shall have the meaning assigned to such term in Section 2.18(a).

“Qualified Counterparty” shall mean, with respect to any Specified Hedge Agreement, (a) any counterparty thereto that, at the time such Specified Hedge Agreement was entered into or as of the Closing Date, was an Agent or a Lender or an Affiliate of an Agent or a Lender and (b) Macquarie Bank Limited (in its capacity as a counterparty to such Specified Hedge Agreement); provided that, in each case, such Person has appointed the Administrative Agent and the Collateral Agent as their agents for purposes of the Loan Documents pursuant to terms substantially similar to the terms set forth in Article IX.

“Qualified Equity Interests” shall mean, with respect to any Person, Equity Interests of such Person that are not Redeemable Equity Interests.

“Qualifying IPO” shall have the meaning provided therefor in the Conversion Agreement.

“Qualifying Loans” shall have the meaning assigned to such term in Section 2.18(a).

“Quarterly Payment Date” shall mean (a) the last Business Day of each March, June, September and December (commencing on September 30, 2007) and (b) the Stated Maturity Date.

“Real Estate Owning SPE” shall mean a Subsidiary, other than a Master Funding Issuer, that is created or exists solely to own a specific real property asset (or related real property assets) and which has no Indebtedness other than in conjunction with the acquisition, operation and maintenance of such real property asset and which engages in no business other than the ownership, operation and maintenance of such real property asset.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any property or asset of any Group Member.

“Redeemable Equity Interests” shall mean, with respect to any Person, Equity Interests of such Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) are or upon the happening of an event or passage of time would be required to be redeemed in whole or in part (except for consideration comprised of Qualified Equity Interests) on or prior to July 31, 2014, (ii) are redeemable in whole or in part at the option of the holder thereof (except for consideration comprised of Qualified Equity Interests) at any time prior to such date or (iii) are convertible into or exchangeable (in whole or in part) for Indebtedness of such Person or any of its Subsidiaries at any time prior to such date.

“Register” shall have the meaning assigned to such term in Section 10.6(b)(iv).

“Registration Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Specified Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Disposition or Recovery Event to acquire or repair assets useful in its business.

“REIT” shall mean a real estate investment trust, as defined under Section 856 of the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates, successors, assigns and the partners, members, trustees, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, successors and permitted assigns.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating or the release of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean, at any time, Lenders having more than 50% of the Loans then outstanding.

“Required TLC Lenders” shall mean, at any time, Lenders having more than 50% of the TLC then outstanding.

“Requirement of Law” shall mean, as to any Person, any law, treaty, judgment, order, decree, ordinance, statute, case law, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601 (24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous

Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Response Date” shall have the meaning assigned to such term in Section 8.3.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, controller or comptroller, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer, controller or comptroller of such Person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.6.

“Restricted Proceeds” shall have the meaning assigned to such term in Section 2.5(a).

“Review Offer Notice” shall have the meaning assigned to such term in Section 8.3.

“Review Payment Date” shall have the meaning assigned to such term in Section 8.3.

“Review Payment Event” shall have the meaning assigned to such term in Section 8.3.

“SEC” shall mean, the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions, a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.

“Scheduled Unencumbered Assets” shall mean those particular assets that are listed on Annex II to the Second Amendment, as such schedule is modified to reflect Dispositions of such properties by the Borrower or its Subsidiaries.

“Second Amendment” shall mean the Second Amendment to Credit Agreement dated as of February 12, 2010.

“Second Amendment Effective Date” shall mean the “Effective Date” of and as defined in the Second Amendment.

“Second Tier Subsidiary” shall have the meaning assigned to such term in Section 5.10.

“Section 5.17 Certificate” shall have the meaning assigned to such term in Section 5.17.

“Section 5.17 Report” shall have the meaning assigned to such term in Section 5.17.

“Secured Parties” shall mean the collective reference to the Agents, the Lenders

“Secured Obligations” shall mean (a) the Obligations, and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Specified Hedge Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” shall have the meaning assigned to such term in Section 4.1(g).

“Security Documents” shall mean the Security Agreement, the Mortgages (if any) and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property constituting Collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee notification letters, or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.

“Senior Lenders” shall mean the Agents, the Qualified Counterparties and all Lenders other than the SPV Purchaser.

“Senior Loans” shall mean all Loans owing to any Lender other than the SPV Purchaser.

“Senior Obligations” shall mean all Senior Loans and other Obligations (including interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed or allowable in any such proceeding) other than Obligations owing to the SPV Purchaser, as amended or refinanced from time to time.

“Settlement Date” shall have the meaning assigned to such term in Section 2.18(a).

“ShopKo Loan Agreement” shall mean that certain loan agreement, dated May 31, 2006, among Barclays Capital Real Estate Inc., Citigroup Global Markets Realty Corp., Spirit SPE Portfolio 2006-1, LLC and Spirit SPE Portfolio 2006-2, LLC.

“Sole Bookrunner” shall mean Credit Suisse Securities (USA) LLC.

“Sole Lead Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Specified Event of Default” means the occurrence of any Event of Default specified in Sections 8.1(a), (b), (d) (as a result of breaching Section 5.2(a) or Article VI), (e) (as a result of breaching Section 5.1), (g) or (h).

“Specified Hedge Agreement” shall mean any Hedge Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the date such Hedge Agreement was entered into) (i) to the extent permitted under Section 6.11 and (ii) to the extent such Hedge Agreement provides that the obligations thereunder are to be secured on a paripassu basis with the Obligations under this Agreement.

“Specified Transaction” shall mean (a) a Material Disposition, (b) a Material Acquisition, (c) an incurrence of Indebtedness or (d) a Deleveraging Event.

“Spirit Preferred Stock” shall mean the Borrower’s 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value of $0.01 per share.

“Sponsor” shall mean Macquarie Bank Limited, together with its Affiliates and any investment funds (or similar vehicles) managed by Macquarie Bank Limited or any of its Affiliates.

“Sponsor Review Event” shall mean (i) prior to the consummation of the Potential Restructuring, any event or circumstance after which Macquarie Bank Limited, together with any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, Macquarie Bank Limited, shall cease to own, directly or indirectly, more than 14.25% of the Equity Interests of Holdings; and (ii) on and after the consummation of the Potential Restructuring, any event or circumstance after which Macquarie Bank Limited, together with any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, Macquarie Bank Limited, shall cease to own, directly or indirectly, more than 14.25% of the Equity Interests of the Management Company. For purposes of this definition, “control” shall have the meaning assigned to such term in the definition of “Affiliate”.

“Sponsor Review Modifications” shall have the meaning assigned to such term in Section 8.3.

“SPV Purchaser” shall mean Spirit SPE Loan Holdings, LLC.

“Stated Maturity Date” shall mean August 1, 2013.

“Stockholder Rights Agreement” shall mean the Amended and Restated Stockholder Rights Agreement, dated as of November 14, 2007, as amended from time to time in accordance with its terms, among Holdings, the Company and the other parties thereto

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Equity Interests having ordinary voting power (other than stock or such other Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of Holdings set forth on Schedule 5.10 on the Closing Date and each other Subsidiary of Holdings that becomes a Guarantor pursuant to the terms of Section 5.10, provided that in no event shall the SPV Purchaser be or be deemed to be a Subsidiary Guarantor.

“Subordinated Loans” shall mean all Discounted Purchased Loans and all TLC Purchase Loans, in each case, owing to the SPV Purchaser.

“Subordinated Obligations” shall mean all Subordinated Loans and all other Obligations (including interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed or allowable in any such proceeding) owing to any SPV Purchaser.

“Surviving Debt” shall mean Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Loans.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, social security and unemployment taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan B” has the meaning assigned to such term in Section 2.1(b).

“Term Loan C” has the meaning assigned to such term in Section 2.1(b).

“Termination Date” shall have the meaning assigned to such term in Article V.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated as of July 8, 2011 by and among Holdings, the Company, the Subsidiary Guarantors, the Administrative Agent and the Lenders party thereto.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall mean a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) with respect to each Mortgage insuring the Lien of such Mortgage as a valid, perfected First Priority mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, which policy shall (i) be issued by the Title Company, (ii) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (iii) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (iv) have been supplemented by such endorsements, including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent), as shall be reasonably requested by the Collateral Agent, and (v) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent.

“TLB” has the meaning assigned to such term in Section 2.1(b).

“TLB Lender” shall mean each Lender holding a TLB.

“TLC” has the meaning assigned to such term in Section 2.1(b).

“TLC Lender” shall mean each Lender holding a TLC.

“TLC Pro Rata Percentage” means, as to any Lender holding TLC and at any time of determination, the percentage that the principal amount of such Lender’s aggregate holdings of TLC at such time is of the aggregate outstanding principal amount of TLC at such time.

“TLC Purchase” has the meaning assigned to such term in Section 2.18(b).

“TLC Purchase Date” has the meaning assigned to such term in Section 2.18(b).

“TLC Purchase Loans” has the meaning assigned to such term in Section 2.18(b).

“TLC Purchase Notice” has the meaning assigned to such term in Section 2.18(b).

“Total Debt” shall mean, as of any date, the sum, without duplication, of the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (excluding Indebtedness referred to in clause (i) of the definition of Indebtedness and Contingent Obligations in respect of such Indebtedness referred to in clause (i) of the definition of Indebtedness), provided that notwithstanding the foregoing or anything else in this Agreement, for the avoidance of doubt, Total Debt shall not include any obligations, whether for principal or otherwise, owed to the SPV Purchaser in respect of the Subordinated Loans.

“Total Enterprise Value” shall mean, as of any date, Net Operating Income for the period of twelve consecutive months most recently completed on or prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 5.1 divided by a capitalization rate of 7.0%.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.9.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transferee” shall mean any Assignee or Participant.

“Transaction Costs” shall have the meaning assigned to such term in the recitals.

“Transactions” shall have the meaning assigned to such term in the recitals.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unencumbered Real Property” shall have the meaning assigned to such term in Section 3.8(b)(iii).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the benefit liabilities under the Plan determined in accordance with actuarial assumptions used in such Plan’s most recent actuarial report exceeds the value of all plan assets allocable to such liabilities as set forth in such report.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” shall mean the United States of America.

“Units” means the entire ownership interest of a member of Holdings in Holdings at any particular time, including, the right to share in the net profits, net losses or similar items of, and to receive distributions from, Holdings, any and all rights to vote and otherwise participate in Holdings’ affairs, and the rights to any and all benefits to which such a member may be entitled as provided in Holdings’ limited liability company agreement (as such agreement may be amended, amended and restated or otherwise modified from time to time), together with the obligations of such member to comply with all of the terms and provisions of such limited liability company agreement.

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Warehouse Facility” shall mean the facility provided pursuant to the Master Repurchase Agreement, dated as of August 1, 2007, among Alpine Securitization Corp., Credit Suisse, New York Branch (“CSNYB”), as agent, and the Master Repurchase Sellers or any replacement facility (a) having terms that are not less favorable to the interests of the Secured Parties than the terms of the immediately preceding Warehouse Facility (provided that the terms relating to the matters subject to the Consent and Agreement (as defined in such Master Repurchase Agreement) shall be reasonably satisfactory to the Collateral Agent), (b) the principal amount of which is not in excess of the principal amount outstanding under the immediately preceding Warehouse Facility as of the date on which it is replaced, (c) notwithstanding anything to the contrary in Section 6.3(p), the security for which shall not include any “LLC Interests” under and as described in the original Warehouse Facility or any other Equity Interests and (d) to the extent such replacement facility is not provided by CSNYB or any of its Affiliates, approved by the Required Lenders in writing after the Lenders have been given prior written notice thereof; provided that such approval shall be deemed granted if the Required Lenders fail to respond to a request for such consent within seven (7) Business Days of delivery thereof by the Borrower to the Administrative Agent.

“Warehouse Facility Subsidiaries” shall mean Spirit Master Funding, LLC, a Delaware limited liability company, Spirit Master Funding II, LLC, a Delaware limited liability company, Spirit Master Funding III, LLC, a Delaware limited liability company, Spirit Master Funding IV, LLC, a Delaware limited liability company, or any other Subsidiary of the Borrower formed after the Closing Date to act as a net lease borrower under the Warehouse Facility.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or other shares required to be issued to a third party under any Requirement of Law) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Wholly Owned Subsidiary Guarantor” shall mean any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

SECTION 1.2. Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto. Capitalized terms used herein without separate definition and defined in the Conversion Agreement shall have the meaning specified therefor in the Conversion Agreement when so used herein.

(b)     As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified, replaced, refinanced or extended from time to time.

(c)     The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

AMOUNT AND TERMS OF COMMITMENTS

SECTION 2.1. The Loans.

(a)     On the Closing Date, subject to the terms and conditions hereof, each Lender severally made Loans to the Borrower in an amount not to exceed the amount of the Term Commitment of such Lender.

(b)     On the Effective Date, after giving effect to Third Amendment, the Loans made pursuant to the Existing Credit Agreement shall be deemed to be made and/or maintained by each Lender pursuant to this Agreement. Each Lender hereby agrees, for itself and its successors and assigns, that (i) the Loans shall be classified into two separate and distinct tranches of Loans for all purposes of this Agreement and the Loan Documents, which tranches shall be designated “Term Loan B” (“TLB” or “Term Loan B”) and “Term Loan C” (“TLC” or “Term Loan C”), (ii) such Lender has exercised the option to have all, none or a part of its Loans outstanding on the Effective Date designated as TLB and to have all, none or a part of its Loans outstanding on the Effective Date designated as TLC, all as set forth opposite such Lender’s name on Schedule 2.1(b) hereto, which election was subject to certain rights of the Company to limit the aggregate principal amount of TLC, and to the pro rata reduction of the amount of TLC allocated to the Lenders (based upon the principal amount of Loans elected to be designated as TLC by each Electing Lender) by the amount by which the aggregate maximum amount of Loans that the Lenders wished to have designated as TLC exceeded the maximum amount of TLC specified by the Company in connection with the solicitation by the Company of Lender elections to designate all or a portion of their Loans as TLC, and each Lender hereby ratifies its election to so designate its Loans as TLB and/or TLC as set forth in such Schedule 2.1(b), and acknowledges and agrees to any such pro rata reduction in the amount of the TLC allocated to such Lender as contemplated above. Such designation of Loans as TLB or TLC shall be irrevocable. Except as otherwise expressly provided herein with respect to rights, privileges and remedies applicable or available solely to the TLC or the holders thereof in their capacity as such, the TLB and TLC, and the holders thereof in their capacity as such, shall have the same rights, privileges and remedies, and shall rank pari passu in right of payment and security (including the benefit of the Guarantees and the Collateral therefor), and all actions and elections taken with respect to Loans shall be taken with respect to the TLB and TLC pro rata. All Discounted Purchased Loans outstanding on the Effective Date shall constitute TLB thereafter. The Conversion Option shall not be exercisable with respect to TLC held by Borrower or any of its Affiliates or Subsidiaries, including SPV Purchaser. Notwithstanding anything in Section 2.3, 2.4, 2.5 or any other provision of this Agreement or any other Loan Document to the contrary, the payment obligations of the Borrower hereunder, solely with respect to the portion of the TLC elected to be converted pursuant to the Conversion Agreement, shall be satisfied upon exercise of the Conversion Option on the terms set forth in the Conversion Agreement.

(c)     The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6. No amounts paid or repaid with respect to the Loans may be reborrowed.

SECTION 2.2. [Intentionally Omitted]

SECTION 2.3. Repayment of Principal. The Borrower shall repay the aggregate outstanding principal amount of all Loans in full on the Stated Maturity Date.

SECTION 2.4. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject to Section 2.14 (but otherwise without premium or penalty), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in a minimum aggregate principal amount of $1,000,000 or a whole multiple thereof. Notwithstanding anything to the contrary, to the extent the outstanding Obligations are less than such minimums required herein, the Borrower may prepay such amount. Each prepayment of the Loans made by the Borrower pursuant to this Section 2.4 shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.14.

SECTION 2.5. Mandatory Prepayments.

(a)     The Borrower shall, within five (5) Business Days of the receipt of any Net Cash Proceeds by Holdings or its Subsidiaries in connection with (i) Dispositions (other than Dispositions permitted by clauses (b) through (h) and (j) of Section 6.5) or (ii) Recovery Events, make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds; provided that (A) at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent by delivery of a Reinvestment Notice) such proceeds may be retained by the Borrower (and be excluded from the prepayment requirements of this clause) if the Borrower informs the Administrative Agent in such notice of its good faith intention to reinvest or commit to reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of Holdings or any of its Subsidiaries (and, to the extent the assets subject to such Disposition or Recovery Event constituted Collateral, in assets that will constitute Collateral) within 365 days after the receipt of such proceeds (and, if the Borrower has committed to reinvest within such 365 day period, the Borrower reinvests within 90 days following such 365 day period), (B) at the option of the Borrower as notified in writing by a Responsible Officer to the Administrative Agent that the Borrower (directly or indirectly through a Subsidiary including the SPV Purchaser) intends and expects to use all or a portion of the Net Cash Proceeds of a Disposition or Recovery Event in connection with a Deleveraging Event, such proceeds may be retained by the Borrower (and be excluded from the prepayment requirements of this clause) if the Borrower informs the Administrative Agent in such notice of its good faith intention to use such Net Cash Proceeds in connection with a Deleveraging Event within 455 days after the receipt of such proceeds (it being understood that to the extent the Borrower intends to use such proceeds to fund a Discounted Purchase, it must use such proceeds to fund a Discounted Purchase prior to the Discounted Purchase Option Date); provided further, it being understood and agreed that to the extent the Borrower has so notified the Administrative Agent in writing that it intends to use Net Cash Proceeds of a Disposition or Recovery Event to reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of Holdings or any of its Subsidiaries or for a Deleveraging Event in accordance with this clause (B), then notwithstanding an indication in any such notice to use such proceeds for reinvestment or a Deleveraging Event, the Borrower may use such Net Cash Proceeds for either reinvestment or a Deleveraging Event (subject to the limitation that a proceeds shall be used to fund a Discounted Purchase prior to the Discounted Purchase Option Date); provided further that to the extent that the Borrower shall not have so used such Net Cash Proceeds to fund a Deleveraging Event or to reinvest in accordance with clause (A) above or this clause (B), such Net Cash Proceeds shall otherwise be applied in accordance with the terms of this Section 2.5(a), and (C) any such Net Cash Proceeds need not be applied to such prepayment until the aggregate amount thereof from all transactions covered by this Section 2.5(a) not applied in accordance with the immediately preceding clauses (A) and (B) exceeds $1,000,000 in the aggregate, and any amount reinvested or used to fund Deleveraging Events hereunder shall not be included in determining the amount of any required prepayment of the Loans under this Section 2.5(a). Notwithstanding anything to the contrary contained herein or elsewhere in this Agreement, it is agreed that with respect to the 50% of the Net Cash Proceeds received by Holdings and its Subsidiaries after the Second Amendment Effective Date and prior to the Discounted Purchase Option Date in connection with the Disposition of any Scheduled Unencumbered Asset, (the “Restricted Proceeds”), (1) prior to the Discounted Purchase Option Date the Borrower may only utilize such Restricted Proceeds to fund Discounted Purchases, and (2) from and after the Discounted Purchase Option Date, the Borrower and its Subsidiaries may only utilize such Restricted Proceeds in accordance with the terms of Section 5.19; provided that the receipt of scheduled principal payments on any receivables included in the Scheduled Unencumbered Assets will not constitute Net Cash Proceeds or Restricted Proceeds.

(b)    The Borrower shall, within five (5) Business Days following the receipt by Holdings or its Subsidiaries of any Net Cash Proceeds in connection with (i) any Incurrence of Indebtedness of Holdings or its Subsidiaries that is not permitted Indebtedness pursuant to Section 6.2 or (ii) any Incurrence of Indebtedness for borrowed money that is secured, directly or indirectly, by Unencumbered Real Property (including the Equity Interests of any Group Member that owns any Unencumbered Real Property), make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds.

(c)    The Borrower shall, within five (5) Business Days following the receipt by Holdings or its Subsidiaries of any Net Equity Proceeds (other than Net Equity Proceeds received in connection with a Qualifying IPO if the Borrower elects to consummate the Conversion Option with respect to any of the TLC, the application of which shall be governed by Section 2.5(d)), make a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds.

(d)    If at any time during the eighteen-month period following the Effective Date (the “Option Period”) the Borrower consummates a Qualifying IPO, the Borrower shall with respect to the TLC of any TLC Lender, at the election of such TLC Lender or the Borrower, on the date of the consummation of such Qualifying IPO, consummate the Conversion Option with respect to the TLC of such TLC Lender and on the date of receipt of the Net Equity Proceeds of such Qualifying IPO, make a mandatory prepayment of the remaining Loans (other than Loans cancelled pursuant to this clause (d)) in an amount necessary to repay all outstanding Loans after giving effect to the consummation of the Conversion Option. All TLB and TLC held by the Company or any Affiliate or Subsidiary of the Company, including SPV Purchaser, shall immediately and automatically without further action, be deemed cancelled and satisfied and cease to be outstanding for any purpose upon consummation of a Qualifying IPO in connection with which the Conversion Option has been exercised with respect to any or all of the TLC.

(e)    The Borrower shall give prior written notice of any mandatory prepayment required under this Section 2.5 (including the date and an estimate of the aggregate amount of such mandatory prepayment) at least three (3) Business Days prior thereto; provided that the failure to give such notice shall not relieve the Borrower of its obligation to make such mandatory prepayments on or prior to the dates set forth in this Section 2.5 and the Borrower shall be permitted to make such mandatory prepayments on or prior to such dates.

(f)    (i) Each prepayment of the Loans made by the Borrower pursuant to Section 2.5 shall be applied pro rata to the outstanding principal amount of the Loans irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided that, subject to the terms in the immediately succeeding clause (ii), (A) each Lender entitled to receive any mandatory prepayment of its Loans under this clause (i) (other than a mandatory prepayment pursuant to Section 2.5(d), and except as provided in clause (iii) below as to the SPV Purchaser) may waive its right to receive any such prepayment, and the aggregate amount of such prepayments so waived shall be offered to the Lenders that did not waive their rights to such prepayments for application in accordance with this clause (i) and (B) if no Lender waives its right to receive any such prepayment, the amount of such prepayment shall be applied first to ABR Loans to the full extent thereof before application to the Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.14; provided, further, that, to the extent any portion of such aggregate amount remains unapplied after such offer, the Borrower shall be permitted to retain such amounts.

(ii)    So long as the Administrative Agent has received prior written notice from the Borrower of a mandatory prepayment that may be waived by the Lenders pursuant to the immediately preceding clause (i), the Administrative Agent shall provide notice of such mandatory prepayment to the Lenders. Unless the Administrative Agent shall otherwise so provide, in the event a Lender does not notify the Administrative Agent in writing of its waiver of the right to receive;

(A)    its pro rata share of such mandatory prepayment; and

(B)    its pro rata share (such pro rata share to be based on the percentage obtained by dividing the principal amount of Loans held immediately prior to such mandatory prepayment by such Lender by the aggregate principal amount of Loans held immediately prior to such mandatory prepayments by the Lenders that do not waive their right to receive a portion of the mandatory prepayment described in this clause (B)) of any portion (if any) of such mandatory prepayment that may be waived by Lenders.

(iii)     Notwithstanding anything contained in this Section 2.5 to the contrary, the SPV Purchaser has irrevocably waived, and hereby does irrevocably waive, the right to receive its pro rata share of any mandatory prepayments of principal by the Borrower.

within two (2) Business Days of the providing of such notice by the Administrative Agent, the Administrative Agent may assume that such Lender will receive its applicable pro rata share of such mandatory prepayment and such portion (if any) of such mandatory prepayment that has actually been waived by the Lenders. It is understood and agreed by Holdings and the Borrower that, notwithstanding receipt by the Administrative Agent of any such mandatory prepayment, the Loans shall not be deemed repaid, unless otherwise consented to by the Administrative Agent, until three Business Days have elapsed from the delivery to the Administrative Agent of the notice described in Section 2.5(d).

(g)     In the event the Borrower is required to prepay any Loans as a result of Holdings receiving Net Equity Proceeds (including proceeds of a Qualifying IPO) or Net Cash Proceeds, Holdings shall cause such proceeds to be made available to the Borrower to the extent necessary for the Borrower to satisfy its Obligations hereunder.

SECTION 2.6.     Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. All conversions and continuations of ABR Loans and Eurodollar Loans shall be made applicable to the TLB and TLC pro rata.

(b)     Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Default has occurred and is continuing, and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period or (ii) if the Borrower shall fail to specify the length of the Interest Period in any such notice, the Borrower shall be deemed to have selected an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

SECTION 2.7. Limitations on Eurodollar Tranche. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

SECTION 2.8. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)    (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (unless such non-payment is due to bankruptcy Default or Event of Default pursuant to Sections 8.1(g) and (h), in which case all outstanding Loans (whether or not overdue)) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent permitted by applicable law, bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date.

(e)    Accrued unpaid interest on the TLC shall be paid in full in cash in accordance herewith upon conversion of the TLC pursuant to the Conversion Option.

SECTION 2.9. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements after the Closing Date shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Loan, the date of conversion of such ABR Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. If the Eurodollar Base Rate is not quoted by the British Bankers’ Association, the Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate pursuant to Section 2.8(a).

SECTION 2.10. Inability to Determine Interest Rate. If after the Closing Date and prior to the first day of any Interest Period:

(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (x) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (y) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no Eurodollar Loans shall be continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

SECTION 2.11. Pro Rata Treatment and Payments. (a) The borrowing by the Borrower of the Loans on the Closing Date from the Lenders hereunder was made pro rata according to the Term Commitments of the Lenders.

(b)    Subject to Section 2.5(e), each payment by the Borrower on account of principal of and interest on the Loans shall be made pro rata to the Lenders according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds (for clarity, no conversion of TLC into Equity Interests pursuant to the Conversion Option or otherwise shall constitute a “payment” on account of the TLC for any purpose of this Agreement). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment, except as otherwise provided herein, shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent, and the Collateral Agent, in its capacity as the Collateral Agent (including the fees and expenses of counsel to the Agents); (ii) second, to the payment of accrued interest on and then principal of any portion (without duplication) of payments that the Administrative Agent may have advanced to the Secured Parties for which the Administrative Agent has not been reimbursed by the Borrower, any other Loan Party or the Secured Parties; (iii) third, after payment in full in cash of the amounts specified in clauses (i) and (ii) to the ratable payment of all interest and fees owing with respect to the Obligations and all costs and expenses owing to the Secured Parties pursuant to the terms of this Agreement, until paid in full in cash; (iv) fourth, after payment in full in cash of the amounts specified in clauses (i) through (iii), to the ratable payment of the principal amount of the Loans then outstanding and the credit exposure of Secured Parties under Specified Hedge Agreements; (v) fifth, after payment in full in cash of the amounts specified in clauses (i) through (iv), to the ratable payment of all other Obligations owing to the Secured Parties; (vi) sixth, after payment in full in cash of the amounts specified in clauses (i) through (v), and following the Termination Date, to each applicable Loan Party or any other Person lawfully entitled to receive such surplus pursuant to an order of a Governmental Authority. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. For purposes of this Section, the “credit exposure” at any time of any Secured Party with respect to a Specified Hedge Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Specified Hedge Agreement. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such “credit exposure”, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the “credit exposure” last reported to it.

(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute its share of the Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of the Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the Closing Date and the Administrative Agent made such amount available to the Borrower, such amount shall be treated as part of the Loans hereunder pursuant to the terms hereof.

(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective prorata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)    The provisions of this Section 2.11 shall not be construed to apply to any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it (including, without limitation, pursuant to Section 2.18 and/or 10.6).

SECTION 2.12. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition (except for Taxes of any kind, which shall be governed exclusively by Section 2.13);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 15 days of written demand (including documentation reasonably supporting such request), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be a material amount, then from time to time, within 15 days of submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefore (including documentation reasonably supporting such request), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.

SECTION 2.13. Taxes. (a) Except as required by a Requirement of Law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including, for the avoidance of doubt, branch profits taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the “Non-Excluded Taxes”). If any Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.13 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or such Lender’s assignor (if any) was entitled, at the time of assignment or designation of the new lending office, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph. The Borrower shall indemnify the Agents and each Lender within 15 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid by such Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the good faith calculation thereof delivered to the Borrower by an Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by the Borrower pursuant to this Section 2.13 shall be submitted to the Borrower at the address specified under Section 10.2.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, promptly thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof to the extent the Borrower is entitled to receive such receipt. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)    Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, or Form W-8IMY (which Form W-8IMY shall be accompanied by all documentation contemplated by that form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Each Lender (or Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender certifying that such Person is not subject to U.S. backup withholding tax. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(e)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)    If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall, within a reasonable time of receipt of such refund, pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.14. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.15. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a). The Borrower hereby agrees to pay all reasonable costs and expense incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.

SECTION 2.16. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Loans hereunder or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.1 that requires the consent of all Lenders and which has been approved by the Required Lenders as provided in Section 10.1, with a Lender or an Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution or other commercial lending institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or other commercial lending institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay any registration and processing fee referred to therein unless otherwise agreed), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12, 2.13(a) or 2.13(c), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (x) in the case of clause (c), with respect to actions that require the consent of all Lenders, the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to this Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination, and (xi) the Borrower shall have paid all other costs and expenses of such replaced Lender in respect of such replacement. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 10.6 within three Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 2.16 and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 2.16, the Borrower shall be entitled (but not obligated), upon receipt by the replaced Lender of all amounts required to be paid under this Section 2.16, to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Borrower, the replacement Lender and, to the extent required pursuant to Section 10.6, the Administrative Agent shall be effective for purposes of this Section 2.16 and Section 10.6. All assignments shall be recorded in the Register.

SECTION 2.17. Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 2.18. Purchases by the SPV Purchaser.

(a)     Discounted Loan Purchases.

(i)    Notwithstanding anything to the contrary in this Agreement, the SPV Purchaser may at its option at any time and from time to time but not more than twelve times after the Second Amendment Effective Date and prior to the Discounted Purchase Option Date, purchase Loans (each such purchase, a “Discounted Purchase”) pursuant to the procedures described in this Section 2.18(a). In connection with any Discounted Purchase, such SPV Purchaser will provide written notice to the Administrative Agent in the form of Exhibit N-I hereto (each, a “Discounted Purchase Notice”) that it desires to purchase Loans in an aggregate principal face amount specified by such SPV Purchaser (collectively, the “Proposed Purchase Amount”), which principal amount of Loans shall be not less than $5,000,000 in the aggregate for such Discounted Purchase. The Discounted Purchase Notice shall further specify with respect to the proposed Discounted Purchase: (i) the Proposed Purchase Amount, (ii) a range of purchase rates selected by such SPV Purchaser with respect to such proposed Discounted Purchase expressed as a range of prices per $1,000 of Loans at issue (the “Discount Range”) at which the SPV Purchaser would be willing to acquire the Loans in the proposed Discounted Purchase, (iii) the date and time by which the Lenders are required to indicate their election to participate in such proposed Discounted Purchase, which shall be no less than three Business Days following the date of the Discounted Purchase Notice and which date may be extended for a period not exceeding five Business Days upon notice by the Borrower to the Administrative Agent (“Acceptance Date”), and (iv) whether a Default or Event of Default is then in existence, and if so, the nature of such default. The failure of any Lender to indicate its election to participate in such proposed Discounted Purchase shall be deemed an as an express election by such Lender not to participate in such proposed Discounted Purchase.

(ii)    Upon receipt of any Discounted Purchase Notice, the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each Lender holding Loans may (but shall not be required to) specify by written notice in the form of Exhibit O hereto (each, a “Lender Proposal”) to the Borrower (i) a purchase rate expressed as a price per $1,000 of Loans (the “Proposed Purchase Rate”) within the Discount Range and (ii) a principal amount of Loans held by such Lender that such Lender is willing to permit to be purchased pursuant to a Discounted Purchase, which must be in increments of $1,000 (unless such Lender submits a Lender Proposal equal to all of such Lender’s aggregate outstanding amount of Loans) (collectively, “Offered Loans”). In addition to the Lender Proposal, the participating Lender must execute and deliver, to be held in escrow by the Borrower, an Assignment Agreement with respect to the Offered Loans. Upon consummation of the Discounted Purchase, the Borrower is authorized to and will complete the Assignment Agreement of each Lender whose Loan (or portion thereof) will be purchased in such Discounted Purchase. Lenders may only submit one Lender Proposal per proposed

Discounted Purchase but each Lender Proposal may contain up to three component bids, each of which may result in a separate Qualifying Loan (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Loan, but the sum of any Lender’s bid(s) may not exceed the principal face amount of Loans held by it. The SPV Purchaser shall have no obligation to purchase any Loans at a Proposed Purchase Rate that is outside the applicable Discount Range, nor will any Lender Proposal (including any component bids specified therein) submitted at a Proposed Purchase Rate that is outside such applicable Discount Range be considered in any calculation of the Applicable Purchase Rate or satisfaction of the Proposed Purchased Amount. Based on the Proposed Purchase Rate and principal amount of Offered Loans specified by each Lender submitting a Lender Proposal received by the Administrative Agent by the Applicable Date, the applicable purchase rate (the “Applicable Purchase Rate”) for the Discounted Purchase will be the lowest Proposed Purchase Rate at which the SPV Purchaser can complete the purchase of the Proposed Purchase Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with lowest Proposed Purchase Rate); provided, however, that if such Proposed Purchase Amount cannot be purchased in full at the lowest Proposed Purchase Rate (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Proposed Purchase Rate), the Applicable Purchase Rate shall be such higher Proposed Purchase Rate specified by the Lenders submitting Lender Proposals that is within the Discount Range specified by the SPV Purchaser that allows the Proposed Purchased Amount to be purchased in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Proposed Purchase Rate and adding thereto in ascending order towards par Offered Loans with higher Proposed Purchase Rates until the aggregate principal amount of Loans covered by the Lender Proposals within the Discount Range reaches the Proposed Purchase Amount or, if less, the aggregate principal amount of Loans for which the SPV Purchaser and the Borrower have received Lender Proposals within the Discount Range). The Applicable Purchase Rate shall be applicable for all Lenders who have offered to participate in the Discounted Purchase and have Qualifying Loans (as defined below).

(iii)    The SPV Purchaser shall make a Discounted Purchase by purchasing those Loans (or the respective portions thereof) offered by the Lenders specified in their respective Lender Proposals at a Proposed Purchase Rate that is equal to or lower than the Applicable Purchase Rate (“Qualifying Loans”) at the Applicable Purchase Rate; provided that if the aggregate proceeds required to purchase Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans), would exceed the Proposed Purchase Amount for such Discounted Purchase, such SPV Purchaser shall purchase such Qualifying Loans at the Applicable Purchase Rate based on the respective principal amounts so offered by applying such respective principal amounts (in each case, up to the Proposed Purchase Amount) sequentially and then prorata to the aggregate Offered Loans included in each Lender Proposal with Qualifying Loans at the level of each Proposed Purchase Rate within the Discount Range, commencing with the Offered Loans which are offered at the lowest of such Proposed Purchase Rates and followed in ascending order towards par to Offered Loans which are offered at each greater Proposed Purchase Rate within the Discount Range until the aggregate principal amount of Qualifying Loans reaches the Proposed Purchase Amount or, if less, the aggregate principal amount of Loans for which the SPV Purchaser has received offers of Qualifying Loans. Such application shall be at each level of Proposed Purchase Rates without proration unless and until the aggregate amount of Qualifying Loans exceed the Proposed Purchase Amount, in which case the aggregate Offered Amounts covered by Lender Proposals (or component bids thereof) specifying Proposed Purchase Rates equal to the Applicable Purchase Rate shall be pro-rated to the extent necessary so that the aggregate accepted bids do not exceed the Proposed Purchase Amount. Each Discounted Purchase shall be made within five Business Days after the date of determination of the Applicable Purchase Rate, without premium or penalty, upon irrevocable notice (each a “Discounted Purchase Settlement Notice”), delivered to the Administrative Agent no later than 1:00 P.M. New York City time, one Business Day prior to the date on which such Discounted Purchase is to be consummated (the “Settlement Date”), which notice shall specify the Settlement Date and amount of the Discounted Purchase and the Applicable Purchase Rate and the Qualifying Loans of each Lender to be acquired (and the applicable proration). Upon receipt of any Discounted Purchase Settlement Notice, the Administrative Agent shall promptly provide notice to each Lender holding Qualifying Loans of the amount of such Lender’s Offered Loans that constitute Qualifying Loans and the Applicable Purchase Rate therefor. If any Discounted Purchase Settlement Notice is given, the amount specified in such notice shall be due and payable to the Lenders holding Qualifying Loans on the Settlement Date together with accrued interest (on the par principal amount) to the Settlement Date. The SPV Purchaser shall be permitted to use cash, including deposits in the Excess Cash Account, transferred to such SPV Purchaser up to the amount required to complete the Discounted Purchase.

(iv)    Prior to the Acceptance Date, upon written notice to the Administrative Agent, the SPV Purchaser may amend or modify any of the terms of the proposed Discounted Purchase, and prior to the delivery of a Discounted Purchase Settlement Notice, upon written notice to the Administrative Agent, the SPV Purchaser may withdraw its offer to make a Discounted Purchase pursuant to any Discounted Purchase Notice.

(v)    As of a given Settlement Date, without any further action on the part of the Administrative Agent, any Lender, any Loan Party or the SPV Purchaser, all Subordinated Obligations shall be automatically subordinated in right of payments to all Senior Obligations in accordance with Section 2.19 below.

(vi)    In the event that the Lenders are requested to consent to a waiver, amendment, supplement or modification to the Credit Agreement (and subject to the provisions of Section 2.18(b) relating to Lenders acting in their capacity a holders of TLC), a holder of Subordinated Loans shall be deemed, without further action, to have voted the Subordinated Loans held by it (such deemed voting to be by class (TLB and TLC)) in the same manner as the holders of the majority in principal amount of the Senior Obligations (by class (TLB and TLC)) with respect to such request, except to the extent the consent of (i) each Lender, (ii) each Lender directly affected thereby or (iii) each Lender directly and adversely affected thereby is required and the holders of the Subordinated Loans are disproportionately or adversely affected as compared to any Senior Lender. Borrower and SPV Purchaser hereby expressly consent to the foregoing.

(vii) Assignment of any Discounted Purchases shall be effective in accordance with the terms hereof and the Assignment Agreement and shall be recorded in the Register (in the manner set forth below) by the Administrative Agent following receipt of a fully executed Assignment Agreement effecting the assignment thereof. Each assignment shall be recorded in the Register on the Settlement Date. The date of such recordation of a transfer shall be referred to herein as the “SPV Purchaser I Assignment Effective Date.” The provisions of Section 10.6(b)(i) and (ii) shall not be applicable to any Discounted Purchases consummated pursuant to Section 2.18(a). Promptly, and in any event within one (1) Business Day, after the SPV Purchaser I Assignment Effective Date, the Administrative Agent shall notify the Lenders of the aggregate principal amount of the Discounted Purchased Loans purchased by the SPV Purchaser on such date.

(viii) No Discounted Purchase pursuant to Section 2.18 shall be deemed to be a payment or prepayment pursuant to Section 2.4, Section 2.5, or Section 2.11 hereunder.

(ix)  All questions as to the form of documents and validity and eligibility of Loans that are the subject of a Discounted Purchase will be reasonably determined by the Borrower and its determination will be final and binding. To the extent not provided herein, a Discounted Purchase shall be consummated pursuant to procedures reasonably consistent with the procedures set forth herein as established by the Borrower and notified to the Administrative Agent.

(x)  Each Lender acknowledges and agrees that: (i) the Borrower and the SPV Purchaser and other Lenders currently may have, or have access to (and/or later may have or have access to) “borrower restricted information” (as such term is used in the Confidential Information Supplement to the LSTA’s Code of Conduct dated as of October 20, 2008) that is not known to such participating Lender and that may be material to a decision to participate in the Discounted Purchase at the Applicable Purchase Rate (“Excluded Borrower Confidential Information”) (e.g., material non- public information regarding the debt, business, assets, liabilities, management, operations, financial condition, plans, prospects or otherwise of the Borrower and its Subsidiaries and/or of any of the tenants of any property owned or leased by the Borrower or any of its Subsidiaries that may not be known or made available to all Lenders under the Credit Agreement); and (ii) such Lender has independently and without reliance on the Borrower or its Subsidiaries made its own analysis and has determined either to or not to participate in the Discounted Purchase at the Applicable Purchase Rate notwithstanding its lack of knowledge of Excluded Borrower Confidential Information.

(b) TLC Purchase; Certain Payments, Voting, Etc.

(i)    Notwithstanding anything to the contrary in this Agreement or the Conversion Agreement, the SPV Purchaser shall, on the fifth Business Day following the Effective Date (the “TLC Purchase Date”), purchase at par (for a price equal to the principal amount thereof at par, plus accrued unpaid interest thereon through the purchase date, payable in cash in immediately available funds, which amount shall be due and payable on the TLC Purchase Date) from each TLC Lender such TLC Lender’s ratable percentage of $70,000,000 in principal amount of TLC (the “TLC Purchase Loans”) pursuant to the procedures described in this Section 2.18(b) and the Conversion Agreement (the “TLC Purchase”).

(ii)    On the first Business Day following the Effective Date, the Company shall pay to each TLC Lender the amount of its Call Premium in accordance with the Conversion Agreement.

(iii)    As of the TLC Purchase Date, without any further action on the part of the Administrative Agent, any Lender, any Loan Party or the SPV Purchaser, all Subordinated Obligations shall be automatically subordinated in right of payments to all Senior Obligations in accordance with Section 2.19.

(iv)    In the event that the Lenders that are holders of TLC are requested to consent to a waiver, amendment, supplement or modification to this Agreement in their capacity as holders of TLC, a holder of Subordinated Loans that are TLC shall be deemed, without further action, to have voted the Subordinated Loans that are TLC held by it in the same manner as the holders of the majority in principal amount of the Senior Obligations that are TLC with respect to such request, except to the extent, if any, that the consent of (i) each Lender that is a holder of TLC, in its capacity as such, (ii) each Lender that is a holder of TLC, in its capacity as such, directly affected thereby or (iii) each Lender that is a holder of TLC, in its capacity as such, directly and adversely affected thereby is required and the holders of the Subordinated Loans that are TLC are disproportionately or adversely affected as compared to any Senior Lender that is a holder of TLC, in its capacity as such. Borrower and SPV Purchaser hereby expressly consent to the foregoing.

(v)    Assignment of any TLC Purchase shall be effective in accordance with the terms hereof and an Assignment and Assumption and shall be recorded in the Register (in the manner set forth below) by the Administrative Agent following receipt of a fully executed Assignment and Assumption effecting the assignment thereof. Each assignment shall be recorded in the Register on the TLC Purchase Date. The provisions of Section 10.6(b)(i) and (ii) shall not be applicable to any TLC Purchase consummated pursuant to Section 2.18.

(vi)    No TLC Purchase pursuant to this Section 2.18(b) shall be deemed to be a payment or prepayment pursuant to Section 2.4, Section 2.5 or Section 2.11 hereunder, and the payment of the Call Premium, as a payment in respect of the grant of the Conversion Option owing pursuant to the Conversion Agreement, shall not be subject to the pro rata payment provisions of Section 2.11.

(vii)    To the extent not provided for herein, the TLC Purchase shall be consummated pursuant to procedures set forth in the Conversion Agreement.

SECTION 2.19. Subordination of Subordinated Obligations.

(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Subordinated Obligations shall at all times be subordinate and subject in right of priority and payment to the prior payment in full of the Senior Obligations as set forth herein.

(b)    The subordination provisions set forth in this Section 2.19 are for the benefit of, and enforceable by, the Administrative Agent, for the benefit of the Senior Lenders and the Senior Lenders. This Section 2.19 shall remain in full force and effect as long as any Senior Obligations are outstanding, irrespective of any defect in effectiveness of the Loan Documents and irrespective of the date of recordation or filing of the liens granted with respect to any Collateral. Unless an Event of Default has occurred and is continuing, to the extent permitted by law, the SPV Purchaser shall distribute back to the Borrower all payments received by the SPV Purchaser in respect of any payments on Subordinated Obligations, until all Senior Obligations have been repaid in full. If an Event of Default has occurred and is continuing, the SPV Purchaser shall not be entitled to receive any payment or distribution of any kind on account of, or any redemption, purchase or acquisition of, the Subordinated Obligations then outstanding (by set off or otherwise) (a “payment or distribution”) until the payment in full of all Senior Obligations. To the extent any payment or distribution on account of the Subordinated Obligations is received by the SPV Purchaser from any source (whether the Company or other purchaser or assignee), and whether made directly, by purchase, redemption, exercise of any right of setoff or otherwise, and such payment or distribution was not expressly permitted by this Agreement, then such payment or distribution shall be held in trust by the SPV Purchaser, shall not be commingled with any assets of the SPV Purchaser and promptly shall be delivered to the Borrower, in the same form of payment or distribution received by the SPV Purchaser (with appropriate endorsements, as applicable), until payment in full of all Senior Obligations; provided however, that if such payments are in a form other than cash, such payments shall be distributed to the Borrower in the form received. Notwithstanding the foregoing, to the extent any indemnification obligation or contingent obligation becomes due and payable by the Borrower after such time as all the Senior Obligations are paid in full, the SPV Purchaser is obligated to turn over any such amounts that it has received and is in its possession to the Senior Lenders.

(c)    Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, until the payment in full of all Senior Obligations, the SPV Purchaser shall not (i) take or omit to take any action or assert any claim with respect to the Subordinated Obligations or otherwise which is inconsistent with the provisions of this Section 2.19, (ii) pursue any of its remedies hereunder or under any of the Loan Documents or at law or in equity, including, without being limited to, the exercise of any right to accelerate the Subordinated Loans, (iii) take any action or enforce any rights or remedies against the Loan Parties or in respect of any of the Collateral or any other collateral securing the Senior Obligations or (iv) exercise any rights to set-offs or recoupments and/or counterclaims in respect of any of the Subordinated Obligations. Without limiting the foregoing, until the payment in full of all Senior Obligations, none of the SPV Purchaser shall (x) commence, cooperate with or otherwise support any case, proceeding or action as set forth in Section 8.1(g) or 8.1(h) (a “Bankruptcy Case”) by or in respect of any Group Member or (y) appoint, seek the appointment, or cooperate with or otherwise support the appointment of a receiver, trustee, custodian, conservator, agent or other similar official in respect of the Group Members, any of the Collateral (or any portion thereof) or any other collateral securing the Senior Obligations.

(d)    The SPV Purchaser acknowledges and agrees that the SPV Purchaser’s claims against the Loan Parties in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Senior Lenders against the Loan Parties in respect of the Collateral. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held in a Bankruptcy Case that the claims against the Loan Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then the SPV Purchaser hereby acknowledges and agrees that all payments or distributions or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the SPV Purchaser), the Senior Lenders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed in whole or in part in the respective bankruptcy, insolvency, reorganization, receivership or similar proceeding) before any distribution is made in respect of the claims held by the SPV Purchaser, with the SPV Purchaser hereby acknowledging and agreeing to turn over to the holders of the Senior Obligations all amounts otherwise received or receivable by it to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the SPV Purchaser).

(e)    If, while any of the Senior Obligations are outstanding, an Event of Default under Section 8.1(g) or Section 8.1(h) shall occur and be continuing with respect to any Group Member, the Administrative Agent (at the direction of the Required Lenders) is irrevocably authorized and empowered, but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution made in respect of the Subordinated Obligations then outstanding and to file claims and proofs of claim and take such other action (including but not limited to voting the Subordinated Obligations in any Bankruptcy Case and making an election under section 1111 (b) of the Bankruptcy Code as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Lenders and to collect the Subordinated Obligations for the account and benefit of the Senior Lenders until the payment in full of all Senior Obligations. The SPV Purchaser will execute and deliver to the Administrative Agent such powers of attorney, assignments, and other instruments as it may reasonably request to enable the Administrative Agent to effectuate the provisions of this paragraph.

(f)    In connection with a Bankruptcy Case, without the prior written consent of the Administrative Agent (as directed by the Required Lenders) as to both form and substance, the SPV Purchaser shall not file any motion or other application, objection, joinder or other filing in connection with sections 362, 363, 364 and/or 506 of the Bankruptcy Code or in connection with any valuation issues. The SPV Purchaser will not participate in or otherwise support the “priming” of any of the Liens supporting the Senior Obligations in connection with a proposed debtor-in-possession facility or otherwise.

(g)    In connection with (x) any plan of reorganization or liquidation or (y) distribution of cash or property with respect to an asset sale supported by the Senior Lenders in any Bankruptcy Case, the SPV Purchaser hereby consents, in its capacity as such, to and shall not oppose in any way a distribution of property or cash to other classes of claims or interests, regardless of the amount of such distributions (if any) to the SPV Purchaser. In addition, and without limiting the foregoing, the SPV Purchaser, in its capacity as such, hereby:

(i)    irrevocably consents to any sale of any or all of the Collateral in one or more transactions under section 363 of the Bankruptcy Code, whether for cash or other consideration, including a credit bid by the Senior Lenders under section 363(k) of the Bankruptcy Code or otherwise, provided that such sale is supported by the Senior Lenders;

(ii)    agrees that any purchase pursuant to any credit bid by the Senior Lenders under section 363(k) of the Bankruptcy Code or otherwise shall have the effect of discharging the SPV Purchaser’s liens, claims, encumbrances and interests in the Collateral, and that title acquired pursuant to such credit bid shall be acquired free and clear of any liens, claims, encumbrances or interests arising under or by reason of the Subordinated Obligations or any other Loan Document, whether or not the court order approving the sale pursuant to such credit bid expressly so provides;

(iii)    consents to the entry of an order approving sale of any or all of the Collateral in one or more transactions under section 363 of the Bankruptcy Code, whether for cash or other consideration, including a credit bid by the Senior Lenders under section 363(k) of the Bankruptcy Code or otherwise, that expressly provides that any lien, claim, encumbrance or interest is discharged and title acquired pursuant to the sale is free and clear of any liens, claims, or encumbrances held by the SPV Purchaser arising under or by reason of the Subordinated Obligations or any other Loan Document provided that such sale is supported by the Senior Lenders;

(iv)    agrees and acknowledges that the SPV Purchaser could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of their liens, claims, encumbrances and interests in the Collateral;

(v)    stipulates, agrees and acknowledges that the SPV Purchaser is aware of and understand the holding of Clear Channel Outdoor, Inc. v. Knupfer (In re PW, LLC), 391 B.R. 25 (9th Cir. B.A.P. 2008) and intend by the agreements and consents in clauses (i) through (iv) above to waive the ability to argue and the benefits of any argument made by the junior lienholder in that case; and

(vi)    consents to the Senior Lenders credit bidding all or any portion of the Subordinated Obligations in connection with any credit bid by the Senior Lenders under section 363(k) of the Bankruptcy Code or otherwise, which shall have the effect of discharging the SPV Purchaser’s liens, claims, encumbrances and interests in the

Collateral, and agrees that title acquired by the Senior Lenders pursuant to such credit bid shall be acquired free and clear of any liens, claims, encumbrances or interests arising under or by reason of the Subordinated Obligations or any other Loan Document, whether or not the court order approving the sale pursuant to such credit bid expressly so provides.

(h)     The provisions of this Section 2.19 shall be enforceable as against the SPV Purchaser, in its capacity as such, even if all or part of the Senior Obligations and/or the security interests securing such obligations are subordinated, set aside, avoided, disallowed, modified or otherwise impaired as if such events had not occurred. The SPV Purchaser will not contest the validity, amount, perfection, priority or enforceability of the Senior Obligations and/or the liens securing such obligations in any forum. The SPV Purchaser, in its capacity as such, waives any right to approve, object to or otherwise interfere in the Senior Lenders’ disposition of all or any part of the Collateral. The SPV Purchaser, in its capacity as such, agrees that for purposes of determining whether the Obligations are over or under collateralized, that the Subordinated Obligations shall be disregarded. If post-petition interest is not payable as a result of the inclusion of the Subordinated Obligations in the analysis or otherwise, the provisions of this Section 2.19 shall still be enforceable as against the SPV Purchaser, in its capacity as such, as if such events had not occurred. If a payment on account of the Senior Obligations is avoided or otherwise required to be returned in full or in part, the provisions of this Section 2.19 shall still be enforceable as against the SPV Purchaser, in its capacity as such, as if such events had not occurred.

(i)     Without limiting the application of Section 10.9 of this Agreement to the rest of this Agreement, if any provision of this Section 2.19 is later deemed to be unenforceable, the remaining provisions of this section shall be enforced to the fullest extent permitted by law, or the court shall craft an appropriate substitute for this section, to effectuate the clear intent of this section to subordinate any rights which the SPV Purchaser has with respect to the Collateral and the exercise of remedies under this Agreement and the other Loan Documents to the rights of the Senior Lenders, to subordinate payment of the Subordinated Obligations if an Event of Default has occurred and is continuing and to prohibit the ability of SPV Purchaser, in its capacity as such, to affect the disposition of the Collateral or the reorganizations of any or all of the Loan Parties until payment in full of all the Senior Obligations.

(j)     The SPV Purchaser, in its capacity as such, waives the right to compel that the Collateral or any other assets of property of the Borrower or the assets or property of any guarantor of the Senior Obligations or any other person be applied in any particular order to discharge the Senior Obligations. The SPV Purchaser, in its capacity as such, expressly waives the right to require the Administrative Agent, for the benefit of the Senior Lenders, to proceed against the Borrower, the Collateral or any guarantor of the Senior Obligations or any other person, or to pursue any other remedy in the Administrative Agent’s power, for the benefit of the Senior Lenders, which the SPV Purchaser cannot pursue and which would lighten the SPV Purchaser’s burden, notwithstanding that the failure of the Administrative Agent to do so may thereby prejudice the SPV Purchaser. The SPV Purchaser, in its capacity as such, agrees that it shall not be discharged or have its obligations hereunder reduced by any delay by the Administrative Agent in proceeding against or enforcing any remedy against the Borrower, the Collateral or any guarantor of the Senior Obligations or any other person, by the release of the

Borrower, the Collateral or any other guarantor of the Senior Obligations or any other person from all or any part of the Senior Obligations, or by the discharge of the Borrower, the Collateral or any guarantor of the Senior Obligations or any other person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent for the Senior Lenders. Any Senior Lender’s vote to accept or reject any plan of reorganization relating to the Borrower, the Collateral, or any guarantor of the Senior Obligations or any other person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any Bankruptcy Case, shall not affect the relative rights of the SPV Purchaser and the Senior Lenders hereunder.

(k)     The SPV Purchaser, in its capacity as such, waives, to the extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the Administrative Agent, for the benefit of the Senior Lenders, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of the SPV Purchaser’s rights of subrogation, reimbursement or contribution against the Borrower or any guarantor of the Senior Obligations or any other person. The SPV Purchaser expressly waives, to the extent permitted by applicable law, any rights or defenses it may have by reason of protection afforded to the Borrower or any guarantor of the Senior Obligations or any other person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Senior Obligations.

(l)     The SPV Purchaser agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by the Administrative Agent, for the benefit of the Senior Lenders, may be rescinded in whole or in part by the Administrative Agent, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, waived, surrendered, or released by the Administrative Agent, for the benefit of the Senior Lenders, in each case without notice to or further assent by the SPV Purchaser, which will remain bound under this Section 2.19 and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(m)     The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Borrower in respect of the SPV Purchaser Obligations in reliance upon the terms of this Section 2.19, and all dealings between the Borrower and the Administrative Agent, for the benefit of the Senior Lenders, shall be deemed to have been consummated in reliance upon the terms of this Section 2.19, The SPV Purchaser acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Purchase Offer. The SPV Purchaser waives notice of or proof of reliance on the terms of this Section 2.19 and protest, demand for payment and notice of default.

(n)     The SPV Purchaser, for itself and on behalf of its successors and assigns, hereby waives, to the extent permitted by applicable law, any and all now existing or hereafter arising rights it may have to require the Administrative Agent, for the benefit of the Senior Lenders, to marshal assets for the benefit of the SPV Purchaser, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the any agreement or document. The Administrative Agent, on behalf of the Senior Lenders, is under no duty or obligation, and the SPV Purchaser hereby waives, to the extent permitted by applicable law, any right it may have to compel the Administrative Agent, for the benefit of the Senior Lenders, to pursue any guarantor or other person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(o)     All powers, authorizations and agencies in favor of the Administrative Agent, for the benefit of the Senior Lenders, contained in this Section 2.19, are coupled with an interest and are irrevocable until the payment in full of all Senior Obligations.

(p)     The subordination provisions contained in this Section 2.19 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Senior Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Senior Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

(q)     The Borrower has read this Section 2.19 and expressly consents thereto. The Borrower agrees not to take any action that would be contrary to the provisions of this Section 2.19.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Existing Credit Agreement and to make the Loans, each Loan Party thereby jointly and severally represented and warranted to each Agent and each Lender that on the Closing Date, assuming the effectiveness of the transactions contemplated under the Acquisition Documentation (including the Merger and the Assumption and the Company constituting a Subsidiary of Holdings), and in each case as of the date such representation and warranty is made unless an earlier date is specified:

SECTION 3.1. Financial Statements; Projections. (a) Historical Financial Statements. The Borrower has heretofore delivered to the Agents (i) consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, in each case, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, and (ii) unaudited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of the Company and its consolidated Subsidiaries for (A) the Fiscal Quarter ended March 31, 2007 and (B) the period commencing April 1, 2007 and ending May 31, 2007, certified by the chief financial officer or chief accounting officer of the Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.1(a) and (b) have been prepared in accordance with GAAP (except the financial statements referred to in clause (a)(ii)(B) above which omit footnotes) and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods to which they relate.

(b)     No Liabilities. Except as set forth in the financial statements referred to in Section 3.1(a) with respect to the Fiscal Year ended December 31,2006, there are no liabilities of any Group Member of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than liabilities under the Loan Documents.

(c)     Pro Forma Financial Statements. The Borrower has heretofore delivered to the Agents the Company’s unaudited proforma consolidated balance sheet and statements of income and cash flows, as of and for the twelve-month period ending on May 31, 2007, in each case, prepared after giving effect to the Transactions as if the Transactions had occurred on such date in the case of the balance sheet, and as of the beginning of the periods presented in the case of the statements of income and cash flows. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the management of the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to management of the Loan Parties as of the date of delivery thereof, accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions and in accordance with Regulation S-X or other adjustments reasonably acceptable to the Administrative Agent, and present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates based on the assumptions therein.

SECTION 3.2. No Change. Since December 31,2006, there has been no development, event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.3. Existence; REIT Status; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right (including all requisite governmental licenses, authorizations, consents and approvals), to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in the case of the preceding clauses (b), (c) and (d) to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has properly elected to be taxed as a REIT in accordance with Sections 856 to 860 of the Code, currently qualifies for taxation as a REIT and has no plan or intention or knowledge of facts that likely would cause it to fail to qualify for taxation as a REIT (including, without limitation, knowledge that the Company distributed to its shareholders less than the minimum amount necessary for the Company to qualify as a REIT with respect to its 2006 taxable year or any prior taxable year). Set forth on Schedule 5.10 is a complete and accurate list of all Subsidiary Guarantors as of the Closing Date. Set forth on Schedule 3.3 is a complete and accurate list of all Subsidiaries of Holdings and the Company, noting, as of the Closing Date, each such Subsidiary that is a Real Estate Owning SPE. As of the Closing Date, there are no Foreign Subsidiaries of the Company.

SECTION 3.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of the Existing Credit Agreement and to authorize the other Transactions. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Existing Credit Agreement or any of the Loan Documents or the consummation of the other Transactions, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 3.4, which Governmental Approvals, consents, authorizations, filings and notices (A) except to the extent indicated on such Schedule 3.4 have been obtained or made and are in full force and effect or (B) which the failure to obtain or make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. The Existing Credit Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.5. No Legal Bar. The execution, delivery and performance of the Existing Credit Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof and the consummation of the other Transactions will not violate any Requirement of Law or any Contractual Obligation of any Group Member except to the extent such violation (individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents or permitted under Section 6.3). As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

SECTION 3.6. Litigation. Except as set forth on Schedule 3.6, no litigation, investigation, actions, suits or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened by or against or affecting any Group Member or against any of their respective businesses, rights, properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which has a reasonable expectation of an adverse determination and if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.7. No Default. (a) No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing under the Existing Credit Agreement or any other Loan Document.

(b) Set forth on Schedule 3.7(a) is a complete and accurate list of all Surviving Debt having a principal amount of at least $1,000,000, showing, as of the Closing Date, the obligor, the obligee (and, if applicable, the servicer thereof), the principal amount outstanding thereunder and the maturity date thereof. Set forth on Schedule 3.7(b) is a complete and accurate list of all Liens on the property or assets of each Loan Party and its Subsidiaries securing Indebtedness having a principal amount of at least $1,000,000 for borrowed money or Obligations under acceptance, letter of credit or similar facilities, showing, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby. and the property or assets of such Loan Party or such Subsidiary subject thereto.

SECTION 3.8. Properties. (a) Generally. Each Group Member has good, marketable and insurable fee simple title to, or valid leasehold interests in or rights to use, all its property material to its business as currently conducted, free and clear of all Liens except for, in the case of Collateral, Permitted Liens and, in the case of all other material property, Permitted Liens. The property of the Group Members which is material to their business, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear occurring in the ordinary course of business, casualty and condemnation excepted).

(b)     Real Property. Schedules 8(a), 8(b) and 8(c) to the Perfection Certificate, dated the Closing Date, contains a true and complete list of each interest in Real Property (i) owned by any Group Member as of the Closing Date and describes the type of interest therein, location, record owner, tenant and book value thereof held by such Group Member and whether such owned Real Property is leased; (ii) leased or subleased by any Group Member or otherwise occupied or utilized by any Group Member, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Group Member; and (iii) owned by any Group Member as of the Closing Date that is not encumbered by any Lien for borrowed money (each such property in this clause (iii), an “Unencumbered Real Property”).

(c)     No Casualty Event. Since December 31, 2006, no Group Member has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event with respect to all or any portion of its property with an aggregate fair market value exceeding $5,000,000.

(d)     Collateral. Each Group Member owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to such Group Member’s business as currently conducted. The use by each Group Member of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Group Member’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.9. Intellectual Property. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member owns, or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending or, to the knowledge of any Group Member, threatened by any Person challenging the validity or effectiveness of any Intellectual Property owned by any Group Member and, to the knowledge of any Group Member, all such Intellectual Property is in full force and effect and subsisting. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person and (ii) there are no claims pending or, to the knowledge of any Group Member, threatened, to such effect.

(b)    (i) Each Loan Party owns each Copyright, Patent and Trademark (as such terms are defined in the Security Agreement) listed in Schedules 12(a) and 12(b) to the Perfection Certificate, (ii) all registrations and applications listed in Schedules 12(a) and 12(b) are in full force and effect and subsisting and (iii) each Loan Party’s Intellectual Property that is material to the conduct of its business has not been licensed to any Person except pursuant to the agreements set forth on Schedule 12(c) to the Perfection Certificate.

(c)     To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedules 12(a) and 12(b) to the Perfection Certificate.

SECTION 3.10. Taxes. Each Group Member has (a) timely filed (including all valid extensions) or caused to be timely filed all federal Tax Returns and all material state, local, foreign and other Tax Returns or materials required to have been filed by it and all such Tax Returns, as amended (if applicable), are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it (including all valid extensions), except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Each Group Member has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable and there is no proposed tax assessment against Borrower or its

Subsidiaries that could reasonably be expected to have a Material Adverse Effect. No Group Member has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111 (c), Section 6111 (d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.11. Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U or X. The pledge of the Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.12. Labor Matters. As of the Closing Date, there are no strikes, lockouts, slowdowns or other labor disputes against any Group Member pending or, to the knowledge of any Group Member, threatened. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (b) all payments due from any Group Member on account of wages, employee health, welfare insurance and other benefits have been paid or accrued as a liability on the books of the relevant Group Member.

SECTION 3.13. ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, each Group Member and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Group Member. To the knowledge of the Borrower, the aggregate liabilities of the Borrower or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent Fiscal Year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14. Investment Company Act; Other Regulations. No Loan Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.15. Use of Proceeds. The proceeds of the Loans shall be used (a) to consummate the Acquisition and the Merger and (b) to pay the Transaction Costs.

SECTION 3.16. Environmental Matters. (a) Except as set forth on Schedule 3.16 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)     the Group Members and their businesses, operations and Real Property are in compliance with, and the Group Members have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Group Members, no expenditures or operational adjustments are expected to be required in order to comply with applicable Environmental Laws during the next five years;

(ii)     the Group Members have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Group Members, no expenditures or operational adjustments are expected to be required in order to renew or modify such Environmental Permits during the next five years;

(iii)     there has been no Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Group Members or their predecessors in interest that could result in liability by the Group Members under any applicable Environmental Law;

(iv)     there is no Environmental Claim pending or, to the knowledge of the Group Members, threatened against the Group Members, or relating to any Real Property currently or formerly owned, leased or operated by the Group Members or their predecessors in interest or relating to the operations of the Group Members, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such Environmental Claim; and

(v)     no person with an indemnity or contribution obligation to the Group Members relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)     (i)     No Group Member is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Group Member is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, in each case, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(ii)     no Real Property or facility owned, operated or leased by the Group Members and, to the knowledge of the Group Members, no Real Property or facility formerly owned, operated or leased by the Group Members or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum, in each case, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(iii)     no Lien has been recorded or, to the knowledge of any Group Member, threatened under any Environmental Law with respect to any Real Property or other assets of the Group Members;

(iv)     the execution, delivery and performance of the Existing Credit Agreement and the consummation of the transactions contemplated by thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law; and

(v)     the Group Members have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Group Members concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Group Members.

SECTION 3.17. Accuracy of Information, etc. No written statement or information (other than projections and information of a general economic or industry nature) contained in the Existing Credit Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate, statement, report, borrowing notice or request, exhibit or schedule furnished by or on behalf of any Loan Party to either Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by the Existing Credit Agreement or the other Loan Documents, contained as of the date such statement, written information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of the Existing Credit Agreement), when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above were prepared in good faith based upon estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being understood that (i) no assurances are being given by the Loan Parties that the results forecasted in such projections and pro forma financial information will be realized and (ii) actual results may differ from the forecasted results and such differences may be material. Accordingly, actual results may vary from the projections and forward looking statements and such variances may be material.

SECTION 3.18. Security Documents. (a) Security Agreement. The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by or assignment to the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession, control or assignment (which possession, control or assignment shall be given to the Collateral Agent to the extent possession or control by or assignment to the Collateral Agent is required by each Security Document), the Liens created by the Security Documents shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral, subject to no Liens other than Permitted Liens.

(b)    PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent that such filings can effectuate the perfection of a security interest, the Liens created by such Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Patents and Trademarks (as defined in such Security Agreement) registered or applied for with the United States Patent and Trademark Office, and the Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, in each case subject to no Liens other than Permitted Liens.

SECTION 3.19. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date (including the making of the Loans hereunder) (a) the fair value of the assets of each Loan Party will exceed its or their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct its or their business in which it is or they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

SECTION 3.20. Anti-Terrorism Laws.

(a)    No Loan Party is in violation in any material respect of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. To the knowledge of the Loan Parties, no Affiliate of any Loan Party is in violation of any Anti-Terrorism Laws.

(b)    No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is (i) a person that is described in Section 1 of the Executive Order or (ii) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)    No Loan Party is in violation in any material respect of Section 2 of the Executive Order. To the knowledge of the Loan Parties, no Loan Party and no Affiliate of any Loan party is in violation of Section 2 of the Executive Order.

To indnce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to continue the Loans (including the TLB and TLC) with the rights, privileges and obligations attendant thereto, each Loan Party thereby jointly and severally represented and warranted to each Agent and each Lender that on and as of the Effective Date:

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1. Conditions to Closing Date. The agreement of each Lender to make the credit extension requested to be made by it on the Closing Date was subject to the satisfaction or waiver of, prior to or concurrently with the making of such credit extension on the Closing Date, of the following conditions precedent:

(a)    Loan Documents. All legal matters incident to the Existing Credit Agreement, the Loans hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b)    Merger. The Acquisition and the Merger shall have been consummated substantially simultaneously with the closing under the Existing Credit Agreement in accordance with applicable law and on the terms described in the Merger Agreement (without, for the avoidance of doubt, any material amendment thereof or waiver of any condition to Holdings’ or Merger Sub’s obligation to close thereunder that would be adverse to the interests of the Lenders unless approved by the Administrative Agent (such approval not to be unreasonably withheld)); and the Equity Contribution shall have been made.

(c)    Lien Searches. The Agents shall have received the results of recent lien and judgment searches in each of the jurisdictions where the Loan Parties are located (within the meaning of Section 9-307 of the New York UCC or within the meaning of the corresponding code or statute of any other applicable jurisdiction) and such searches shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(d)    Fees. The Sole Lead Arranger and the Agents shall have received all invoiced fees, expenses and other amounts earned, due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document. The Transaction costs paid by Holdings or the Borrower in connection with the Transactions shall not exceed $80,700,000.

(e)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including resolutions, certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each

Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and certified bylaws or other similar organizational document of each Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(f)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)    the legal opinion of Latham and Watkins LLP, counsel to Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters incident to the transactions contemplated by the Existing Credit Agreement and the other Loan Documents as the Administrative Agent may reasonably require;

(ii)    the legal opinion of Ballard Spahr Andrews & Ingersoll, LLP, (A) special Maryland counsel to the Initial Borrower and following the effectiveness of the Merger, the Company and its Subsidiaries and (B) special Pennsylvania counsel to Spirit Pocono Corporation, in each case, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters incident to the transactions contemplated by the Existing Credit Agreement and the other Loan Documents as the Administrative Agent may reasonably require;

(iii)    the legal opinion of Kutak Rock LLP, (A) special counsel to the Company and its Subsidiaries and (B) special Texas counsel to Retail Endeavors Group VII, Ltd., in each case, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters incident to the transactions contemplated by the Existing Credit Agreement and the other Loan Documents as the Administrative Agent may reasonably require; and

(iv)    each legal opinion delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders.

(g)    Security Agreement. On the Closing Date, each Loan Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Loan Party’s Collateral, together with:

(i)    proper financing statements (Form UCC-1 or the equivalent) fully executed, to the extent necessary or desirable, for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)    certified copies of requests for information or copies (Form UCC-11) or equivalent reports as of a recent date, listing all effective financing statements that name each Group Member as a debtor and that are filed in the jurisdictions referred to in clause (i) immediately above, together with copies of such other financing statements that name each Group Member as a debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or

(y) those in respect of which the Collateral Agent shall have received termination statements or such other termination statements as shall be required by local law fully executed, to the extent necessary or desirable, for filing);

(iii)    evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement;

(iv)    subject to Section 4.1(i), delivery to the Collateral Agent of promissory notes and certificated Equity Interests constituting Collateral (x) with an allonge endorsed in blank in the case of promissory notes and (y) together with executed and undated endorsements for transfers in the case of certificated Equity Interests; and

(v)    evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken or shall promptly be taken upon consummation of the funding hereunder, and the Security Agreement shall be in full force and effect.

(h)    Insurance. The Agents shall have received a certificate and a report of a reputable insurance broker as to coverage under the insurance policies required by Section 5.3 and the applicable provisions of the Security Documents.

(i)    Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, from the treasurer of Holdings certifying that, after giving effect to the Transactions and the other transactions contemplated there by, no Loan Party shall be rendered insolvent by the indebtedness incurred in connection with the Existing Credit Agreement, shall be left with unreasonably small capital with which to engage in its business and shall not have incurred debts beyond its ability to pay such debts as they mature and become due.

(j)    Approvals. All governmental and third party consents and approvals required under the Merger Agreement to be obtained prior to the Closing Date shall have been obtained and all governmental and third party approvals and consents necessary for the Loan Parties to enter into and perform under the Loan Documents and to provide the Collateral shall have been obtained, all applicable appeal periods shall have expired and there shall be no actual litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated by the Existing Credit Agreement; provided that, after the use of commercially reasonable efforts by the Loan Parties, the failure to obtain third party approvals under the mortgage Indebtedness of the Borrower and its Subsidiaries (other than those in connection with the ShopKo Loan Agreement, the Master Funding Program and the 84 Lumber Facility) shall not be a condition precedent to the credit extensions on the Closing Date except to the extent that the failure to obtain such third party approvals could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(k)     Patriot Act. The Sole Lead Arranger shall have received, at least five (5) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case to the extent such documentation was previously requested.

(1)     Material Adverse Change. There not having occurred any change, effect, event, occurrence, state of facts or development since December 31, 2006 that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, has had, or would reasonably be expected to have, a Closing Material Adverse Effect.

(m)     Notice. The Administrative Agent shall have received a notice as required by Section 2.2.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby jointly and severally covenants and agrees that, until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnity obligations) shall have been paid in full (the “Termination Date”), each of the Loan Parties shall, and shall cause each of its Subsidiaries to:

SECTION 5.1. Financial Statements. Furnish to the Administrative Agent for further distribution to the Lenders:

(a)     As soon as available and in any event within one hundred and twenty (120) days (or such earlier date on which the Borrower (or Holdings) is required to file a Form 10-K under the Exchange Act, if applicable) after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2007, the consolidated balance sheet of the Borrower as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year (which, in the case such preceding Fiscal Year is the 2006 Fiscal Year, such financial statements shall be the consolidated financial statements of the Company), and notes thereto (including an unaudited schedule with a consolidating balance sheet and statements of income separating out the results of the Borrower and the aggregate results of all Subsidiaries), and accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or similar qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows of the Borrower as of the dates and for the periods specified in accordance with GAAP.

(b)     As soon as available and in any event within forty-five (45) days (or such earlier date on which the Borrower (or Holdings) is required to file a Form 10-Q under the Exchange Act, if applicable) after the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending June 30, 2007, the consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year (which, in the case of such previous period ended prior to the Closing Date, such financial statements shall be the consolidated financial statements of the Company), and notes thereto (including an unaudited schedule with a consolidating balance sheet and statements of income and cash flows separating out the results of the Borrower and the aggregate results of all Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act (to the extent the Borrower (or Holdings) is subject to the Securities Act) and accompanied by a certificate of a Responsible Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) above, subject to normal year-end audit adjustments;

(c)     Concurrently with any delivery of financial statements under Section 5.1(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained in Section 6.8, and (C) an accurate entity organizational chart, or confirmation that there are no changes to Schedule 10(a) to the Perfection Certificate, in each case, since the date of the most recent report delivered pursuant to this Section 5.1(c) (or, in the case of the first such report so delivered, since the Closing Date);

(d)     As soon as reasonably practicable after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness having an aggregate principal amount outstanding in excess of $100,000,000 pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(e)     As soon as reasonably practicable after the receipt thereof by any Group Member, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(f)     Provide copies of any Organizational Documents that have been amended or modified in a manner that could reasonably be expected to be adverse to the Lenders or the Administrative Agent within thirty (30) days after such amendment or modification and deliver a copy of any notice of default given or received by any Loan Party under any Organizational Document within fifteen (15) days after such Loan Party gives or receives such notice;

(g)     As soon as available, and in any event no later than one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, a detailed consolidated monthly budget for the following Fiscal Year (including projected consolidated monthly balance sheets of the Borrower and its Subsidiaries, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto)

(collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(h)     Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, and within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its respective Subsidiaries;

(i)     Prior to the effectiveness thereof, copies of substantially final drafts of any material proposed amendment, supplement, waiver or other modification with respect to any Material Contract;

(j)     As soon as possible, and in any event no later than five Business Days after requested by the Administrative Agent, any and all information and documentation with respect to the Patriot Act;

(k)     As soon as possible, and in any event no later than five Business Days after any Loan Party becomes so aware, notice of the failure of the Borrower to maintain REIT status or of any existing Subsidiary of the Borrower other than Spirit Management Company, which is treated as a taxable REIT subsidiary, to maintain its status as a qualified REIT subsidiary under the Code;

(1)     No later than 35 days after the last day of each fiscal month commencing with February 2010, a monthly portfolio report substantially in the form of Exhibit P attached hereto; and

(m)     Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, or matters regarding the Collateral (beyond the requirements contained in Section 5.13) as the Administrative Agent may reasonably request.

SECTION 5.2. Existence; Businesses and Properties. (a) (i) Do or cause to be done all things reasonably necessary to retain the Borrower’s REIT status and, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so the Borrower continues to qualify as a REIT and (ii) do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.5 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)     Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated (or incidental or ancillary businesses reasonably related thereto); comply with all applicable Requirements of Law (including Environmental Law and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under the Transaction Documents; perform its obligations under all Leases, except where the failure to perform, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business, casualty or condemnation) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except to the extent failure to so maintain would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.2(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Group Member in accordance with Section 6.5; (ii) the withdrawal by any Group Member of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment or cancellation by any Group Member of any Intellectual Property that such Group Member reasonably determines is not useful to its current or future business and no longer commercially reasonable to maintain.

SECTION 5.3. Insurance. (a) Generally. Keep or cause to be kept its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to the properties of the Group Members against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) earthquake insurance and (vi) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Group Members shall agree to the adjustment of any claim thereunder that could reasonably be expected to result in a Material Adverse Effect without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Group Members shall be required during the continuance of an Event of Default.

(b)     Requirements of Insurance. All such insurance with respect to Mortgaged Properties shall (i) provide that no cancellation, material reduction in amount or, unless consented to by the Collateral Agent, material change in coverage thereof, shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)     Notice to Agents. With respect to the Mortgaged Properties, notify the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.3 is taken out by any Group Member; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)     Flood Insurance. Except to the extent that the tenant with respect to any leased property is required to maintain such insurance, with respect to each Mortgaged Property, obtain flood insurance in such total amount as either Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)     Summary Report. Deliver to the Administrative Agent and the Collateral Agent (for further distribution to the Lenders) a summary regarding the insurance maintained by Holdings and its Subsidiaries as the Administrative Agent or the Collateral Agent may from time to time reasonably request (absent the existence of a Specified Event of Default, no more than one time in any Fiscal Year).

(f)     Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Agents, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.3 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.3.

SECTION 5.4. Taxes. (a) Payment of Obligations. Pay, or cause to be paid, and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as such failure to pay or discharge does not result in a Lien that is not permitted under Section 6.3(d).

(b)     Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. In all material respects withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c)     Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.5. Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three (3) Business Days of the date an officer of any Loan Party obtains knowledge of the occurrence thereof):

(a)     the occurrence of any Default (specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto) or Event of Default;

(b)     the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, investigation, litigation or proceeding (including, without limitation, with respect to Taxes and/or Tax Returns), whether at law or in equity by or before any Governmental Authority, (i) against any Group Member that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)     any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a material adverse effect on the business or operations of the Borrower and its Subsidiaries taken as a whole or (iii) which relates to any Loan Document;

(d)     the occurrence of a Casualty Event giving rise to a loss in excess of $250,000 with respect to Collateral or any Real Property not subject to a Lien valued in excess of $10,000,000;

(e)    (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral; and

(f)     any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.6. Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with normal and prudent business practices and all Requirements of Law are made of all dealings and transactions in relation to its business and activities, including, without limitation, proper records of intercompany transactions) with full, true and correct entries in all material respects reflecting all payments received and paid (including, without limitation, funds received by or for the account of the Borrower from deposit accounts of the other Group Members). Each Group Member will permit any representatives designated by either Agent to visit and inspect the financial records and the property of such Group Member, with reasonable prior notice, at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by either Agent or any Lender to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants); provided, however, that (i) such visits shall be subject to the rights of any tenant leasing the relevant property (provided that the Borrower shall use its commercially reasonable efforts to accommodate such visits subject to the rights of such tenant) and (ii) (x) no more than one (1) such inspection shall occur during any Fiscal Year at the Borrower’s expense, (y) following the occurrence and during the continuation of an Event of Default, more frequently at the Collateral Agent’s reasonable request and at the expense of the Borrower and (iii) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent public accountants.

(b)     Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, furnish to the Administrative Agent, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)     any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii)     any Release of Hazardous Materials on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (A) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii)     any Release of Hazardous Materials on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law (other than restrictions contained in the deed); and

(iv)     the taking of any Response with respect to the actual or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any Governmental Authority or other Person under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of their potential liability under CERCLA.

Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

SECTION 5.7. ERISA. Holdings will furnish to the Administrative Agent written notice within ten (10) Business Days after Holdings or any Subsidiary of Holdings obtains knowledge of the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect. Holdings will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Upon request of the Lenders, Holdings will also deliver to each of the Lenders a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.

SECTION 5.8. Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to result in a loss or cost to the business, property or operations of any Loan Party in excess of $5,000,000, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and will conduct any Reponses and take any other action necessary to remedy any Environmental Matter in accordance with the requirements of Environmental Laws. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of Holdings or any of its Subsidiaries or tenants, in each case, except as, individually or in the aggregate, could not reasonably be expected to result in a loss or cost to the business, property or operations of any Loan Party in excess of $5,000,000.

(b)     (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 5.6(b) or (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 5.8(a), in each case, which noticed matter or noncompliance (“Environmental Matter”) cannot, within 30 days, be resolved or otherwise determined not to present a risk of resulting in a loss or cost to the business, property or operations of any Loan Party in excess of $5,000,000, Holdings and the Borrower will (in each case) provide, at the sole expense of Holdings and the Borrower and at the request of the Administrative Agent, an environmental site assessment or other appropriate report (“Environmental Report”) concerning such Environmental Matter. If the Environmental Matter relates to the Release of Hazardous Materials at any Real Property, the Environmental Report shall be prepared by an environmental consulting firm reasonably approved by the Administrative Agent and shall indicate the presence or absence of Hazardous Materials and the potential cost of any Response required under Environmental Laws in connection with such

Hazardous Materials on such Real Property. If Holdings or the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Holdings and the Borrower, and Holdings and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants or landlords, as applicable, of Holdings or the Borrower and customary access and indemnification terms by Lenders to undertake such an assessment at any reasonable time upon reasonable notice to Holdings or the Borrower, all at the sole expense of Holdings and the Borrower.

SECTION 5.9. [Intentionally Omitted].

SECTION 5.10. Additional Collateral; Additional Guarantees. (a) Subject to the terms of this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days (or up to sixty (60) days at the Administrative Agent’s discretion) after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by either Agent.

(b)     Promptly notify the Administrative Agent and the Collateral Agent at the time that any Person becomes a Domestic Subsidiary of a Loan Party after the Closing Date, and promptly after such Person becomes a Subsidiary (and in any event within 30 days), the Borrower shall cause 100% of the Equity Interests of such Subsidiary to be pledged to the Collateral Agent as Collateral; provided that if such Subsidiary is a Real Estate Owning SPE and the pledge of 100% of its Equity Interests is prohibited by its Contractual Obligations then (i) the Borrower shall cause not less than 49% of the Equity Interests of such Real Estate Owning SPE to be so pledged to the Collateral Agent, (ii) the Borrower shall cause each Domestic Subsidiary of a Loan Party which is not then a Guarantor and which owns an Equity Interest in the Real Estate Owning SPE (each, a “Second Tier Subsidiary”) (A) to be a Holdco Entity, (B) to become a Guarantor by executing and delivering to the Administrative Agent a supplement to the Guaranty, substantially in the form of Exhibit J, or such other document as the Administrative Agent shall deem appropriate for such purpose, and (C) to deliver to the Administrative Agent and the Collateral Agent the documents referred to in Section 4.1(e) and, if required by the Collateral Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c)     With respect to any Subsidiary that becomes a Guarantor pursuant to Section 5.10(b) and promptly after such Subsidiary becomes a Guarantor, the Borrower shall cause the Equity Interests of such Subsidiary that becomes a Guarantor to be pledged to the Collateral Agent as Collateral. With respect to any pledges of Equity Interests pursuant to Sections 5.10(b) or (c), the Borrower or any applicable Subsidiary shall execute and deliver to the Administrative Agent and the Collateral Agent such amendments or joinders to the Security Documents as the Administrative Agent and the Collateral Agent deems reasonably necessary or desirable to grant to the Collateral Agent, for the benefit of the Secured Parties, a First Priority security interest in such Equity Interests in accordance with the Security Documents and deliver to the Collateral Agent the certificates representing such Equity Interests, together with executed and undated endorsements for transfers in the case of certificated Equity Interests.

(d)     Promptly grant to the Collateral Agent, within 270 days of the acquisition thereof, a security interest in and Mortgage on all Real Property fee interests acquired by the Borrower or any of its Subsidiaries after the Closing Date that, together with any improvements thereon, have a fair market value of at least $2,500,000, to the extent that such Real Property and related assets do not secure Indebtedness permitted under Section 6.2 within such 270 days, unless the Collateral Agent determines in its sole discretion that the granting of such security interest in and Mortgage on Real Property may not be in the best interests of the Lenders. Such Mortgages shall be granted pursuant to documentation substantially in the form of Exhibit L (adapted as appropriate to conform with legal requirements and customs of the jurisdictions of the respective Real Property) and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid, perfected and enforceable First Priority Liens subject only to Permitted Liens or other Liens reasonably acceptable to the Administrative Agent and the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the First Priority Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a survey (other than with respect to any Real Property that is subject to a Mortgage on the Closing Date) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

Notwithstanding the foregoing, the Loan Parties shall not be obligated to grant any Lien in respect of “Excluded Property” (as defined in the Security Agreement).

Notwithstanding anything to contrary contained herein or elsewhere in this Agreement or any other Loan Document, including Section 5.11, no SPV Purchaser shall be required to become a Guarantor or be obligated to grant a Lien in respect of any of its property.

SECTION 5.11. Security Interests; Further Assurances.

(a)     Subject to Section 5.10, and with respect to deposit accounts subject thereto only, Section 5.13, promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document and Permitted Liens, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith. Upon the reasonable request of the Administrative Agent or the Collateral Agent and subject to the terms of this Agreement including, without limitation, Section 5.10(d), make, execute, endorse, acknowledge, file and/or deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent from time to time such other documentation, consents, authorizations, approvals, financing statements, powers of attorney, certificates and other assurances or instruments in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Loan Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 5.11 has been complied with. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require. Notwithstanding anything to the contrary contained in this Section 5.11, to the extent any of the actions, agreements and instruments require the execution, delivery or other action by a Person other than a Group Member, the Loan Parties will use commercially reasonable efforts to cause such Person to execute, deliver or take such other action as may be required under this Section 5.11.

(b)     Each Security Document delivered pursuant to Section 5.10 and this Section 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by or assignment to the Collateral Agent (or an agent of the Collateral Agent) of such Collateral with respect to which a security interest may be perfected only by possession, control or assignment (which possession or control shall be given to the Collateral Agent (or such agent of the Collateral Agent) to the extent required by any Security Document), such Security Document will constitute (except with respect to any security interest that may be perfected only by possession, control or assignment and for which possession or control is not required by any Security Document) fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral, subject to no Liens other than the applicable Permitted Liens.

SECTION 5.12. Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, or any office in which it maintains books or records relating to Collateral owned by it, (iii) in any Loan Party’s identity or the Borrower’s or any Guarantor’s form of organization, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent and the Collateral Agent not less than ten (10) days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent or the Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to provide as soon as reasonably practicable to the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

SECTION 5.13. Accounts; Cash Management.

(a)     The Borrower shall establish and maintain, at its sole expense, a single blocked deposit account (the “Concentration Account”) maintained by a financial institution reasonably acceptable to the Collateral Agent. The Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents (including, without limitation, a Control Agreement) as the Collateral Agent may reasonably require in connection with the Concentration Account. The Concentration Account shall be in form and substance reasonably acceptable to the Collateral Agent. Prior to an Event of Default, the Borrower may operate the Concentration Account and utilize amounts deposited therein for any purpose not prohibited under the terms of the Loan Documents.

(b)     The Borrower shall cause each of its Subsidiaries on a daily basis to deposit all revenues, receipts, collections and other cash flow received (after satisfaction of the debt service and other obligations under Indebtedness permitted under Section 6.2) in a deposit account at a depository institution (collectively, the “Local Deposit Accounts”). On a weekly basis, the Borrower shall cause such Subsidiaries to have all available funds in excess of the amount required to be maintained therein in satisfaction of the requirements of any Indebtedness permitted under Section 6.2 in each Local Deposit Account to be remitted to the Concentration Account. The Borrower shall give the Collateral Agent notice of each Local Deposit Account. The Borrower shall not be required to obtained Control Agreements or similar type agreements for or with respect to any Local Deposit Account.

SECTION 5.14. Maintenance of Corporate Rating. The Borrower will use commercially reasonable efforts to maintain a corporate rating and a rating of the loan facility provided under this Agreement from S&P and a corporate family rating and a rating of the loan facility provided under this Agreement from Moody’s to be available at all times until the Stated Maturity Date.

SECTION 5.15. Assignment and Assumption Agreement. On the Closing Date, immediately following the funding of the Loans hereunder, each of Merger Sub, the Company and the Subsidiary Guarantors shall execute and deliver to the Administrative Agent the Assumption Agreement.

SECTION 5.16. Performance of Material Contracts; Etc. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, and maintain each such Material Contract in full force and effect and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect. Perform and observe all of the terms and provisions of each Conversion Document to be performed or observed by it and maintain each such Conversion Document, once executed and delivered, in full force and effect (subject to any termination thereof in accordance with the terms thereof).

SECTION 5.17. Section 5.17 Report. Subject to Section 5.20. deliver to the Administrative Agent (a) concurrently with any delivery of the financial statements under Section 5.1(a) or (b) for any fiscal period ending after the Second Amendment Effective Date, a certificate of a Responsible Officer, substantially in the form of Exhibit M-l attached hereto (the “Section 5.17 Certificate”), together with a report substantially in the form of Exhibit M-2 attached hereto (the “Section 5.17 Report”) for the related Fiscal Quarter (and in the case of financial statements delivered pursuant to Section 5.1(a), the related fourth Fiscal Quarter), (b) no later than 45 days after the last day of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2010 (i.e., the first required delivery will be on February 14, 2011), a preliminary Section 5.17 Report for the fourth Fiscal Quarter then ended, which report shall be subject to adjustment as reflected with the delivery of the final Section 5.17 Report for such fourth Fiscal Quarter together with the Section 5.17 Certificate for such Fiscal Quarter, and (c) no later than 35 days after the last day of the calendar month in which the Discounted Purchase Option Date occurs, an interim report consisting of Parts III and IV of the Section 5.17 Report for the period from the day after the last day of the previously reported Fiscal Quarter through the Discounted Purchase Option Date (the “Interim Section 5.17 Report”).

SECTION 5.18. Available Cash Sweep. Subject to Section 5.20, to the extent the Section 5.17 Report shows a positive amount Available for deposit (as set forth in Exhibit M-2) in Part I of such Section 5.17 Report, notwithstanding anything to the contrary in this Agreement, the Borrower will cause such amount to be deposited into an escrow account to be maintained by Wilmington Trust, Wells Fargo or another financial institution mutually acceptable to Borrower and the Required Lenders (the “Excess Cash Account”) within three (3) Business Days after delivery of such Section 5.17 Report to the Administrative Agent. The Borrower only shall be permitted to withdraw deposits in the Excess Cash Account (A) with the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, (B) to transfer such deposits (x) on or prior to the Discounted Purchase Option Date, to the SPV Purchaser I in order to fund a Discounted Purchase, including all costs, fees and expenses associated therewith as well as accrued interest required to be paid in connection therewith, and (y) after the Discounted Purchase Option Date, in order to fund any Deleveraging Event or Events (other than Discounted Purchases), including all costs, fees and expenses associated therewith as well as accrued interest required to be paid in connection therewith, (C) to the extent necessary to (i) to make any payment that would otherwise be permitted under Sections

6.6(b)(A), (B) or (C) or 6.6(e), or (ii) to comply with any applicable law or (D) to repay the Term Loans at par, including all costs, fees and expenses associated therewith as well as accrued interest required to be paid in connection therewith; provided, that the Borrower shall (1) use any cash withdrawn from the Excess Cash Account within ten (10) days after withdrawal thereof and (2) return such cash to the Excess Cash Account to the extent not used for a permitted purpose set forth in this Section 5.18 within ten (10) days of any such withdrawal from the Excess Cash Account. To the extent not previously put into place, the Borrower shall execute, prior to any cash being deposited into the Excess Cash Account, an account control agreement in order to grant a valid security interest in the deposits in the Excess Cash Account in form and substance substantially consistent with existing control agreements previously entered into between the Borrower and the Administrative Agent or otherwise reasonably satisfactory to the Administrative Agent.

SECTION 5.19. Net Cash Proceeds Account., the Borrower will cause such remaining Restricted Proceeds to be deposited into an escrow account to be maintained by Wilmington Trust, Wells Fargo or another financial institution mutually acceptable to Borrower and the Required Lenders (the “Net Cash Proceeds Account”) within three (3) Business Days after delivery of the Interim Section 5.17 Report to the Administrative Agent. The Borrower only shall be permitted to withdraw deposits in the Net Cash Proceeds Account (A) with the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, (B) in order to fund any Deleveraging Event or Events (other than Discounted Purchases), including all costs, fees and expenses associated therewith as well as accrued interest required to be paid in connection therewith, (C) to repay the Term Loans at par, including all costs, fees and expenses associated therewith as well as accrued interest required to be paid in connection therewith or (D) if the Discounted Purchase Option Date has been extended, then on or prior to such extended Discounted Purchase Option Date in order to fund a Discounted Purchase, including all costs, fees and expenses associated therewith as well as accrued interest required to be paid in connection therewith. The Borrower shall (1) use any cash withdrawn from the Net Cash Proceeds Account within ten (10) days after withdrawal thereof and (2) return such cash to the Net Cash Proceeds Account to the extent not used for a permitted purpose set forth in this Section 5.19 within ten (10) days of any such withdrawal from the Net Cash Proceeds Account. To the extent not previously put into place, the Borrower shall execute, prior to any amounts being deposited into the Net Cash Proceeds Account, an account control agreement in order to grant a valid security interest in the deposits in the Net Cash Proceeds Account in form and substance substantially consistent with existing control agreements previously entered into between the Borrower and the Administrative Agent or otherwise reasonably satisfactory to the Administrative Agent.Subject to Section 5.20, to the extent there shall be any Restricted Proceeds after the Discounted Purchase Option Date as reflected in the Interim Section 5.17 Report

SECTION 5.20. Termination of Sections 5.17, 5.18 and 5.19. Notwithstanding anything to the contrary set forth herein or elsewhere in this Agreement, the Borrower shall no longer have to comply with any of the requirements of Section 5.17, Section 5.18 and/or Section 5.19 and the Borrower may withdraw any and all funds in the Excess Cash Account and the Net Cash Proceeds Account at any time after (a) $250,000,000 face principal amount of Loans shall have been repaid and/or repurchased from and after the Second Amendment Effective Date and (b) a Responsible Officer of the Borrower shall have provided a certification thereof to the Administrative Agent.”

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party hereby jointly and severally covenants and agrees that, until the Termination Date, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.1. Conduct of Business. Engage in any business other than businesses of the type and to the extent described in Schedule 6.1 or businesses reasonably incidental or ancillary thereto, provided, however, the SPV Purchaser may accept capital contributions and conduct and participate in Discounted Purchases or TLC Purchases, as applicable, and own Subordinated Loans and engage in any activities and perform any obligations incidental or ancillary thereto; provided however that the SPV Purchaser shall not have any right (i) to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and any other Lenders to the extent that no representatives of any Loan Party are then present, (ii) receive any fees paid in connection with any consents, waivers or amendments of the Credit Agreement or (iii) to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and/or one or more other Lenders; provided that SPV Purchaser shall be entitled to receive all information prepared by the Borrower to which the Lenders generally are entitled under the Credit Agreement.

SECTION 6.2. Indebtedness. Incur, create, issue, assume or otherwise become or remain liable with respect to or suffer to exist (collectively, “Incur”) any Indebtedness, except:

(a)     Indebtedness of any Loan Party pursuant to any Loan Document;

(b)     Indebtedness existing as of the Closing Date and identified in Schedule 3.7(a) and any Permitted Refinancing of such Indebtedness;

(c)     Indebtedness of the Borrower or any of its Subsidiaries (i) evidencing the deferred purchase price of newly acquired property or Incurred to finance the acquisition of or improvement of a fixed or capital asset of the Borrower or such Subsidiary used in the ordinary course of business of the Borrower or such Subsidiary (provided that such Indebtedness is Incurred within 180 days following the acquisition of such property or asset), and (ii) in respect of Capital Lease Obligations;

(d)    (i) Indebtedness of the Borrower payable to any Loan Party and (ii) Indebtedness of a Loan Party payable to the Borrower or any other Loan Party, in each case, such indebtedness to be subordinated to the Obligations of the Loan Parties under the Loan Documents on terms and conditions satisfactory to the Administrative Agent;

(e)     Indebtedness of a Subsidiary of Holdings that is not a Loan Party owed to the Borrower or to a Wholly-Owned Subsidiary of the Borrower that is a Loan Party to the extent permitted by Section 6.7(f);

(f)     Hedge Obligations arising under any Hedge Agreement required under Section 5.9 or any other Hedge Agreement permitted pursuant to Section 6.11;

(g)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business of the Borrower and its Subsidiaries; provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(h)     Indebtedness consisting of repurchase obligations of the Master Repurchase Sellers under the Warehouse Facility; provided that in no event shall (a) the aggregate obligations in respect of the financing of any “LLC Interests” under and as described in the Warehouse Facility documentation exceed $150,000,000 or (b) any principal amount repaid under the Warehouse Facility be drawn or borrowed again;

(i)     Contingent Obligations of the Borrower not exceeding ten (10) percent of the aggregate commitments under the Warehouse Facility;

(j)     Contingent liabilities under surety bonds, customs and appeal bonds, governmental contracts and leases or similar instruments Incurred in the ordinary course of business;

(k)     Indebtedness of any Group Member (excluding Contingent Obligations) acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time and as a result of a Permitted Acquisition);

(1)     Indebtedness in respect of workers’compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, governmental contracts, leases, surety appeal or similar bonds and completion guarantees provided by a Group Member in the ordinary course of its business;

(m)     letters of credit and surety bonds (other than letters of credit and surety bonds related to Indebtedness) issued in connection with Permitted Acquisitions and acquisitions of Real Property to support the payment obligations of the purchaser with respect thereto or in connection with Dispositions permitted hereunder to support the indemnity or purchase price adjustment obligations of the seller with respect thereto; provided that, if such buyer or seller is not a Loan Party, the Person responsible for the reimbursement of drawings under any such letter of credit or surety bond shall not be a Loan Party (unless permitted by Section 6.7(f));

(n)     without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(o)     Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made to avoid a Default under Section 6.3;

(p)     Indebtedness of any Real Estate Owning SPE under CMBS Mortgage Financings, and any Permitted Refinancing of any such Indebtedness;

(q)     Indebtedness of the Borrower consisting of Limited Recourse Guarantee Obligations Incurred in the ordinary course of business;

(r)     (i) Indebtedness in respect of debt securities issued after the Closing Date under the Amended and Restated Master Indenture, dated as of March 17, 2006 (the “Master Funding Program”), (A) in connection with a Permitted Refinancing of Indebtedness permitted under clause (h) or (p) of this Section 6.2 or (B) to finance a Permitted Acquisition (provided that the ratio of (x) the aggregate principal amount of such debt securities issued to finance such Permitted Acquisition to (y) the aggregate collateral value (as determined pursuant to the terms of the Master Funding Program) of the assets to be added to the collateral pool securing Indebtedness under the Master Funding Program in connection with the issuance of such debt securities is not greater than the maximum ratio of aggregate Indebtedness to aggregate collateral value that would be permitted by each of S&P and Moody’s as a condition to issuing a nonfinancial-insurance-enhanced rating of such debt securities that is equivalent to (or greater than) the underlying non-financial-insurance-enhanced rating of the Indebtedness under the Master Funding Program previously issued and then outstanding, and (ii) any Permitted Refinancing of any such Indebtedness;

(s)     Indebtedness arising from agreements of any Loan Party or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and Dispositions permitted hereunder;

(t)     Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries incurred in the ordinary course of business;

(u)     Indebtedness of any Loan Party or any of its Subsidiaries to the extent representing an extension of credit from an insurance carrier or broker that is used for the purpose of financing the payment of insurance premiums of such Loan Party or Subsidiary in the ordinary course of business and consistent with past practice;

(v)     Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors or assigns) to finance the purchase or redemption of Equity Interest of the Borrower (or any direct or indirect parent thereof) permitted by Section 6.6(d); and

(w)     additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

provided, however, that no Indebtedness otherwise permitted by Section 6.2(c), (h), (k), (m), (p), (r) (including, and together with Indebtedness in respect of any Permitted Refinancing described in the proviso to clause (b) of the definition of “Permitted Refinancing”) or (w), shall be Incurred if (i) a Default or Event of Default has occurred and is then continuing or would result therefrom, (ii) the Incurrence of such Indebtedness would cause (A) the Pro Forma DSCR at any time in the Fiscal Year in which such Incurrence occurs to be below the levels set forth opposite such Fiscal Year in Section 6.8 or (B) the Pro Forma Leverage Ratio at any time in the Fiscal Year in which such Incurrence occurs to be above the levels set forth opposite such Fiscal Year in Section 6.8 and (iii) in the event the aggregate principal amount of such Indebtedness, together with all other such Indebtedness Incurred in the Fiscal Quarter in which such Indebtedness would be Incurred, would exceed $20,000,000 (exclusive of the aggregate principal amount of Indebtedness for which a certificate was previously delivered under this clause (iii)), a Responsible Officer of the Borrower shall not have delivered to the Administrative Agent, at least three (3) Business Days prior to the Incurrence of such Indebtedness, a certificate, in form and substance satisfactory to the Administrative Agent, certifying compliance with the conditions set forth in this proviso, including demonstrating compliance with the Pro Forma DSCR and Pro Forma Leverage Ratio set forth in Section 6.8.

SECTION 6.3. Liens. Incur any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)     Liens securing payment of the Obligations;

(b)     Liens on the property or assets of the Borrower or any of its Subsidiaries existing as of the Closing Date and disclosed in Schedule 3.7(b) securing Indebtedness described in Schedule 3.7(a), and Permitted Refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property;

(c)     Liens securing Indebtedness of the type permitted under Section 6.2(c); provided that (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 85% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction), including transaction costs and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(d)     Liens (other than Liens relating to environmental claims or ERISA) for taxes, assessments or other governmental charges (i) (A) not yet due and payable and as to which adequate reserves in accordance with GAAP are maintained or (B) that are being contested in good faith as to which adequate reserves in accordance with GAAP are maintained and as to which any sale under such lien is stayed and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the content thereof must satisfy the Contested Collateral Lien Condition;

(e)     statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, that are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent and (i) that are being contested in good faith, as to which adequate reserves in accordance with GAAP are maintained and as to which any sale under such Lien is stayed and (ii) in the case of any such Liens against any of the Collateral, that satisfy the Contested Collateral Lien Condition;

(f)     Liens (other than any Lien imposed by ERISA or a taxing authority) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, appeal bonds, customs bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g)     easements, rights-of-way, covenants that “run with the land”, restrictions, licenses, sublicenses and other similar charges or encumbrances or other minor irregularities in title (including leasehold title), so long as the same do not materially impair the value of the relevant property (after taking into account any compensation paid to the applicable Group Member with respect thereto) or the ordinary conduct of the business of any Loan Party or any of its Subsidiaries taken as a whole;

(h)     any attachment or judgment Liens which do not constitute an Event of Default;

(i)     Liens evidenced by financing statements filed under the Uniform Commercial Code for precautionary purposes in connection with a true lease of personal property under which a Loan Party or its Subsidiary is the lessee, provided such financing statement does not cover any property other than the property subject to such lease;

(j)     licenses, leases, sublicenses or subleases granted to third Persons in the ordinary course of business, in each case not interfering in any material respect with the conduct of the business of any Loan Party or any of its Subsidiaries;

(k)     customary security deposits under leases and subleases;

(1)     except to the extent otherwise provided in a “control agreement” or other Security Document, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to overdrafts, cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than on account of such overdrafts, netting or cash management);

(m)     Liens on (i) property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Group Member in connection with a Permitted Acquisition (and not created in anticipation or contemplation thereof) or (ii) property existing at the time such property is acquired so long as, to the extent applicable, such merger or acquisition is permitted pursuant to Section 6.4; provided that, in each case, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon);

(n)     Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business in connection with an investment in a Cash Equivalent;

(o)     Liens on Real Property and related assets and properties of a Real Estate Owning SPE securing payment of CMBS Mortgage Financings to the extent such Indebtedness is permitted under Section 6.2(p); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(p)     Liens on the Equity Interests or properties of the Warehouse Facility Subsidiaries securing the obligations under the Warehouse Facility to the extent such Indebtedness is permitted under Section 6.2(h);

(q)     Liens on the properties of the Master Funding Issuers securing payment of the debt securities issued under the Master Funding Program to the extent such Indebtedness is permitted under Section 6.2(r);

(r)     Liens solely on any cash earnest money deposits or consisting of an agreement to sell, transfer or otherwise dispose made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s)     reservations, restrictions and conditions in any original grant of any Real Property as varied by statute;

(t)     any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(u)     Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by any Loan Party or any of its Subsidiaries; and

(v)     other Liens with respect to obligations that do not in the aggregate exceed $5,000,000 at any time outstanding; provided that no such Lien shall extend to or cover any Collateral.

SECTION 6.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)     any Subsidiary of the Borrower may be merged or consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)     any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation, dissolution, wind-up or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5;

(c)     any Investment of the Borrower and its Subsidiaries expressly permitted by Section 6.7(l) may be structured as a merger or consolidation (provided that, in the case of such Permitted Acquisition, (i) the continuing or surviving corporation of any such merger or consolidation is (or becomes) a Wholly-Owned Subsidiary of the Borrower and (ii) the terms of Section 5.10 have been complied with); provided that the Administrative Agent is provided written notice of such merger or consolidation no less than five Business Days prior to the occurrence thereof;

(d)     the Transactions shall be permitted; and

(e)     [Intentionally Omitted].

SECTION 6.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a)     the Disposition of obsolete, negligible, uneconomical, surplus or worn out property or, with respect to Intellectual Property, the Disposition of Intellectual Property which could otherwise be abandoned or cancelled pursuant to Section 5.2, in the ordinary course of business;

(b)     Dispositions permitted by Section 6.4(b)(i) or constituting a Restricted Payment permitted by Section 6.6;

(c)    (i) the sale or issuance of Equity Interests of any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary Guarantor, (ii) the sale or issuance of the Borrower’s Equity Interests to Holdings and (iii) the sale or issuance of Holdings’ Equity Interests so long as a Change of Control does not result therefrom;

(d)     Disposition of property by a Group Member to another Group Member (other than, unless consented to by the Administrative Agent (acting reasonably), the Borrower) consistent with past practice; provided that, in the event the transferor of such property is a Loan Party, any and all Indebtedness and other liabilities of such transferor secured by, or otherwise associated with, such property shall have been assumed by the transferee (with no recourse to the transferor) or shall have been repaid in full with the proceeds of such Disposition;

(e)     leases and subleases (as lessee or lessor) and licenses and sublicenses (as licensee or licensor) permitted by Section 6.3;

(f)     the Transactions shall be permitted;

(g)     consummation of Permitted Acquisitions (including the issuance by Holdings of its Equity Interests as part of the consideration to the extent otherwise permitted hereunder);

(h)     as long as no Specified Event of Default then exists or would arise therefrom, the sale of Cash Equivalents for fair value and the use of cash for purposes that are otherwise permitted by the terms of this Agreement in the ordinary course of business;

(i)     any Disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(j)     any Disposition in respect of an Investment described in Sections 6.7(q) or (r);

(k)     any Disposition to any tenant under a Lease with a Group Member in connection with the exercise by such tenant of a purchase option thereunder; provided that the Net Cash Proceeds with respect thereto are maintained in a segregated deposit account until reinvested or used to prepay the Loans, in each case, in accordance with Section 2.5(a);

(l)     sale of non-core assets obtained in connection with a Permitted Acquisition; provided that such assets are sold within two years of the closing of such Permitted Acquisition;

(m)     transfers of property subject to a Casualty Event upon receipt of the Net Cash Proceeds of such Casualty Event;

(n)     Dispositions of accounts receivable in connection with the collection or compromise thereof;

(o)     the unwinding of any Hedge Agreement unless the Borrower would be in breach of Section 5.9 as a result thereof; and

(p)     Dispositions by the Borrower and its Subsidiaries of property: (i) the consideration received is at least equal to the fair market value of such property; (ii) at least 75% of the consideration received is cash or, if greater, the amount necessary to satisfy all obligations required to be paid as a result of such Disposition (provided that, so long as no obligations are required to be paid as a result of such Disposition, such 75% cash consideration condition shall not be required in the case of any Asset Swap); and (iii) with respect to which no Default or Event of Default then exists or would result therefrom; provided that (x) the Pro Forma DSCR after giving effect to such Disposition shall not be less than the greater of (A) 1.19x and (B) the level of Pro Forma DSCR set forth in Section 6.8 opposite the Fiscal Year in which such Disposition is to occur; (y) the Pro Forma Leverage Ratio after giving effect to such disposition shall not be greater than the lesser of (A) 74.3% and (B) the level of the Pro Forma Leverage Ratio set forth in Section 6.8 opposite the Fiscal Year in which such Disposition is to occur and (z) in the event the aggregate amount of such Dispositions would exceed $25,000,000 in any Fiscal Quarter, a Responsible Officer of the Borrower shall have delivered to the Administrative

Agent, at least three (3) Business Days prior to such Disposition, a certificate, in form and substance satisfactory to the Administrative Agent, certifying compliance with the conditions set forth in this clause (p), including demonstrating compliance with the Pro Forma DSCR and Pro Forma Leverage Ratio set forth in Section 6.8); provided, further, that the aggregate amount of Dispositions (other than Dispositions of Non-Counted Assets) permitted under this clause (p) in any Fiscal Year shall not exceed an amount equal to five percent (the “Asset Sale Basket”) of the Borrower’s consolidated “Net investments”, as set forth on the Borrower’s consolidated balance sheet as at the last day of the immediately preceding Fiscal Year (it being understood and agreed that, for purposes of the 2007 Fiscal Year, the Asset Sale Basket shall be equal to two and one-half percent of the Borrower’s consolidated “Net investments” and only Dispositions following the Closing Date shall count against the Asset Sale Basket).

SECTION 6.6. Restricted Payments. Declare or pay any dividend or distribution (other than dividends or distributions payable solely in common stock or common equity of the Person making such dividend or distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of any Group Member, whether now or hereafter outstanding, or any Deferred Acquisition Payment or any management fees payable under the Management Agreement or similar fees payable to the Sponsors or any holders of the Equity Interests of Holdings or any of their respective Affiliates, or make any other distribution in respect of any thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)     any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor or, if such Subsidiary is not a Wholly Owned Subsidiary, then to its equity holders generally so long as the Borrower or Wholly Owned Subsidiary receives a proportionate Restricted Payment;

(b)     following the completion of any Fiscal Quarter (commencing with the completion of the Fiscal Quarter ending September 30, 2007) so long as (i) the Loans and all interest and other amounts payable under the Loan Documents shall not have been declared immediately due and payable, (ii) no Event of Default under Section 8.1(a), (b), (g) or (h) has occurred and is continuing or would exist after giving effect to the following dividends and distributions, (iii) the Borrower qualifies as a REIT under the Code and (iv) a Responsible Officer of the Borrower shall have delivered to the Administrative Agent, at least three (3) Business Days prior to the making of the dividends and distributions permitted hereunder, a certificate, in such form reasonably satisfactory to the Administrative Agent, certifying compliance with the conditions set forth in this clause (b) (including a calculation of the dividends and distributions to be made hereunder), the Borrower may make dividends and distributions in the aggregate amount that does not exceed the minimum amount necessary (as estimated by the Borrower in good faith after reasonable diligence) for the Borrower to (A) maintain its REIT status with respect to distribution of its taxable income for the current Fiscal Year or a prior Fiscal Year, provided, however, that any Restricted Payment pursuant to this clause (A) shall be made in equity securities to the extent permitted by applicable law and regulation, provided further that to the extent that the making of such Restricted Payment in equity securities would (x) not permit the Borrower to claim a dividends paid deduction, (y) not provide Holdings with cash sufficient to meet its estimated foreign withholding requirement with respect to such Restricted Payment or (z) not provide Holdings’ members with sufficient cash to pay all estimated United States federal, state and local and foreign taxes as a result of their ownership interests in Holdings, then such Restricted Payments shall be made in cash (and to the extent paid in cash such Restricted Payment shall be sufficient to pay all holders their pro rata distribution in cash based upon their respective ownership interests in Holdings), (B) avoid the payment of the excise tax imposed by Section 4981 of the Code or, to the extent applicable, similar state or local taxes and (C) so long as no Event of Default shall have occurred and is continuing, avoid the payment of Federal or, to the extent applicable, similar state or local income taxes;

(c)     to the extent permitted by the Required Lenders, following the completion of any Fiscal Quarter (commencing with the completion of the Fiscal Quarter ending December 31, 2007), so long as (i) no Default shall have occurred and be continuing and (ii) the financial statements under Section 5.1(a) or (b), as applicable, and the related Compliance Certificate under Section 5.1(c) for such completed Fiscal Year or Fiscal Quarter have been delivered to the Administrative Agent, Restricted Payments in an aggregate amount (inclusive of the dividends and distributions made with respect to such Fiscal Quarter under the immediately preceding clause (b)) that do not exceed the amount of Available Excess Cash Flow not theretofore utilized under this Section 6.6 or Section 6.7, and, in each case, a Responsible Officer of the Borrower shall have delivered to the Administrative Agent, at least three (3) Business Days prior to the making of the Restricted Payments hereunder, a certificate, in form and substance satisfactory to the Administrative Agent, showing the calculation of Excess Cash Flow(s);

(d)     so long as no Default shall have occurred and be continuing, the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Equity Interests (including, without limitation, stock appreciation rights or similar securities) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plan or agreement in an aggregate amount that does not exceed $1,000,000 in any Fiscal Year; provided that all or any portion of such aggregate amount, if not expended in the Fiscal Year for which it is permitted, may be carried over for expenditure under this clause (d) in the immediately succeeding Fiscal Year;

(e)     the Company may pay dividends to holders of Spirit Preferred Stock in an aggregate amount that does not exceed $20,000 in any Fiscal Year;

(f)     the Loan Parties may make any payment required with respect to the Transactions; and

(g)     Payments under the Management Agreement permitted under Section 6.9.

SECTION 6.7. Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or all or substantially all of the assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)     Investments in cash and Cash Equivalents;

(b)     Contingent Obligations permitted by Section 6.2;

(c)     loans and advances to employees or officers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(d)     the Acquisition;

(e)     Investments in non-cash consideration received in Dispositions to the extent permitted under Section 6.5;

(f)     intercompany Investments (i) by Holdings in the Borrower, (ii) by the Borrower in a Wholly Owned Subsidiary Guarantor, (ii) by a Wholly Owned Subsidiary Guarantor in another Wholly Owned Subsidiary and (iv) by the Borrower or any Subsidiary Guarantor in any Subsidiary that is not a Subsidiary Guarantor in an aggregate amount not exceeding $20,000,000 at any time outstanding;

(g)     intercompany loans and advances permitted by Section 6.9 and guaranties permitted by Section 6.2;

(h)     loans and advances to employees, directors or officers of any Group Member for the purpose of financing their purchase of the Equity Interests of Holdings in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding; provided that the proceeds of such purchase of Equity Interests are contemporaneously contributed to the capital of the Borrower;

(i)     any Investment resulting from entry into any Hedge Agreement required under Section 5.9 or any other Hedge Agreement permitted pursuant to Section 6.11;

(j)     Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(k)     Investments received in settlement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the Borrower or any of its Subsidiaries as a result of insolvency proceedings involving the obligor thereunder or upon the foreclosure or enforcement of any Lien in favor of the Borrower or its Subsidiaries;

(1)     acquisitions by the Borrower or any Subsidiary (including through newly-formed Subsidiaries) of (i) Real Property or all of the outstanding Equity Interests in, or all or substantially all of the assets of, a Person engaged in owning or managing Real Property, which Person will, upon consummation of such acquisition of Equity Interests or assets, become a Wholly-Owned Subsidiary of the Borrower, (ii) mortgage loans and (iii) equipment loans (each a “Permitted Acquisition”); provided that:

(i)     each such Permitted Acquisition is of (i) Real Property or a Person or ongoing business engaged in business activities in which the acquirer is permitted to engage pursuant to Section 6.1 or (ii) mortgage loans and equipment loans that the acquirer is permitted to purchase pursuant to Section 6.1;

(ii)     no Default or Event of Default has occurred or is continuing both before and after giving effect to such Permitted Acquisition;

(iii)     the Loan Parties shall be in pro forma compliance with the Pro Forma DSCR and the Pro Forma Leverage Ratio set forth in Section 6.8 for the Fiscal Year in which such Permitted Acquisition occurs;

(iv)     after giving effect to such Permitted Acquisition, the Liquidity Amount shall be greater than $ 15,000,000;

(v)     each such Permitted Acquisition shall be effectuated pursuant to the terms of a consensual merger or stock purchase agreement or other consensual acquisition agreement between the Borrower or the applicable Subsidiary and the applicable seller or Person being so acquired;

(vi)     such Permitted Acquisition shall be effectuated in accordance with all applicable Requirements of Law;

(vii)     the Loan Parties shall be in compliance with the terms set forth in Section 5.10;

(viii)     in the event the aggregate purchase price of such Permitted Acquisition (inclusive of the aggregate amount of Indebtedness assumed, the aggregate amount of deferred payments and the fair market value of any Equity Interests issued by a Group Member, in each case, in connection with such Permitted Acquisition), together with the aggregate purchase price of all other such acquisitions consummated in the Fiscal Quarter in which such acquisition would be consummated, would exceed $20,000,000 (exclusive of the aggregate purchase price of acquisitions for which a certificate was previously delivered under this clause (viii)), a Responsible Officer of the Borrower shall deliver to the Administrative Agent, at least three (3) Business Days prior to the consummation of such acquisition, a certificate, in form and substance satisfactory to the Administrative Agent, certifying compliance with the conditions set forth in the immediately preceding clauses (i) through (vii), including demonstrating compliance with the Pro Forma DSCR and Pro Forma Leverage Ratio set forth in Section 6.8;

(m)     prepayments and deposits to suppliers in the ordinary course of business;

(n)     the Borrower and each of its Subsidiaries that is a Guarantor may establish (i) Wholly Owned Subsidiaries to the extent they comply with Section 5.10 and (ii) non-Wholly Owned Subsidiaries and/or joint ventures to the extent that Investments in such non-Wholly Owned Subsidiaries and/or joint ventures shall not exceed $5,000,000 at any time outstanding (plus the amount of Available Excess Cash Flow not theretofore utilized under Section 6.6 or this Section 6.7), after taking into account amounts returned in cash (including upon Disposition);

(o)     earnest money required in connection with and to the extent permitted by Permitted Acquisitions;

(p)     Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.7;

(q)     capitalize or forgive any Indebtedness owed to a Loan Party by other Loan Parties;

(r)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers in each case in the ordinary course of business;

(s)     Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 6.7 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)     in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed (i) $25,000,000 plus (ii) the amount of Available Excess Cash Flow not theretofore utilized under Section 6.6 or this Section 6.7; and

(u)     the Borrower may form the SPV Purchaser, and may make contributions including cash contributions, to the SPV Purchaser including in connection with the SPV Purchaser making, and the SPV Purchaser may make, Discounted Loan Purchases or the TLC Purchase, as applicable, in accordance with the terms hereof, and the SPV Purchaser may hold such Subordinated Loans;

provided, however, that for purposes of determining the amount of any Investment hereunder, the amount of any Investment of any Person outstanding at any time shall be the aggregate amount of cash expended to make such Investment (or, if non-cash property was utilized, the fair market value thereof), less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

Notwithstanding any other provision of this Agreement to the contrary, neither Borrower nor any of its Subsidiaries shall acquire or hold any TLB or TLC. except for TLB acquired and held by SPV Purchaser in accordance with Section 2.18(a) and TLC acquired and held by SPV Purchaser in accordance with Section 2.18(b).

SECTION 6.8. Financial Covenants. Subject to the terms and provisions of Section 8.1(d), as of the last day of each Fiscal Quarter within any Fiscal Year, permit (i) the Pro Forma DSCR to be below the levels set forth opposite such Fiscal Year below or (ii) the Pro Forma Leverage Ratio to be above the levels set forth opposite such Fiscal Year below.

Fiscal Year	Minimum Pro Forma DSCR	Maximum Pro Forma Leverage
2007	1.10x	80.0%
2008	1.11x	77.5%
2009	1.12x	75.0%
2010	1.14x	72.5%
Thereafter	1.17x	70.0%

SECTION 6.9. Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise expressly permitted under this Agreement, (b) (i) in the ordinary course of business of the relevant Group Member and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any Group Member, or (d) payment of customary director’s fees and customary expense reimbursement and indemnification of officers and directors. Notwithstanding any provision in this Agreement to the contrary, after consummation of the Potential Restructuring, Holdings, the Borrower and its Subsidiaries may (i) pay to the Management Company the portion of the Management Fee permitted to be added back to Net Operating Income pursuant to the parenthetical in clause (b)(iv) of the definition thereof, in accordance with the terms of the Management Agreement, so long as a Specified Event of Default has not occurred and continuing, pay to the Management Company the portion of the Management Fee not described in the preceding clause, in accordance with the terms of the Management Agreement, (ii) reimburse the Management Company for actual out-of-pocket expenses to its officers and employees for services rendered in satisfaction of the Management Company’s obligations under the Management Agreement and (iii) make and pay indemnities in accordance with the Management Agreement.

SECTION 6.10. Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction, synthetic lease or similar transaction.

SECTION 6.11. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests) and not for speculative purposes (it being understood that “actual exposure” shall include any Indebtedness that that Borrower or any of its Subsidiaries intends to Incur within the immediately succeeding twelve (12) month period and which will be secured by Real Property that is then currently owned by the Borrower or any of its Subsidiaries or that is reasonably expected to be acquired by the Borrower or any of its Subsidiaries within the immediately succeeding six (6) month period) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, in each case, entered into in the ordinary course of business.

SECTION 6.12. Changes in Fiscal Periods. Permit the Fiscal Year of the Borrower to end on a day other than December 31st or change the Borrower’s method of determining Fiscal Quarters.

SECTION 6.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to Incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the documents in respect of Indebtedness permitted pursuant to Sections 6.2(h), (p) and (r) (provided that (i) all such prohibitions and limitations shall only be effective against (A) the assets of the Group Member owning the Real Property that secures such Indebtedness and (B) not more than 51% of the Equity Interests of such Group Member in existence on the Closing Date and (ii) no such prohibitions and limitations shall be effective against the Equity Interests of any Group Member formed after the Closing Date unless the terms of Section 5.10(b) are complied with), (d) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business, (e) any agreement relating to the sale of any property permitted under Section 6.5 pending the consummation of such sale, (f) any agreement in effect at the time a Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (g) in the case of any joint venture which is not a Loan Party, such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity, or (h) agreements described on Schedule 6.13.

SECTION 6.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or repay or prepay any Indebtedness owed to or by, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (ii) customary restrictions on the assignment of leases and licenses entered into in the ordinary course of business, (iii) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (iv) restrictions which are not more restrictive than those contained in this Agreement with respect to Subsidiaries of the Borrower that are contained in any documents governing any Indebtedness Incurred after the Closing Date in accordance with the provisions of this Agreement, (v) customary provisions restricting subletting, encumbering or assignment of any lease governing a leasehold interest of a Group Member, (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.5 pending the consummation of such sale, (vii) any agreement in effect at the time a Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (viii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity, or (ix) the documents described on Schedule 6.14.

SECTION 6.15. Amendments to Material Contracts. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any Material Contract, waive any breach of or default under any Material Contract or provide any consent or approval or make any election under a Material Contract, if the effect thereof (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.16. Amendments to Organizational Documents. Terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any organizational documents of any of the Group Members, if such termination, amendment, supplement or other modification or waiver could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.17. Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than maintaining its existence, holding and maintaining its interest in the Equity Interests of the Borrower, raising additional equity to invest in the Borrower to the extent otherwise permitted hereunder, the creation of the Management Company contemplated by Section 6.4(e) and performing its Obligations under the Loan Documents and actions incidental or ancillary thereto. In furtherance of, and not in limitation of, the foregoing, Holdings shall not (i) Incur any Indebtedness (other than Indebtedness in respect of the guaranty contained in Article VII), (ii) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than Liens described in Section 6.3(a)), (iii) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, or (iv) make any Investment in any Person (other than its continuing ownership of all the Equity Interests of the Borrower).

SECTION 6.18. Activities of Subsidiary Guarantors. Notwithstanding anything to the contrary contained herein, no Subsidiary Guarantor (other than Spirit Finance Acquisitions, LLC) shall engage in any business or other activity other than maintaining its existence, holding and maintaining its interest in the Equity Interests of its Subsidiaries as set forth on Schedule 10(a) of the Perfection Certificate and each Subsidiary established or acquired after the date hereof (provided the terms of Section 5.10 have been complied with), performing its Obligations under the Loan Documents. In furtherance of, and not in limitation of, the foregoing, no Subsidiary Guarantor shall (i) Incur any Indebtedness (other than (A) Indebtedness in respect of the guaranty contained in Article VII or (B) in the case of Spirit Finance Acquisitions, LLC, Indebtedness permitted under clause (h) of Section 6.2 and Indebtedness as of the Closing Date owing by it to D & B Realty Holding, Inc. in respect of that certain promissory note in the original principal amount of $2,517,000 issued by Landfair, LLC and assumed by Spirit Finance Acquisitions, LLC), (ii) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than Liens described in Section 6.3(a)), (iii) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, or (iv) make any Investment in any Person (other than its continuing ownership of all the Equity Interests of its Subsidiaries permitted pursuant to the preceding sentence).

SECTION 6.19. Anti-Terrorism Laws; Anti-Money Laundering.

(a)     Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

(b)     Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.20. Embargoed Persons. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

SECTION 6.21. Integration of Management Company. Notwithstanding anything in this Article 6 or elsewhere in this Agreement or any other Loan Document to the contrary, the Company or any of its Subsidiaries may acquire the Management Company, whether by the purchase of any of its Equity Interests, the purchase of any of its assets, merger or otherwise, in each case without the consent or approval of any other party hereto; provided that the total consideration for such transaction shall not exceed $1.500.000; provided further, to the extent Common Stock (as defined in the Conversion Agreement) of the Company is issued or paid in connection with such transaction, such Common Stock (as defined in the Conversion Agreement) shall be issued or paid prior to the exercise of the Conversion Option and the determination of the Conversion Premium and Capitalization Rate pursuant to the Conversion Agreement.

ARTICLE VII

GUARANTEE

SECTION 7.1. The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document and any Specified Hedge Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.2. Obligations Unconditional. The obligations of the Guarantors under Section 7.2 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)     at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)     any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (other than payment of the Guaranteed Obligations);

(iii)     the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)     any Lien or security interest granted to, or in favor of any Lender or either Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)     the release of any other Guarantor pursuant to Section 7.9.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding, until, subject to Section 7.3, the Termination Date.

SECTION 7.3. Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand against, and hold each Secured Party harmless from, any and all losses (other than lost profits), claims, damages, liabilities, costs and related out-of-pocket expenses (including the fees, expenses, charges and disbursements of any counsel for any Secured Party) incurred by any Secured Party or asserted against any Secured Party by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of such rescission or restoration, including any such losses, claims, damages, liabilities or related expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any losses, claims, damages, liabilities or related expenses resulting from a determination by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Secured Party.

SECTION 7.4. Subrogation; Subordination. Each Guarantor hereby agrees that until the ninety-one days have elapsed since the Termination Date it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.1, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 7.5. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 7.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.1.

SECTION 7.6. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.7. Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.8. General Limitation on Contingent Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.9. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents or, as is otherwise consented to by the Lenders in accordance with Section 10.16, all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, automatically be released from its obligations under this Agreement (including under Section 10.16 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and the Collateral Agent shall take such actions as are necessary or reasonably requested to effect each release described in this Section 7.9 in accordance with the relevant provisions of the Security Documents; provided that the Administrative Agent and the Collateral Agent shall have received, at least three (3) Business Days prior to such sale or transfer, a certificate of a Responsible Officer of the Borrower certifying that such sale or transfer is permitted hereunder (with such supporting detail as the Agents may reasonably request) and all costs and expenses of the Collateral Agent with respect to actions taken by the Collateral Agent under this Section 7.9 shall be paid for by the Borrower in accordance with the terms of this Agreement (provided that, if payment of such costs and expenses is a condition to the delivery of any instrument or document evidencing such release, such costs and expenses shall have been paid to the extent invoiced).

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Event of Default. Upon the occurrence and during the continuance of any of the following events (“Events of Default”):

(a)     default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)     default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(c)     any representation or warranty made or deemed made (i) in or in connection with any Loan Document, including any extension of credit hereunder, any amendment, consent, waiver or other modification of a Loan Document, any Compliance Certificate and any other certificate of a Responsible Officer accompanying any report or financial statement, shall prove to have been inaccurate, false or misleading in any material respect when so made, deemed made or furnished or (ii) in or in connection with any Conversion Document, shall prove to have been inaccurate, false or misleading when so made or deemed made, except, in the case of this clause (ii) only, to the extent that such inaccurate, false or misleading representation and warranty could not reasonably be expected to have a Material Adverse Effect;

(d)     default shall be made in the due observance or performance by any Group Member or Merger Sub, as applicable, of any covenant, condition or agreement contained in Section 5.2(a), Section 5.5(a), Section 5.15, Section 5.13 or Article VI, provided however that with respect to any failure to comply with any financial covenant under Section 6.8 for the applicable financial covenant test period, until the expiration of 45 days subsequent to the end of any Fiscal Quarter, the Borrower shall have the right to recalculate such financial covenants on a Pro Forma Basis to account for any Discounted Purchases and any other Deleveraging Events made prior to the Discounted Purchase Option Date which may have occurred since the last financial covenant measurement date which initially evidenced a covenant breach as if such Discounted Purchases and such other Deleveraging Events had occurred on or prior to such prior financial covenant measurement date; it being understood that if, after recalculation of the breached covenants and delivery of a Compliance Certificate, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 6.8, the Loan Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured as of such date for all purposes of this Agreement;

(e)     default shall be made in the due observance or performance by any Group Member of (i) Section 5.1(b) and such default shall continue unremedied or shall not be waived for a period of (A) fifteen (15) days with respect to financial statements for a Fiscal Quarter during the 2007 Fiscal year or (B) otherwise, five (5) days, (ii) Section 5.1(a) and such default shall continue unremedied or shall not be waived for a period of fifteen (15) days or (iii) any other covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above or clauses (i) or (ii) of this Section 8.1(e)) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f)     any Group Member shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations of a Group Member), when and as the same shall become due and payable beyond any applicable grace or cure period (and after giving effect to any amendments or waivers thereof), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness of such Group Member if the effect of any failure referred to in the immediately preceding clause (i) (unless such failure to pay is with respect to the final stated maturity of the related Indebtedness, in which case an Event of Default shall exist) or clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to prepay or purchase by the obligor; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $30,000,000 at any one time (provided that, in the case of Hedge Obligations, the amount counted for this purpose shall be the amount payable by all Group Members if such Hedge Obligations were terminated at such time); provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless (i) the aggregate principal amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $30,000,000 at any one time outstanding (provided that, in the case of Hedge Obligations, the amount counted for this purpose shall be the amount payable by a Group Member if such Hedge Obligations were terminated at such time), (ii) any grace period under any such Indebtedness shall have expired and any notice required to commence any grace period shall have been delivered and (iii) such Indebtedness is still in event of default and has not been cured, waived or repaid, retired or otherwise satisfied;

(g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member, or of a substantial part of the property of any Group Member, under Title 11 of the U.S. Code, as now constituted or hereafter amended or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for any Group Member or for a substantial part of the property of any Group Member; or (iii) the winding-up or liquidation of any Group Member; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)     any Group Member shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for any Group Member or for a substantial part of the property of any Group Member; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) other than as permitted by Section 6.4, wind up or liquidate;

(i)     one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10,000,000 (in excess of insurance or third party indemnities to the extent a claim has been made thereon and the provider thereof has not objected to the payment of such claim) or for injunctive relief that could reasonably be expected to result in a Material Adverse Effect shall be rendered against any Group Member or any combination thereof and the same shall remain undercharged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Group Member to enforce any such judgment;

(j)     one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of a Group Member securing liabilities in excess of $10,000,000;

(k)     any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Collateral Agent, or shall be asserted by the Borrower or any other Loan Party not to be a valid, perfected, First Priority security interest in or Lien on the Collateral covered thereby (in each case except as a result of the Collateral Agent’s, the Administrative Agent’s or any Lender’s willful misconduct or failure to take any action that was required to be taken by it following the due performance of any related obligation of a Loan Party);

(l)     any Loan Document or any material provisions thereof (including Article VIII of this Agreement) shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m)     there shall have occurred a (i) Change in Control or (ii) default shall be made in the due observance or performance by any Group Member of Section 8.3;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, to the extent permitted by applicable law, anything contained herein or in other Loan Documents to the contrary notwithstanding.

SECTION 8.2. Application of Proceeds. The proceeds received by either of the Agents in respect of any sale of, collection from or other realization upon all or any part of the Collateral, whether pursuant to the exercise by the Collateral Agent of its remedies or otherwise (including any payments received with respect to adequate protection payments or other distributions relating to the Obligations during the pendency of any reorganization or insolvency proceeding) shall be applied, in full or in part, together with any other sums then held by the Agents pursuant to this Agreement, promptly by the Agents pursuant to Section 2.11(d).

In the event than any such proceeds are insufficient to pay in full the items described in this Section 8.2, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 8.3. Sponsor Review Events. Upon the occurrence of a Sponsor Review Event, the Borrower shall immediately notify the Administrative Agent of such Sponsor Review Event and provide any and all information with respect to such Sponsor Review Event as the Administrative Agent or the Lenders shall request. No later than three (3) Business Days after the occurrence of such Sponsor Review Event, the Borrower shall propose modifications to this Agreement and the other Loan Documents (the “Sponsor Review Modifications”) in a manner such that the Sponsor Review Event would not and could not reasonably be expected to have an adverse effect (i) on the creditworthiness of the Group Members or their respective businesses or (ii) on the Administrative Agent or the Lenders (in their respective capacities as such), in each case, as determined by the Administrative Agent and the Lenders in their sole and absolute discretions, and submit such Sponsor Review Modifications to the Administrative Agent and each Lender, to obtain consent with respect thereto. In no event shall such Sponsor Review Modifications constitute a novation of the existing Loans and such Loans shall continue. In the event that (i) the Required Lenders shall, at any time after the earlier of (x) the third Business Day after the occurrence of such Sponsor Review Event and (y) the submission of such Sponsor Review Modifications in accordance with the preceding sentence, indicate that such Sponsor Review Modifications are not satisfactory or that a Review Payment Event (as defined below) has occurred, (ii) the consent of the Required Lenders with respect to such Sponsor Review Modifications is not received within 30 days following the occurrence of such Sponsor Review Event, or (iii) if the Sponsor Review Modifications are not effectuated (to the satisfaction of the Administrative Agent and the Required Lenders) within 60 days after receipt of the consent of Required Lenders with respect to such Sponsor Review Modifications, then a “Review Payment Event” shall be deemed to have occurred. Within ten (10) Business Days following the earlier of (i) the 90th day following the Sponsor Review Event and (ii) the occurrence of a Review Payment Event, the Borrower shall make an offer to each Lender to prepay all of such Lender’s Loans at a price equal to the outstanding principal amount thereof, plus all accrued and unpaid interest thereon. Such offer shall be made pursuant to a written notice (a “Review Offer Notice”) delivered to the Administrative Agent and all Lenders within such ten (10) Business Day period. Such Review Offer Notice shall state that, (i) unless a Lender makes a declaration of its intent not to have its Loans prepaid, or to have its Loans prepaid in part, as provided below, such Loans shall be prepaid in full in an amount equal to the outstanding principal amount thereof (plus any accrued but unpaid interest), (ii) specify the date of prepayment, which shall be no earlier than five (5) Business Days nor later than ten (10) Business Days from the date of delivery of such notice (the “Review Payment Date”) and (iii) specify the date (the “Response Date”) by which such Lender must respond to such Review Offer Notice pursuant to this Section 8.3 in order not to have its Loans prepaid or to have its Loans partially prepaid (which shall not be earlier than five (5) Business Days after the date of delivery of the Review Offer Notice). All Loans of such Lender shall be prepaid in full on the Review Payment Date unless on or prior to the Response Date such Lender delivers to the Borrower written notice (the “Response Notice”) (a) not to prepay such Lender’s Loans or (b) to partially prepay such Lender’s Loans. The Borrower shall prepay in part on the Review Payment Date, in accordance with the applicable Response Notice, each Loan for which a Response Notice has been delivered specifying partial prepayment of such Loans. If on or prior to the Response Date a Lender provides a Response Notice declining prepayment of such Lender’s Loans, the Loans of such Lender shall not be prepaid on the Review Payment Date. Notwithstanding the foregoing, if a Review Payment Event has not occurred on or before the 90th day after the Sponsor Review Event, the Lenders shall be deemed to have waived the requirement that the offer to prepay be made.

ARTICLE IX

THE AGENTS

SECTION 9.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints WTC to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder, under the other Loan Documents and under the Intercreditor Agreements and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.2. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the applicable Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

SECTION 9.3. Exculpatory Provisions. (a) No Agent shall have any duties or obligations to any Lender or any other Person except those expressly set forth herein and in the other Loan Documents and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Agents. Without limiting the generality of the foregoing, no Agent shall:

(i)     be subject to any fiduciary or other implied duties to any Lender or any other Person, regardless of whether any Default or any Event of Default has occurred, and is continuing;

(ii)     have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)     except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the applicable Agent or any of its Affiliates in any capacity.

(b)     No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or where applicable, the Required TLC Lenders for such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct (as determined in a final, non-appealable judgment of a court of competent jurisdiction).

(c)     No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or any Conversion Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, any Conversion Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.4. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the applicable Agent may presume that such condition is satisfactory to such Lender unless the applicable Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

SECTION 9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the applicable Agent hereunder, such Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

SECTION 9.7. Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any Related Party of the foregoing, to pay to the Administrative Agent (or any such sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower or any other Loan Party to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all actual direct liabilities, obligations, losses (other than lost profit), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent) in connection with such capacity in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct; provided, further, that, subject to customary exceptions for actual or potential conflicts, all Indemnified Persons are to use a single general counsel and, to the extent reasonable or customary, a single “specialty counsel” and a single local counsel in each applicable jurisdiction. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.8. Agents in their Individual Capacities. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.9. Successor Agent. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) to the extent no Specified Event of Default is continuing, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) to the extent no Specified Event of Default is continuing appoint a successor Agent meeting the qualifications set forth above provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed and such collateral security is assigned to such successor Collateral Agent) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.10. No Other Duties, etc. Anything herein to the contrary notwithstanding, neither of the Sole Lead Arranger nor the Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent or Lender hereunder. The provisions of this Article IX are solely for the benefit of each of the Agents, Sole Lead Arranger or the Sole Bookrunner and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions nor shall any such provisions constitute a defense available to the Borrower nor any other Loan Party.

SECTION 9.11. Concerning the Loan Documents. Each Lender authorizes and directs the Agents to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by the Agents or Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.1) in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Agents or Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.1) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Amendment and Waivers. (a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Required Consents. Subject to the terms of Sections 10.1(c), (d) and (e), neither this Agreement nor any other Loan Document (other than the Fee Letter) nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Borrower and the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)    increase the Commitment of any Lender without the written consent of such Lender;

(ii)    reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.8(c)), or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement or waiver of a Default or Event of Default shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii)    (A) change the scheduled final maturity of any Loan, (B) postpone the date for any scheduled principal payment (if any) or the date for payment of any interest or fees payable hereunder or (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.8(c)), in any ease, without the written consent of each Lender directly affected thereby;

(iv)    increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)    permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)    release Holdings or any Subsidiary Guarantor that, together with its Subsidiaries, accounted for more than 10% of the Borrower’s Net Operating Income for the then most recently completed consecutive twelve-month period from their Guarantee (except as expressly permitted herein) or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)    except as permitted hereunder, release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender;

(viii)    change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(ix)    alter the manner in which payments are shared, or modify Section 2.11(b), Section 2.11(d) or Section 8.2, in each case, without the written consent of each Lender directly and adversely affected thereby; er-

(x)    change or waive any provision of this Article IX as the same applies to any Agent, or any other provision hereof or any Loan Document as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xi)    amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Specified Hedge Agreements or the definition of “Qualified Counterparty,” “Hedge Agreement,” “Specified Hedge Agreement,” “Obligations,” or “Secured Obligations” in each case in a manner adverse to any Qualified Counterparty with Secured Obligations then outstanding without the written consent of any such Qualified Counterparty; or

(xii)    Voting by Lenders that are holders of Subordinated Loans, including both TLB and TLC, shall be determined pursuant to the provisions of Section 2.18(a) and (b) for all purposes.

(c)    Non-Adverse Modifications. Further, notwithstanding anything to the contrary contained in Section 10.1(b), if the Administrative Agent and the Borrower shall have (i) jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents or (ii) agreed to add a covenant inuring to the benefit of the Lenders, then the Administrative Agent and the Borrower shall be permitted to amend such provision or add such covenant and the resulting amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(d)    Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

TLC Related Matters. Notwithstanding anything to the contrary contained elsewhere in Section 10.1, (i) neither this Agreement nor any other Loan Document (other than the Fee Letter) nor any provision hereof or thereof may be waived, amended, supplemented or modified in any manner that disproportionately and adversely affects Lenders holding TLC in their capacity as such vis-a-vis the TLB, except, in each case, with the written consent of the Borrower and the Required TLC Lenders and (ii) the TLB Lenders shall have no rights under the Conversion Agreement in their capacity as TLB Lenders.

SECTION 10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and each Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Redford Holdco, LLC
c/o Macquarie Securities (USA) Limited 125 West 55th Street New York, NY 10019 Attention: Stephane Azoulay Phone: 212-231-1712 Fax: 212-231-1717

Borrower:	Spirit Finance Corporation 14631 N. Scottsdale Rd., Suite 200 Scottsdale, Arizona 85254 Attention: Chief Financial Officer and Chief Compliance Officer Phone: 480-606-0820 Fax: 480-606-0826

with a copy to:	Kirkland & Ellis LLP Christopher Butler, P.C. 300 N. LaSalle St. Chicago, Illinois 60654 Attention: Christopher Butler, P.C. James H. Sprayragen, P.C. Phone: 312.862.2000 Fax: 312.862.2200

Administrative Agent:	Wilmington Trust Company c/o Wilmington Trust FSB 50 South Sixth Street Suite 1290 Minneapolis, MN 55402 Attention Jeffery Rose Phone 612-217-5630 Fax 612-217-5651

with a copy to:	Loeb & Loeb LLP 345 Park Avenue NY, NY 10154 Attention Walter H. Curchack Phone 212-407-4861 Fax 212-504-8058

Administrative Agent:	Wilmington Trust Company c/o Wilmington Trust FSB 50 South Sixth Street Suite 1290 Minneapolis, MN 55402 Attention Jeffery Rose Phone 612-217-5630 Fax 612-217-5651

with a copy to:	Loeb & Loeb LLP 345 Park Avenue NY, NY 10154 Attention Walter H. Curchack Phone 212-407-4861 Fax 212-504-8058

In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the applicable Agent or as otherwise set forth herein; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the applicable Agent and the applicable Lender. The applicable Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the applicable Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

SECTION 10.5. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower and Guarantors shall pay (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Sole Lead Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or in connection with any amendment, amendment and restatement, modification and waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable fees, expenses, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.5, (B) in preserving and protecting, or attempting to preserve or protect its interests in the Collateral or (C) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)    Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than lost profits and loss in market value of any Equity Interest received by any holder of TLC upon conversion thereof pursuant to exercise of the Conversion Option), claims, damages, liabilities, costs and related reasonable and documented or invoiced out-of-pocket expenses (including the reasonable fees, expenses, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby , (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged Release or threatened Release of Hazardous Materials on, at, under or from any Real Property owned, leased or operated by any Group Member at any time, or any Environmental Claim related in any way to any Group Member, (iv) the Transactions, any financing related to the Transactions, or any transactions related to the foregoing, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party (or any of their Affiliates), and regardless of whether any Indemnitee is a party thereto; provided (i) that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arose solely out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by a Group Member or any affiliates and that is brought by an Indemnitee or any of its Related Parties against another Indemnitee or any of its Related Parties (other than any losses, claims, damages, liabilities or related expenses incurred by an Agent) and (ii) subject to any actual or potential conflict determined in the sole judgment of any Indemnitee, Indemnitees will use a single general counsel and, to the extent reasonable or customary, a single “specialty counsel” and a single local counsel in each applicable jurisdiction.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)    Payments. All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender (other than the SPV Purchaser) may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it and the Note or Notes (if any) held by it) (it being agreed that the TLB and the TLC may be assigned separately to an Eligible Assignee in accordance with the provisions hereof, and each Assignee shall be bound with respect to the terms and conditions hereof applicable thereto, and, in the case of the TLC, shall be bound by the terms and conditions of the Conversion Documents without further action by such Assignee, provided that the Company may require, upon request to such proposed Assignee or such Assignee that such Assignee of the TLC execute and deliver a counterpart of the Conversion Agreement) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), payable by the assigning or assignee Lender as they shall mutually agree; and

(C)    the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire. and inform the Administrative Agent and the Borrower whether TLB or TLC is being assigned;

(D)    any assignment of TLC during the Option Period shall be subject to (x) the Conversion Option and (y) the terms and conditions of the Conversion Agreement;

(E)    any assignment of TLC shall be to an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and the Assignee shall make a representation and warranty that it is an “accredited investor”.

For the purposes of this Section 10.6: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course (a “Fund”) and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender, and “Related Fund” means, with respect to any Fund, another Fund that is administered or managed by the same investment advisor or an affiliate of such investment advisor.

(iii)    Subject to acceptance and recording thereof pursuant to Section 10.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, 2.13, 2.14 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee and the Eligible Assignee’s completed administrative questionnaire and, if applicable, the appropriate tax forms described in Section 2.13(d) (unless the Eligible Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 10.6(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The Borrower shall be entitled to review the Register from time to time, with reasonable prior notice, at reasonable times during normal business hours.

(c)    (i)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this . Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii), (iii), (vi) or (vii) of the proviso to Section 10.1(b) and (2) directly affects such Participant. Subject to Section 10.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b).

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

A Participant shall not be entitled to additional amounts under Section 2.13 to the extent such additional amounts are attributable solely to such Participant’s failure to comply with the requirements of Sections 2.13(d) or (e).

(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge, collaterally assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, collateral assignment or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge, collateral assignment or grant of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f)    Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Loans represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) if is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Loans; and (iii) it will make or invest in its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

SECTION 10.7. Adjustments; Set off. (a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8.1(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by applicable law, each Lender shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, upon the occurrence and continuance of any Event of Default specified in Sections 8.1(g) and (h) or, with the consent of the Administrative Agent, upon the occurrence and continuance of an

Event of Default, to set off and appropriate and apply against the Obligations then due and owing any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Loan Party. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.8. Counterparts; Electronic Execution. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10. Integration. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Sole Lead Arranger and the Administrative Agent represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 10.12. Submission To Jurisdiction; Waivers. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each Loan Party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.2. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.13. Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Acknowledgements. Each Loan Party hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrower and the other Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower, the other Loan Parties and the Lenders.

SECTION 10.16. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in Section 10.16(b) below.

(b)    At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedge Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder, and inchoate indemnity obligations) shall have been paid in full, the Collateral shall automatically be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of each Agent and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    The Administrative Agent and the Collateral Agent shall take such actions as are necessary or reasonably requested to effect each release described in this Section 10.16 in accordance with the relevant provisions of the Security Documents; provided that all costs and expenses of the Collateral Agent with respect to actions taken by the Collateral Agent under this Section 10.16 shall be paid for in full by the Borrower.

SECTION 10.17. Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential (“Non-Public Information”); provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its partners, members, employees, trustees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates who have agreed to keep such information confidential in accordance with the terms of this Section 10.17, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental

Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of breaching the terms of this Section 10.17), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) information that becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party that, to the knowledge of the Administrative Agent, such Lender or such Affiliate, is not subject to a confidentiality agreement with a Group Member with respect to such information; provided that, with respect to any Lender disclosing information pursuant to the preceding clause (d) or (e) that would result in such information becoming publicly available, such Lender agrees to use its commercially reasonable efforts to furnish the Borrower with prior notice of such disclosure and an opportunity to contest such disclosure as long as furnishing such notice and opportunity is practicable and would not result in the Lenders’ violation of the Requirements of Law. In addition, the Agents and the Lenders may disclose the existence of this Agreement and the aggregate amount of the commitments hereunder to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the extensions of credit hereunder; provided that the disclosing Person shall use their commercially reasonable efforts to protect against any Non-Public Information included in such disclosure from becoming public. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

SECTION 10.18. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.

What this means for a Borrower: When a Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

SECTION 10.19. Maximum Amount. (a) It is the intention of the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or other Obligations of the Borrower, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders.

(b)    If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.4 and shall be so applied in accordance with Section 2.11 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

SECTION 10.20. Addendum. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

SECTION 10.21. Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Liens and security interests granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder may be subject to the provisions of the Intercreditor Agreements.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

THE BORROWER:

SPIRIT FINANCE CORPORATION

By:
Name:
Title:

THE GUARANTORS:

REDFORD HOLDCO, LLC

By:
Name:
Title:

SPIRIT FINANCE ACQUISITIONS, LLC

By:
Name:
Title:

SPIRIT POCONO CORPORATION

By:
Name:
Title:

SPIRIT SK ACQUISITION, LLC

By:
Name:
Title:

SPIRIT LIMITED HOLDINGS, LLC

By:
Name:
Title:

SPIRIT PROPERTY HOLDINGS, LLC

By:
Name:
Title:

RETAIL ENDEAVORS GROUP VII, LTD.

By:
Name:
Title:

SPIRIT SPE SK ACQUISITION, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

SPIRIT SPE LOAN HOLDINGS, LLC

By:
Name:
Title:

THE ADMINISTRATIVE AGENT:

WILMINGTON TRUST COMPANY
as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

THE REQUIRED LENDERS

SIGNATURES ON FILE

,
as Lender

By:
Name:
Title:

Annex B

Form of Assignment and Assumption

(see attached)

Document 1

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.     Credit Agreement: the Credit Agreement dated as of August 1, 2007, as amended by that certain First Amendment to Credit Agreement dated as of April 30, 2009, that certain Second Amendment to Credit Agreement dated as of February 12, 2010, that certain Third Amendment to Credit Agreement dated as of June 29, 2011 (as further amended, modified or supplemented from time to time, the “Credit Agreement”), among Spirit Finance Corporation, a Maryland corporation and a real estate investment trust, as borrower (the “Borrower”). Redford Holdco, LLC, a Delaware limited liability company, as a

1 Select as applicable.

guarantor, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Wilmington Trust Company, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties.

4.     Accredited Investor. If the Assignee is purchasing TLC, the Assignee hereby represents and warrants to you that it is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended from time to time.

5.     Conversion Agreement. If the Assignee is purchasing TLC, the Assignee hereby agrees and acknowledges that, effective upon the consummation of an assignment of TLC, such TLC shall be subject to the Conversion Agreement (including the Conversion Option), and such assignment shall not affect or impair the Conversion Agreement (including the Conversion Option) in any respect. Further, if the Assignee is purchasing TLC, the Assignee acknowledges that (i) it has read and understands the terms of the Conversion Agreement, (ii) the representations and warranties set forth in Section 11(c) of the Conversion Agreement are true and correct with respect to Assignee as of the date of such assignment, (iii) the representations and warranties set forth in Section 1 l(c)(ii) of the Conversion Agreement shall be true and correct with respect to Assignee as of the Conversion (assuming Assignee is a holder of TLC at such time) and Assignee shall remake such representations and warranties at such time if Assignee is then a holder of TLC.

5.     Assigned Interest:

Loan/Commitment	Amount of Assigned Loan	Percentage Assigned of Loans[2]
[TLC/TLB]	$[ ]	[ ]%

6.     Effective Date:                                                  , 20    .3

[Signature page follows.]

2 Set forth, to at least 9 decimals, as percentage of the Commitment/Loans of all Lenders thereunder.

3 To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in register

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

Consented to and Accepted: SPIRIT FINANCE CORPORATION, As Borrower[4]

By:
Name:
Title:

WILMINGTON TRUST COMPANY, As Administrative Agent[5]

By:
Name:
Title:

4 Include if required under Section 10.6 of the Credit Agreement.

5 Include if required under Section 10.6 of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party or any of their respective Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party or any of their respective Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2.        Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered under Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.        Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.        General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

Annex C

Legal Opinions

(On file with counsel to the ad hoc committee)